UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMENDMENT NO. 2

EFLO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

    8200

(Primary Standard Industrial Classification Code Number)

 26-3062721

(I.R.S. Employer Identification Number)

333 N. Sam Houston Parkway East, Suite 600
Houston, TX 77060
(281) 260-1034

(Address, including zip code, and telephone number, including area code, of registrant’s  principal executive offices)

Keith Macdonald
333 N. Sam Houston Parkway East, Suite 600
Houston, Texas 77060
(281) 260-1034

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

William T. Hart Hart & Hart, LLC 1624 Washington Street Denver, CO 80203 (303) 839-0061	Walter Van Dorn Denton US, LLP 1221 Avenue of the Americas New York, NY 10020 (212) 768-6985

As soon as practicable after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock (2)			$18,700,000	$
Placement Agent Warrants			100
Common stock (3)			$1,309,000	$
Warrants issuable to Clarion Finance Ltd. PTE			100
Common stock (4)			261,800
TOTAL			20,271,000		$2,611

(1)
Computed in accordance with Rule 457(o).  Based an offering by the Company of $20,000,000 in Canadian dollars, converted into U.S. dollars using the exchange rate for U.S./Canadian dollars on September 10, 2014.

(2)	Shares of common stock offered by the Company.
(3)	Shares issuable upon exercise of Placement Agent Warrants.
(4)  Shares issuable upon exercise of warrants issuable to Clarion Finance PTE Ltd.

  Pursuant to rule 416, this registration statement includes such indeterminate number of additional securities as may be required for issuance as a result of any stock dividends, stock splits or similar transactions.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September __, 2014

EFLO Energy, Inc.

Minimum Offering: Cdn$10,000,000 (● Shares)
Maximum Offering: Cdn$20,000,000 (● Shares)

Cdn$___ per Share

Common Stock

By means of this prospectus, EFLO Energy, Inc. (we, us, our company or EFLO) is offering a minimum of ● shares of common stock and a maximum of ● shares of our common stock at a price of Cdn$● per share for gross proceeds of a minimum of Cdn$10,000,000 and a maximum of Cdn$20,000,000. We have engaged Canaccord Genuity Corp. (the agent) to act as our agent in connection with the sale of shares of our common stock on a "reasonable commercial- best efforts" basis.

Until the Minimum Offering is raised, all funds received will be deposited at _______.  If the Minimum Offering is not sold within 90 days after the date of this prospectus, or the issuance of a final receipt for this prospectus by the Canadian securities regulators, whichever is earlier, an amendment to this prospectus is filed and the Canadian securities regulators have issued a receipt for the amendment, in which case this offering may be continued for an additional 90 days from the date of the receipt of the amendment, all funds received by the agent will be promptly refunded, without interest or deduction for any expenses.  If the Minimum Offering is raised within the time frame specified above (including the allowable __ day extension), the offering will continue until either the first to occur of the following: (i) all shares offered are sold; or (ii) the offering is terminated by the mutual consent of the Company and the agent.

Our common stock is traded on the OTCQB under the symbol "EFLO". On September __, 2014, the closing price (last sale of the day) for one share of our common stock on the OTCQB was $______.

	Price to Public	Agent's Commission (1)	Net Proceeds to Our Company (2)
Per Share	Cdn$●	Cdn$●	Cdn$●
Minimum Offering	Cdn$10,000,000	Cdn$700,000	Cdn$9,300,000
Maximum Offering	Cdn$20,000,000	Cdn$1,400,000	Cdn$18,600,000

An investment in the shares of our common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 18 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

CANACORD GENUITY CORP.

The date of this Prospectus is September __, 2014

Notes:

(1)
Pursuant to the terms and conditions of an agency agreement dated ●, 2014 between us and Canacord Genuity Corp., we have agreed to pay the agent a cash commission of Cdn$● per share, representing 7.0% of the gross proceeds of this offering and issue to the agent a number of broker warrants (the broker warrants) equal to 7.0% of the total number of shares of common stock issued pursuant to this offering. Each broker warrant shall be exercisable for one share of common stock at the offering price per share of common stock under this offering for a period of 24 months from the closing of this offering. We will not pay any cash commission or issue any broker warrants to the agent in respect of any shares of common stock sold to any of our officers, directors or affiliates, identified to the agent prior to closing of this offering. Pacific World Energy Corp., one of our significant stockholders  has indicated its intent to purchase a sufficient number of shares of common stock, after giving effect to any conversion of 2014 Convertible Notes (as defined herein) held by it, to maintain its current percentage ownership in our company. We have agreed to pay Clarion Finance PTE Ltd., an affiliate of Pacific World Energy Corp. a cash financing fee of Cdn$● per share, representing 7.0% of the gross proceeds they remit in connection with this offering and issue to them a number of non-transferable stock purchase warrants equal to 7.0% of the total number of shares of common stock to which they subscribe in this offering. Each such warrant shall be exercisable for one share of common stock at the offering price per share of common stock pursuant to this offering for a period of 24 months from the closing of this offering.

By means of a registration statement, of which this prospectus is a part, we are registering the warrants issuable to Canacord Genuity Corp. and Clarion Finance PTE Ltd., as well as the shares of common stock issuable upon the exercise of these warrants.

(2)	Before deduction of the expenses of this offering, estimated to be approximately Cdn$500,000.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	6
SELLING JURISDICTIONS	6
INDUSTRY AND MARKET DATA	6
MONETARY AMOUNTS	6
EXCHANGE RATE INFORMATION	6
FINANCIAL STATEMENTS	7
GLOSSARY OF OIL AND GAS TERMS	7
CAUTION REGARDING UNITS OF EQUIVALENCY	8
CONVERSION RATIOS	9
PROSPECTUS SUMMARY	10
THE OFFERING	10
FORWARD-LOOKING STATEMENTS	16
RISK FACTORS	18
CORPORATE STRUCTURE	26
DESCRIPTION OF THE BUSINESS	28
OTHER OIL AND GAS INFORMATION	51
OTHER BUSINESS INFORMATION	54
INDUSTRY CONDITIONS	55
USE OF PROCEEDS	59
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	61
DESCRIPTION OF SECURITIES	71
CONSOLIDATED CAPITALIZATION	72
OPTIONS AND OTHER RIGHTS TO PURCHASE SECURITIES	74
PRIOR SALES	75
TRADING PRICE AND VOLUME	76
ESCROWED SECURITIES	75
PRINCIPAL SECURITYHOLDERS	77
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA	79
PLAN OF DISTRIBUTION	79
DIRECTORS AND OFFICERS	82
EXECUTIVE COMPENSATION	85
INDEBTEDNESS OF DIRECTORS AND OFFICERS	95
AUDIT COMMITTEE	95
STATEMENT OF CORPORATE GOVERNANCE PRACTICES	96
WHERE YOU CAN FIND MORE INFORMATION	99
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	100
INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	100
RELATIONSHIP BETWEEN THE COMPANY AND THE AGENT	100
AUDITORS, TRANSFER AGENT AND REGISTRAR	100
LEGAL MATTERS	101

APPENDIX "A" — FINANCIAL STATEMENTS	A-1
APPENDIX "B" — AUDIT COMMITTEE CHARTER	B-1

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and are not entitled to rely on parts of the information contained in this prospectus to the exclusion of others. We have not and the agent has not authorized anyone to provide you with information that is different.  If anyone provides you with different or inconsistent information, you should not rely on it.  This document may only be used where it is legal to sell these securities.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock offered hereunder.  Our business, financial condition, results of operations, and prospects may have changed since the date of this prospectus.

SELLING JURISDICTIONS

Neither we nor the agent are offering to sell common stock in any jurisdictions where the offer or sale is not permitted.  For investors outside of Canada or the United States, neither we nor the agent have done anything that would permit the offering of our common stock or the use or distribution of this prospectus in any jurisdiction where our securities cannot legally be sold or in which action on our part is required for that purpose.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications, or other published independent sources.  Some data is also based on our good faith estimates.  Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information.

MONETARY AMOUNTS

In this prospectus, unless otherwise specified, all monetary amounts are in United States dollars.  Reference to "dollars," or "$", are to United States dollars and reference to “Cdn$”' are to Canadian dollars.

EXCHANGE RATE INFORMATION

We measure and report our financial results in United States dollars.  The following table sets forth, for the periods indicated, the high, low, average, and period-end noon spot rates of exchange for the U.S. dollar, expressed in Canadian dollars per U.S. dollar, based on data published by the Bank of Canada.  Although obtained from sources believed to be reliable, the data is only for informational purposes, and the Bank of Canada does not guarantee that the data is accurate or complete.  No representation is made that the U.S. dollar amounts have been, could have been or could be converted into Canadian dollars at the noon buying rates on such dates or any other dates.

	Nine months ended May 31		Year ended August 31
	2014	2013	2013	2012	2011
	Cdn$	Cdn$	Cdn$	Cdn$	Cdn$
Highest rate during the period	1.1251	1.0371	1.0576	1.0604	1.0520
Lowest rate during the period	1.0237	0.9710	0.9710	0.9752	0.9449
Average noon spot rate during the period(1)	1.0758	1.0022	1.0112	1.0092	0.9892
Rate at the end of the period	1.0867	1.0339	1.0553	0.9863	0.9784

Note:

(1)	Determined by averaging the noon rates on each business day during the respective period.

On August __, 2014, the noon spot rate of exchange published by the Bank of Canada for conversion of United States dollars into Canadian dollars was $1.00 = Cdn$______.

FINANCIAL STATEMENTS

The financial statements included in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and are reported in U.S. dollars.

GLOSSARY OF OIL AND GAS TERMS

The following are definitions of certain terms commonly used in our industry and this prospectus.

AECO. The Alberta natural gas trading price.

AOF. Absolute open flow potential.

bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or liquid hydrocarbons.

Bcf. Billion cubic feet of natural gas.

Bcf/d. Bcf per day.

boe. Barrel of oil equivalent determined using the ratio of one bbl of crude oil, condensate, or natural gas liquids to six Mcf of natural gas.

boe/d. Barrels of oil equivalent per day.

Btu. A British Thermal Unit, or the amount of heat necessary to raise the temperature of one pound of water one degree Fahrenheit.

COGEH.  The Canadian Oil and Gas Evaluation Handbook.

Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

Developed acreage. The number of acres which are allocated or held by producing wells or wells capable of production.

Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole; dry well. A well found to be incapable of producing either oil or gas in sufficient or commercial quantities to justify completion as an oil or gas well.

Exploitation. Ordinarily considered to be a form of development within a known reservoir.

Exploratory well. A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well or a service well.

Field. A defined geographical area consisting of one or more pools.

First Nations.  The aboriginal or native residents of Canada.

GJ. Gigajoules.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Hydraulic fracturing. A process used to stimulate production of hydrocarbons. The process involves the injection of water, sand, and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production.

Lease operating expenses. The expenses of lifting oil or gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, and other expenses incidental to production, but not including lease acquisition or drilling or completion expenses.

Liquids. Describes oil, condensate, and natural gas liquids.

LNG. Liquified natural gas.

Mbbls. Thousand barrels of crude oil or other liquid hydrocarbons.

Mboe. Thousand barrels of oil equivalent determined using the ratio of one bbl of crude oil, condensate, or natural gas liquids to six Mcf of natural gas.

Mcf. Thousand cubic feet of natural gas.

Mcfe. Thousand cubic feet equivalent determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate, or natural gas liquids.

MMboe. One million barrels of oil equivalent determined using the ratio of one bbl of crude oil, condensate, or natural gas liquids to six Mcf of natural gas.

MMBtu. One million British Thermal Units, a common energy measurement.

MMcf. Million cubic feet of natural gas.

Mstb. Thousands of stock tank barrels.

Net acres or net wells. The sum of the fractional working interest owned in gross acres or gross wells expressed in whole numbers and fractions of whole numbers.

Net production. The working interest production less the amount of production attributable to royalty burdens.

NGL. Natural gas liquids.

NI 51-101.  National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities  of the Canadian Securities Administrators.

Productive wells. Producing wells and wells that are capable of production, including injection wells, salt water disposal wells, service wells, and wells that are shut-in.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Undeveloped acreage. Acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or natural gas, regardless of whether such acreage contains proved reserves.

Working interest. An operating interest which gives the owner the right to drill, produce, and conduct operating activities on the property, and to receive a share of production.

Working interest production. The working interest share of production before the impact of royalty burdens.

CAUTION REGARDING UNITS OF EQUIVALENCY

Units of equivalency such as boe (barrel of oil equivalent) or Mcfe (thousand cubic feet of gas equivalent) may be misleading, particularly if used in isolation.  Equivalent volumes are computed with oil and NGL quantities converted to Mcf at a ratio of one bbl to six Mcf, and natural gas converted to barrels at a ratio of six Mcf to one bbl.

A boe conversion ratio of six Mcf of natural gas to one bbl, and a Mcfe conversion ratio of one bbl of crude oil or NGLs to six Mcf of natural gas, is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Although these conversion factors are industry accepted norms, they are not reflective of price or market value differentials between product types.  On June 30, 2014, the AECO gas price was $____ per Mcf and the Edmonton Par oil price was $_____ per bbl.  If a price equivalent conversion ratio was applied based on these prices, the conversion factor would be approximately 1 bbl of oil for every _____ Mcf of natural gas.

CONVERSION RATIOS

The following table sets forth certain standard conversions between Standard Imperial Units and the International System of Units (or metric units).

To convert from	To	Multiply by
Mcf	cubic metres	28.174
bbl	cubic metres (''m3'')	0.159
cubic metres	bbls	6.293
feet	metres	0.305
metres	feet	3.281
miles	kilometers	1.609
kilometres	miles	0.621

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  Because it is a summary, it is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our common stock.  You should carefully read the entire prospectus.  In particular, you should read the sections entitled “'Risk Factors”', “'Forward-looking Statements”, “'Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.  Unless the context otherwise requires, information presented in this prospectus assumes that the agent's over-allotment option to purchase additional shares of our common stock is not exercised.

Unless the context otherwise requires, references in this prospectus to ''we,'' ''us,'' ''our,'' ''our company,'' when used in the present tense or prospectively, those terms refer to EFLO Energy, Inc. and its consolidated subsidiaries.

Unless otherwise indicated or the context otherwise requires, all operating data in this prospectus presented on a per unit basis is calculated based on working interest production volumes.  Certain oil and gas industry terms used in this prospectus are defined in the ''Glossary of Oil and Gas Terms'' section of this prospectus.

THE OFFERING

We have engaged the agent to conduct this offering on a "reasonable commercial efforts" basis.  This offering is being made without a firm commitment by the agent, who has no obligation or commitment to purchase any of the shares of our common stock.  See "Plan of Distribution".

Minimum shares offered:	● shares of our common stock

Maximum shares offered:	● shares of our common stock

Common stock to be outstanding, if minimum offering is sold:(1)	● shares of our common stock

Common stock to be outstanding, if maximum offering is sold:(1)	● shares of our common stock

Offering price per common stock:	Cdn$●

Expected net proceeds, if minimum offering is sold: (2)	Cdn$9,300,000

Expected net proceeds, if maximum offering is sold:(2)	Cdn$18,600,000

Use of proceeds:	We expect to use the proceeds primarily to recomplete and/or rework existing wells on our Kotaneelee, Yukon properties and for general working capital purposes. See "Use of Proceeds".

Termination of offering
The offering is for a minimum of Cdn$10,000,000 (the “Minimum Offering”) and a maximum of Cdn$20,000,000.  Until the Minimum Offering is raised, all funds received will be deposited at _______.  If the Minimum Offering is not sold within 90 days after the date of this prospectus, or the issuance of a final receipt for this prospectus by the Canadian securities regulators, whichever is earlier,  an amendment to this prospectus is filed and the Canadian securities regulators have issued a receipt for the amendment, in which case this offering may be continued for an additional 90 days from the date of the receipt of the amendment, all funds received by the agent will be promptly refunded, without interest or deduction for any expenses.  If the Minimum Offering is raised within the time frame specified above (including the allowable __ day extension), the offering will continue until either the first to occur of the following: (i) all shares offered are sold; or (ii) the offering is terminated by the mutual consent of the Company and the agent

Notes:

(1)	On an undiluted basis and prior to giving effect to any shares of common stock issued under the over-allotment option. See "Consolidated Capitalization".

(2)	Before deducting expenses of this offering, estimated to be approximately Cdn$500,000.

Our Business

We are a development stage company incorporated in the State of Nevada on July 22, 2008, and we are engaged in the acquisition, exploration and development of oil and gas properties primarily in the Yukon Territory, Canada.

During the period from July 18, 2012 through October 17, 2012, we acquired working interests totaling 53.65% (including a 100% working interest in one shut in gas well) in the Kotaneelee Gas Project (KGP) located in the Yukon Territory in Canada.  We believe the KGP has significant conventional and shale gas potential and is supported by an environment of growing investment in gas processing and export in the Pacific Northwest.

Our acquisition of an initial working interest of 22.989% (including a 69.337% working interest in one shut in gas well) in the KGP, was completed on July 18, 2012, with an effective date of July 1, 2012.  Since that date, we have been responsible for the operations of the KGP and have recognized our portion of its related net revenues and costs as an increase to the unamortized cost pool related to our unproven interests while economic viability is being evaluated.

During March 2011, we initiated oil and gas operations by entry into the Eagleford Agreement which provided for our acquisition of a net working interest, ranging from 21.25% to 42.5%, in a 2,629 acre oil and gas lease, insofar as that lease covers from the surface to the base of the San Miguel formation (the San Miguel Lease).  The San Miguel Lease is located in Zavala County, Texas, and has no current production or reserves.

Prior to our initial working interest acquisition in the KGP, we had generated no revenues and had no reserves.  Following our acquisition of the KGP we have generated limited revenue which reduced the unamortized cost pool related to our unproven interests while economic viability is being evaluated.

See "Description of the Business" for more information.

Business Strategy

We are a Yukon-focused natural gas and energy company engaged in the exploration for, and the acquisition, development and production of, natural gas reserves in the Liard Basin and the development of energy alternatives for the Yukon and Northwest Canada.  With the completion of two recent acquisitions at Kotaneelee, we have positioned ourself in a significant natural gas resource play with significant gas in place, contiguous undeveloped land, an underutilized plant infrastructure, pipeline connection to the North American markets, operatorship and a solid drilling inventory.  Our business plan is to recommence gas production on our properties and leverage the cost advantage provided by existing infrastructure.  We plan to use our proven expertise and experience to increase shareholder value by monetizing our primary exploration and development acreage.

Our long-term exploration plan for Kotaneelee involves the exploitation of conventional and shale gas reserves and resources and increasing our undeveloped land position around our Liard basin foothold.  We will seek to maximize our working interest ownership in the project and will attempt to manage our risk profile by seeking a strategic partner to assist in funding and developing the Kotaneelee asset.  We intend to evaluate gas market sales alternatives including the development of a modular LNG project to supply LNG to the Yukon and other areas of Northwest Canada.  We also intend to investigate options to sell gas to Asian markets by moving gas through proposed west coast LNG facilities.

Corporate Information

Our principal executive offices are located at 333 North Sam Houston Parkway East, Suite 410, Houston Texas, and our telephone number is (281) 260-1034.  Our website is www.efloenergy.com.  Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider  such information to be part of this prospectus.

The following chart reflects our organizational structure as of the date of this prospectus:

Notes:

(1)
In connection with our acquisition of the entire right and interest (generally a working interest of 30.664%) in the KGP from Nahanni Energy Inc., we issued to Canada Southern Petroleum #1 L.P., a subsidiary of Nahanni Energy Inc., an aggregate of 1,614,767 exchangeable shares of 1693730 Alberta Ltd.  The exchangeable shares are exchangeable for shares of our common stock on a one for one basis, and are non-voting.  See "Description of Securities - Exchangeable Shares".

(2)	Our subsidiary 1693731 Alberta Ltd. has no assets and exists solely to facilitate the exchange of exchangeable shares of our subsidiary 1693730 Alberta Ltd. for shares of our common stock.
(3)	Title to our initial 22.989% working interest in the KGP, acquired on July 18, 2012, is held in the name of our wholly-owned Canadian subsidiary EFLO Energy Yukon Ltd.
(4)	Title to the additional 30.664% working interest in the KGP, acquired on October 17, 2012, is held in the name of our indirect wholly-owned Canadian subsidiary 1700665 Alberta Ltd.

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Position Held with our Company
Henry Aldorf	Chairman of the Board of Directors
Keith Macdonald	Chief Executive Officer, Secretary and Director
Robert Wesolek	Chief Financial Officer and Director
H. Wayne Hamal	Chief Operating Officer
James Hutton	Director
Eric Prim	Director
James Ebeling	Director

See "Directors and Officers".

Share Capital

We are authorized to issue 150,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share.  Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders including the election of directors.  See "Description of Securities".

Selected Financial Information

The following table sets out selected financial information as at and for the periods indicated.  Investors should read the selected financial information in conjunction with our management's discussion and analysis under ''Management's Discussion and Analysis of Financial Condition and Results of Operations and our audited and unaudited financial statements and the accompanying notes included in this prospectus.

	As at and for the nine months ended May 31, 2014	As at and for the year ended August 31, 2013
Statements of Operations
Operating Expenses	(2,757,062)	(5,212,548)
Other Income (Expense)	(341,585)	11,794,774
Net Income (Loss), after taxes	(3,098,647)	3,802,377

Balance Sheets
Oil and Gas Properties, unproven	49,833,036	48,897,972
Total Assets	52,782,657	51,542,311
Current Liabilities	6,033,465	3,197,627
Noncurrent Liabilities	20,363,738	19,846,599
Total Liabilities	26,397,194	23,044,226
Total Stockholders’ Equity	26,385,463	28,498,085

Risk Factors

An investment in our common stock involves a number of very significant risks.  You should carefully consider the information set out under "Risk Factors" and other information in this prospectus before purchasing shares of our common stock.  The risks we face include the following:

●
there may be ongoing doubt about our ability to continue as a going concern.  We require substantial capital to develop our properties, conduct operations, engage in acquisition activities, and commence production. If we are unable to obtain, on satisfactory terms, financiing necessary to execute our operating strategy, you could lose your entire investment in our common stock;

●	our pursuit of natural resource properties may fail and/or exploration activities may not be commercially successful, which could lead us to abandon our plans to develop properties;

●	we have negative cash flow from operating activities;

●	prices and markets for natural gas, NGL, LNG and oil are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business;

●	the oil and natural gas industry is highly competitive, and there is no assurance that we will be successful in acquiring leases, equipment and personnel;

●	oil and gas exploration is not an exact science and involves a high degree of risk;

●	First Nations have claimed aboriginal title and rights in portions of Canada which, if found to be applicable to our land, could complicate, or delay our operations;

●	the marketability of our production is dependent upon transportation and processing facilities over which we may have no control;

●	our business will suffer if we cannot obtain or maintain necessary licenses or if there is a defect in the chain of title;

●
our reserves are estimates and depend on many assumptions.  Any material inaccuracies in these assumptions could cause the quantity and/or value of our actual oil and natural gas reserves, and our revenue, profitability, and cash flow, to be materially different from our estimates;

●	one of our strategies for the sale of our natural gas production is dependent upon the development of west coast LNG projects;

●	we may not realize the anticipated benefits of acquisitions and dispositions;

●	we may not effectively manage the growth necessary to execute our business plan;

●	lower oil, natural gas, and NGL prices and other factors in the future may result in write-downs and other impairments of our asset carrying values;

●	environmental risks may result in delays, claims or additional costs which could adversely affect our business;

●	losses and liabilities arising from uninsured or under-insured hazards could have a material adverse effect on our business;

●	amendments to current laws and regulations governing our proposed operations could have a material adverse impact on our proposed business;

●	penalties we may incur could impair our business;

●	strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations;

●
our failure to replace any oil and gas  reserves could result in a material decline in our reserves, which could have a material adverse effect on our business, financial condition, cash flows, and results of operations;

●	fluctuations in currency exchange rates could have a material adverse impact on our operations;

●	Our articles of incorporation limit the liabilities of our officers and directors to us and our stockholders;

●	the loss of certain key management employees could have a material adverse effect on our business;

●	there are potential conflicts of interest between our company and some of our directors and officers;

●	the price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation;

●	if we obtain additional financing through the sale of additional equity in our company, the issuance of additional shares of common stock will result in dilution to our existing stockholders;

●	substantial sales or other issuances of our common stock, or the perception that such sales might occur, could depress the market price of our common stock;

●	our directors and officers own or control a significant percentage of our outstanding voting shares, which may adversely affect the voting influence of other shareholders; and

●	we do not expect to pay dividends in the foreseeable future.

Please read this prospectus carefully.  You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information set forth in the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements.  These statements relate to future events or our future performance.  All statements other than statements of historical fact are forward-looking statements.  The use of any of the words "anticipate", "plan", "contemplate", "continue", "estimate", "expect", "intend", "propose", "might", "may", "will", "shall", "project", "should", "could", "would", "believe", "predict", "forecast", "pursue", "potential" and "capable" and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements.  No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this prospectus should not be unduly relied upon.  These statements speak only as of the date of this prospectus.  In addition, this prospectus may contain forward-looking statements and forward-looking information attributed to third party industry sources.

In particular, this prospectus contains forward-looking statements pertaining to the following:

●	the offering price and the completion, size and timing of this offering;
●	the potential exercise of the over-allotment option;
●	the net proceeds of this offering and the use of the net proceeds of this offering;
●	our growth strategy, including our intent to acquire additional interests in the KGP;
●	supply and demand fundamentals for crude oil and natural gas;
●	our expectations regarding commodity prices and costs;
●	expectations with respect to future opportunities;
●	expectations with respect to future cash flow from operations, net debt and other financial results;
●	our capital expenditure programs and future capital requirements;
●	the estimated quantity and value of our proved, probable and possible reserves;
●
our belief that analogous information with respect to the potential resources of the Liard Basin obtained from third party sources such as Apache Corporation, Lone Pine Resources Inc. and Paramount Resources Ltd. may be indicative of the resources associated with our properties;

●	our estimates of future interest and foreign exchange rates;
●	the cash available for the funding of capital expenditures;
●	the timing of commencement of certain of our operations on the KGP;
●	expectations regarding the timeframe at which we may begin paying income taxes;
●	our access to adequate pipeline capacity;
●	our access to third-party infrastructure;
●	our 2014 expected capital expenditures;
●	industry conditions pertaining to the oil and gas industry;
●	our plans for, and results of, exploration and development activities;
●	our plans to investigate gas market sales alternatives, including modular LNG in the Yukon and Northwest Canada;
●	our treatment under governmental regulatory regimes and tax laws;
●	our future general and administrative expenses;
●	our access to capital and overall strategy, development and drilling plans for the KGP;
●	expectations on how we will manage exploration, production and marketing risks;
●	our plans to seek a strategic partner to assist in developing and funding the KGP; and
●	the compensation which we expect to pay to our executive officers and directors in 2014 and thereafter.

With respect to forward-looking statements and forward-looking information contained in this prospectus, assumptions have been made regarding, among other things:

●	future crude oil, NGL and natural gas prices;
●	our ability to obtain qualified staff and equipment in a timely and cost–efficient manner;
●
the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which we conduct our business and any other jurisdictions in which we may conduct our business in the future;

●	our ability to market production of oil, natural gas and LNG successfully to customers;
●	our future production levels;
●	the applicability of technologies for recovery and production of our reserves;
●	the recoverability of our reserves;
●	future capital expenditures;
●	future cash flows from production meeting the expectations stated in this prospectus;
●	future sources of funding for our capital program;
●	future debt levels;
●	geological and engineering estimates in respect of our reserves;
●	the geography of the areas in which we are conducting exploration and development activities;
●	the intentions of the board of directors with respect to the executive compensation plans and corporate governance programs described herein;
●	the impact of competition on us; and
●	our ability to obtain financing on acceptable terms.

Actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and included elsewhere in this prospectus, including:

●	operating and capital costs;
●	our status and stage of development;
●	general economic, market and business conditions;
●	volatility in market prices for crude oil and natural gas and hedging activities related thereto;
●	risks related to the exploration, development and production of oil and natural gas reserves and resources;
●	current global financial conditions, including fluctuations in interest rates, foreign exchange rates and stock;
●	risks related to the timing of completion of our projects;
●	competition for, among other things, capital, the acquisition of reserves and resources and skilled personnel;
●	operational hazards;
●	actions by governmental authorities, including changes in government regulation and taxation, including permanent prohibitions relating to hydraulic fracturing;
●	environmental risks and hazards;
●	risks inherent in the exploration, development and production of oil and natural gas which may create liabilities to our company in excess of our insurance coverage;
●	failure to accurately estimate abandonment and reclamation costs;
●	failure of third parties' reviews, reports and projections to be accurate;
●	the availability of capital on acceptable terms;
●	political risks;
●	changes to royalty or tax regimes;
●	our failure or the failure of the holders of certain licenses or leases to meet specific requirements of such licenses or leases;
●	claims made in respect of our properties or assets; and
●	aboriginal claims;

●	unforeseen title defects;
●	risks arising from future acquisition activities;
●	hedging strategies;
●	potential conflicts of interest;
●	the potential for management estimates and assumptions to be inaccurate;
●	risks associated with establishing and maintaining systems of internal controls;
●	risks related to the reliance on historical financial information;
●	additional indebtedness;
●	volatility in the market price of the shares of our common stock;
●	the absence of an existing Canadian public market for our shares of common stock;
●	the effect that the issuance of additional securities by our company could have on the market price of our shares of common stock;
●	failure to engage or retain key personnel;
●	potential losses which would stem from any disruptions in production, including work stoppages or other labor difficulties, or disruptions in the transportation network on which we are reliant;
●	uncertainties inherent in estimating quantities of oil and natural gas reserves;
●	failure to acquire or develop replacement reserves;
●	geological, technical, drilling and processing problems, including the availability of equipment and access to properties;
●	failure by counterparties to make payments or perform their operational or other obligations to our company in compliance with the terms of contractual arrangements between us and such counterparties;
●	discretion in the use of proceeds of this offering; and
●	the other factors discussed under "Risk Factors".

In addition, information and statements in this prospectus relating to "reserves" are deemed to be forward-looking information and statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated, and that the reserves described can be profitably produced in the future.  Readers are cautioned that the foregoing list of risk factors should not be construed as exhaustive.

The forward-looking statements included in this prospectus are expressly qualified by this cautionary statement and are made as of the date of this prospectus.  We do not undertake any obligation to publicly update or revise any forward-looking statements except as required by applicable securities laws.

RISK FACTORS

An investment in our common stock involves a number of very significant risks.  You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our common stock.  Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks.  You could lose all or part of your investment due to any of these risks.  You should invest in our common stock only if you can afford to lose your entire investment.

Risks Associated With Our Business

There may be ongoing doubt about our ability to continue as a going concern.  We require substantial capital to develop our properties, conduct operations, engage in acquisition activities, and commence production. If we are unable to obtain, on satisfactory terms, financing necessary to execute our operating strategy, you could lose your entire investment in our company.

We require substantial capital to develop our properties, conduct exploration, development, and production operations, engage in acquisition activities, and commence production.

Under the Joint Operating Agreement (JOA) and the Construction, Ownership & Operating Agreement (CO&O) governing our Kotaneelee properties, in the event any one or more of the interest owners elect not to participate in our planned exploration and development activities at Kotaneelee, we may be required to fund or seek funding for the entire costs of such activities rather than solely our proportionate interest.  See "Description of the Business - The Kotaneelee Gas Project - KGP Governing Agreements".

We may need to access the private or public equity or debt capital markets or complete asset sales to fund such activities.  If we are unable to obtain additional equity or debt financing in the private or public capital markets or access alternative sources of funds, we may be required to reduce the level of our planned capital expenditures and may lack the capital necessary to replace our reserves or commence production.

Our future revenues, cash flows, and spending levels are subject to a number of factors, including commodity prices, the level of production from existing and future wells, and our success in developing and or recompleting existing wells and successfully drilling new wells.

Our ability to access the private and public equity and debt markets and complete future asset realization transactions is also dependent upon primarily natural gas and NGL prices, and to a lesser extent oil prices in addition to a number of other factors, some of which are outside our control.  These factors include, among others:

●	the value and performance of our equity securities;

●	domestic and global economic conditions; and

●	conditions in the domestic and global financial markets.

Due to these factors, we cannot be certain that funding, if needed, will be available to the extent required, or on acceptable terms.  If we are unable to access funding when needed on acceptable terms, we may not be able to implement our business plans fully, take advantage of business opportunities, respond to competitive pressures, or refinance our debt obligations as they come due, any of which could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Our pursuit of natural resource properties may fail, and/or our exploration activities may not be commercially successful, which could lead us to abandon our plans to develop properties.

Our long-term success depends on our ability to discover commercially recoverable quantities of resources on our properties and develop them into commercially viable operations. Resource exploration and development is highly speculative in nature, involves many risks and is frequently non-productive.  These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor.  The success of exploration and development is determined in part by the following factors: (i) the identification of potential resources; (ii) availability of government-granted exploration permits and well licenses; (iii) the quality of management and geological and technical expertise; and (iv) the capital available for exploration.

We have negative cash flow from operating activities

We had negative operating cash flow from operating activities for the year ended August 31, 2013 and for the nine months ended May 31, 2014.  Lack of cash flow from our operating activities could impede our ability to raise capital through debt or equity financing to the extent required to fund our business operations.  If we do not generate sufficient cash flow from our operating activities we will remain dependent upon external financing sources.  If we raise additional funds by issuing equity securities, dilution to the holders of shares of our common stock may result. There can be no assurance that such sources of financing will be available on acceptable terms or at all.

Prices and markets for natural gas, NGL, LNG and oil are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business.

Our revenues and earnings, if any, will be highly sensitive to the price of natural gas and LNG in the longer term and, to a lesser extent, oil and NGLs.  Prices for natural gas, LNG, NGL and oil are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control.  These factors include, without limitation, governmental fixing, pegging, controls or any combination of these and other factors, changes in domestic, international, political, social and economic environments, worldwide economic uncertainty, the availability and cost of funds for exploration and production, the actions of the Organization of Petroleum Exporting Countries, governmental regulations, political stability in the Middle East and elsewhere, war, or the threat of war, in oil producing regions, the foreign supply of oil, the price of foreign imports and the availability of alternate fuel sources.  Significant changes in long-term price outlooks for these commodities could have a material adverse effect on any future revenues as well as the value of our licenses or other assets.

The oil and natural gas industry is highly competitive, and there is no assurance that we will be successful in acquiring leases, equipment and personnel.

The oil and natural gas industry is intensely competitive.  Although we do not compete with other oil and gas companies for the sale of any oil and gas that we may produce, as there is sufficient demand in the world market for these products, we compete with numerous individuals and companies for desirable oil and natural gas leases, suitable properties for drilling operations and necessary drilling equipment, access to pipelines and other transportation infrastructure, qualified personnel and access to capital.  Many of these individuals and companies with whom we compete have substantially greater technical, financial and operational resources and staff than we have.  If we cannot compete for personnel, equipment and oil and gas properties, our business could be harmed.

Oil and gas exploration is not an exact science and involves a high degree of risk.

Our primary exploration risk lies in the drilling of dry holes, failing to successfully recomplete existing wells, or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit.  Hazards, such as unusual or unexpected formation pressures, down hole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented.  In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs.  Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.  Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling.  Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs.  While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk.  In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay our investment in the well.

First Nations have claimed aboriginal title and rights in portions of Canada, which if found to be applicable to our land, could complicate, or delay our operations.

First Nations peoples have claimed aboriginal title and rights in portions of Canada.  We are not aware that any claims have been made against us with respect to our properties and assets; however, if a claim arose and was successful, it could prevent or delay exploration, increase costs and/or cause us to forego exploration opportunities and therefore such claim may have a material adverse effect on our business, financial condition, cash flows, and results of operations.  Our operations may be delayed or interrupted to the extent that they are deemed to encroach on the traditional rights of aboriginal people to hunt, trap, or otherwise have access to natural resources or lands.

The marketability of our production is dependent upon transportation and processing facilities over which we may have no control.

The marketability of our production depends in part upon the availability, proximity, and capacity of pipelines, natural gas gathering systems, and processing facilities.  Any significant change in market factors affecting these infrastructure facilities, as well as delays in the construction of new infrastructure facilities, could harm our business.  Any oil, natural gas or NGLs that we may produce will be delivered through gathering facilities that we do not own or operate.  As a result, we are subject to the risk that these facilities may be temporarily unavailable due to mechanical reasons or market conditions, or may not be available to us in the future.  If we experience interruptions or loss of pipelines or access to gathering systems that impact a substantial amount of our production, it could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Our business will suffer if we cannot obtain or maintain necessary licenses or if there is a defect in the chain of title.

Our operations require that we obtain and maintain licenses and permits from various governmental authorities.  Our ability to obtain, maintain or renew such licenses and permits on acceptable terms is subject to extensive regulation and to changes, from time-to-time, in those regulations.  Also, the decision to grant or renew a license or permit is frequently subject to the discretion of the applicable government.  If we cannot obtain, maintain, extend or renew these licenses or permits our business could be harmed.

Also, although internal title reviews have been conducted on our existing properties, we have not engaged third party or legal title reviews.  As a result, such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat our claim which could result from the loss of title and a reduction of the revenue received, if any.  Also, adverse claims of third parties, if successful, may result in the recognition of net profit interests or working interest with respect to all or a portion of our interest in the KGP.  The recognition of any such claims could also result in a reduction in the potential revenue derived from our operation of the KGP.

Our reserves are estimates and depend on many assumptions.  Any material inaccuracies in these assumptions could cause the quantity and/or value of our actual oil and natural gas reserves, and our revenue, profitability, and cash flow, to be materially different from our estimates.

There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their values.  The reserves, if any, we report in our filings with the SEC or in Canada are estimates, and such estimates may prove to be inaccurate.  Reservoir engineering is a subjective and inexact process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner.  Estimates of economically recoverable crude oil and natural gas reserves depend upon a number of variable factors, such as historical production from the area compared with production from other producing areas and assumptions concerning effects of regulations by governmental agencies, future crude oil and natural gas prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs.  Some or all of these assumptions may in fact vary considerably from actual results.  For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows prepared by different engineers or by the same engineers but at different times may vary substantially.  Accordingly, reserve estimates may be subject to downward or upward adjustment.  Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

The oil and gas reserve information and the related future net revenues information contained in this prospectus represent only estimates, which were evaluated by Deloitte LLP, an independent qualified reserves evaluator.  Estimating quantities of oil and gas reserves is a subjective, complex process and depends on a number of variable factors and assumptions.  To prepare estimates of economically recoverable oil and gas reserves and future net cash flows, we:

●	analyze historical production from the area and compare it to production rates from other producing areas;

●	analyze available technical data, including geological, geophysical, production, and engineering data, the extent, quality, and reliability of which can vary; and

●
make various economic assumptions, including assumptions about oil, natural gas, and NGL prices, drilling, operating, and production costs, severance and excise taxes, capital expenditures, work over and remedial costs, and the availability of funds.

As a result, these estimates are inherently imprecise.  Ultimately, actual production, revenues, taxes, expenses, and expenditures relating to our reserves will vary from our estimates.  Any significant inaccuracies in our assumptions or changes in operating conditions could cause the estimated quantities and net present value of the reserves contained in this prospectus to be significantly different from the actual quantities and net present value of our reserves.  In addition, we may adjust our estimates of proved reserves to reflect production history, actual results, prevailing commodity prices, and other factors, many of which are beyond our control.

Further, you should not assume that any present value of future net cash flows from our estimated proved and probable reserves contained in this prospectus represents the market value of our estimated proved and probable reserves.  At August 31, 2014, all of our estimated reserves (by volume) were undeveloped.  Recovery of undeveloped reserves generally requires significant capital expenditures and successful drilling operations.  Our reserve estimates include the assumption that we will make significant capital expenditures to develop these undeveloped reserves, and the actual costs, development schedule, and results associated with these properties may not be as estimated.

One of our strategies for the sale of our natural gas production is dependent upon the development of westcoast LNG projects.

One of our potential gas market sales strategies is dependent upon the development of westcoast LNG facilities.  Although various westcoast LNG projects have been proposed and are in various stages of approval and/or development, these projects are capital intensive and are subject to a number of risks and uncertainties including but not limited to: the approval, development and construction of supply pipelines to deliver natural gas to these facilities; the negotiation of definitive supply contracts with LNG customers; the availability of capital to construct the LNG facilities; the supply and demand for LNG in Asian and other markets; the inability to secure required governmental approvals, including but not limited to environmental approvals; First Nations claims; risks of third party injunction to delay or prevent such developments; the availability of skilled labour; and the effect of currency fluctuations on the economic viability of such projects.

Should the development or construction of proposed LNG projects and their associated supply pipelines be delayed or prevented, we will be required to pursue other strategies for natural gas sales, which may constrain the potential prices we may receive for our production, and which may have a material adverse effect on our financial results.

We may not realize the anticipated benefits of acquisitions and dispositions.

We will consider acquisitions and dispositions of certain petroleum or natural gas assets in the ordinary course of business, including the acquisition of additional interests in the KGP.  We may not be successful in completing such acquisitions or dispositions, including any acquisition of additional interests in the KGP.

Achieving the benefits of acquisitions depends on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner and our ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with our operations. The integration of acquired businesses may require substantial management effort, time and resources diverting our focus from other strategic opportunities and operational matters. We may also enter into other industry related activities or new geographical areas or acquire different energy-related assets that may result in unexpected or significantly increased risk to us, which could materially adversely affect our business and financial condition. Additionally, we will continually assess the value and contribution of the various properties and assets which we own. In this regard, certain assets may be periodically disposed of so we can focus our efforts and resources more efficiently. Depending on the state of the market for such assets, certain of our assets, if disposed of, may realize less than what the market may expect for such disposition or their carrying value on our financial statements.

We may not effectively manage the growth necessary to execute our business plan.

The growth anticipated by our business plan will place significant strain on our current personnel, systems and resources.  We expect that we will be required to hire more qualified employees to help us manage any growth effectively.  We believe that we will also be required to improve our management, technical, information and accounting systems, controls and procedures.  We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems to support our desired growth.  If we fail to manage our anticipated growth effectively, our business could be adversely affected.

Lower oil, natural gas, and NGL prices and other factors have resulted, and in the future may result in write-downs and other impairments of our asset carrying values.

We use the full cost method of accounting under U.S. GAAP to report our oil and gas operations.  Under this method, we capitalize the cost to acquire, explore for, and develop oil and gas properties.  Under full cost accounting rules, the net capitalized costs of proved oil and gas properties may not exceed a "ceiling limit," which is based upon the present value of estimated future net cash flows from proved reserves (calculated in accordance with SEC rules and regulations and corresponding U.S. accounting standards), discounted at 10%.  If net capitalized costs of proved oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings.  This is called a "ceiling test write-down." Under the accounting rules, once we begin reclassifying our oil and gas assets from unproved to proved, we will be required to perform a ceiling test each quarter.  A ceiling test write-down would not impact cash flow from operating activities, but it would reduce our stockholders’ equity.

We also assess investments in unproved properties, including capitalized interest costs, periodically to ascertain whether impairment has occurred.  The cost of unproved properties, which costs are individually significant are assessed individually by considering the primary lease terms of the properties, the holding period of the properties, and geographic and geologic data obtained relating to the properties.  The amount of impairment assessed, if any, is added to the costs to be amortized.  If an impairment of unproved properties results in a reclassification to proved oil and gas properties, the amount by which the ceiling limit exceeds the capitalized costs of proved oil and gas properties would be reduced.

The risk that we will be required to write-down the carrying value of our oil and gas properties, our unproved properties, or goodwill increases when oil, natural gas, and NGL prices are low.  In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves or our unproved property values, or if estimated future development costs increase.

Environmental risks may result in delays, claims or additional costs which could adversely affect our business.

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of laws and regulations.  Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations.  The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities.  Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material.  The application of environmental laws to our business may cause us to curtail our production or increase the costs of any production, development or exploration activities.

Future environmental regulation may also encompass a prohibition or moratorium on the use of certain exploration techniques, including hydraulic fracturing.  The implementation of any such prohibition or moratorium would have a material adverse effect on our business, financial condition and results.

Losses and liabilities arising from uninsured or under-insured hazards could have a material adverse effect on our business.

If we develop and exploit oil and gas reserves, those operations will be subject to the customary hazards of recovering, transporting and processing hydrocarbons, such as fires, explosions, and gas leaks, migration of harmful substances, blowouts and oil spills.  An accident or error arising from these hazards might result in the loss of equipment or life, as well as injury, property damage or other liability.  We cannot assure investors that we will obtain insurance on reasonable terms or that any insurance we may obtain will be sufficient to cover any such accident or error.  Our operations could be interrupted by natural disasters or other events beyond our control.  Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our business, financial condition and results of operations.

Amendments to current laws and regulations governing our proposed operations could have a material adverse impact on our proposed business.

We are subject to substantial regulation relating to the exploration for, and the development, marketing, pricing, taxation, and transportation of, oil and gas.  Amendments to current laws and regulations governing operations and activities of oil and gas exploration and extraction operations could have a material adverse impact on our proposed business.  In addition, we cannot assure investors that income tax laws, royalty regulations and government incentive programs related to the oil and gas industry generally or to us specifically will not be changed in a manner which may adversely affect us and cause delays or require us to abandon our projects.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights or licenses, and may affect the value of our assets.  We may also be required to take corrective actions, such as installing additional equipment, which could require substantial capital expenditures.  We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them.  As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to discover reserves, to initiate or participate in drilling opportunities and to identify and enter into commercial arrangements depends on developing and maintaining close working relationships with industry participants and government officials and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.  We may not be able to establish these strategic relationships or, if established, we may not be able to maintain them.  In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to undertake in order to fulfill our obligations to these partners or maintain our relationships.  If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Our failure to replace our reserves could result in a material decline in our reserves, which could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

In general, our reserves decline when oil and natural gas is produced, unless we are able to conduct successful exploitation, exploration, and development activities, or acquire additional properties containing proved reserves, or both.  Our future performance, therefore, is dependent upon our ability to find, develop, and acquire additional reserves that are economically recoverable.  Exploring for, developing, or acquiring reserves is capital intensive and uncertain.  We may not be able to economically find, develop, or acquire additional reserves, or may not be able to make the necessary capital investments if our cash flows from operations decline or external sources of capital become limited or unavailable.  We cannot assure you that our future exploitation, exploration, development, and acquisition activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

Fluctuations in currency exchange rates could have a material adverse impact on our operations.

As we are a United States company and a majority of our properties and intended operations will be located in Canada, fluctuations in the U.S. dollar/Canadian dollar exchange rate may cause a negative impact on revenues and costs.  These types of fluctuations could have a material adverse impact on our operations.  In particular, any oil and natural gas product sales will be denominated in the currency of the nation where the product is produced, as are operating and capital costs incurred.  However, many of our other general and administrative costs and expenses will be denominated in U.S. dollars. We may from time to time manage a portion of our exposure to exchange rate fluctuations through hedging arrangements, however, there is no assurance that such arrangements, if undertaken, will be successful.

Our articles of incorporation limit the liabilities of our officers and directors to us and our stockholders.

Our articles of incorporation contain a provision limiting the liability of our officers and directors for their acts or failures to act, except for acts involving intentional misconduct, fraud or a knowing violation of law.  This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to our company.

The loss of certain key management personnel could have a material adverse effect on our business.

The nature of our business, to perform technical exploration and development, depends, in large part, on our ability to attract and maintain qualified key personnel.  Competition for such personnel is intense, and we cannot assure you that we will be able to attract and retain them.  Our development now and in the future will depend on the efforts of our current executive officers.  The loss of any of these key people could have a material adverse effect on our business.  We do not currently maintain key-man life insurance on any of our key personnel.

There are potential conflicts of interest between our company and some of our directors and officers.

Some of our directors and/or officers are also directors and/or officers of other companies. As of the date of this prospectus and to the knowledge of our directors and officers, there are no existing conflicts of interest between our company and any of these individuals but situations may arise where other companies where directors and/or officers of our company may be in competition with our company.  Any conflicts of interest will be subject to and governed by the law applicable to directors' and officers' conflicts of interest.  In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict is required to abstain from any discussion and voting for or against the approval of such participation or such terms.  As a result, our board of directors will be deprived of that person's experience and expertise, which could adversely affect the outcome.

Risks Associated with Our Common Stock

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, or other business developments, such as oil or gas discoveries;

●	adoption of new accounting standards affecting our industry;

●	additions or departures of key personnel;

●	sales of our common stock or other securities in the open market;

●	conditions or trends in our industry;

●	changes in business, legal or regulatory conditions, or other developments affecting the oil and gas industry; and

●	other events or factors, many of which are beyond our control.

If we obtain additional financing through the sale of additional equity in our company, the issuance of additional shares of common stock will result in dilution to our existing stockholders.

We are authorized to issue 150,000,000 shares of common stock, and, as of the date of this prospectus, 19,841,735 shares of our common stock were issued and outstanding.  Our board of directors has the authority to issue additional shares of common stock up to the authorized capital without the consent of any of our stockholders.  Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future.  The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock.  If we do issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all other stockholders.  Further, any such issuance may result in a change of control of our company.

Substantial sales or other issuances of our common stock, or the perception that such sales might occur, could depress the market price of our common stock.

We cannot predict whether future issuances of shares of common stock or resales in the open market will decrease the market price of shares of our common stock.  The impact of any such issuances or resales of shares of our common stock on our market price may be increased as a result of the fact that shares of our common stock is thinly, or infrequently, traded.  The exercise of any options or the vesting of any restricted stock that we may grant to directors, executive officers and other employees in the future, the issuance of shares of our common stock in connection with acquisitions and other issuances of shares of our common stock could have an adverse effect on the market price of shares of our common stock.  In addition, future issuances of shares of our common stock may be dilutive to existing shareholders.  Any sales or other issuances of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could lower the market price of shares of our common stock.

Our directors and executive officers own a significant percentage of our outstanding common stock.

In the aggregate, our directors and executive officers own approximately 12.46% of our outstanding common stock, and they have the right to exercise options and warrants that would permit them to acquire, in the aggregate, up to approximately an additional 4.44% of our common stock.  In addition, certain of our directors and executive officers are also directors and/or executive officers of our two principal securityholders, Holloman Value Holdings, LLC and Pacific World Energy Corp., or their affiliates. As a result, our directors and executive officers as a group may be able to delay, defer or prevent any potential change in control of our company, and they may be able to strongly influence the actions of our board of directors even if they were to cease being our directors and control the outcome of actions brought to our stockholders for approval.  Such a high level of ownership may adversely affect the voting and other rights of other stockholders.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.  Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all.  We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common stock.

CORPORATE STRUCTURE

We were incorporated in Nevada on July 22, 2008 as “EFL Overseas, Inc.”.

We are a development stage company engaged in the acquisition, exploration and development of oil and gas properties in the United States and Canada.

On April 28, 2010, shareholders owning a majority of our outstanding shares approved a 20 for 1 forward split of our common stock. The stock split was based on market conditions and upon a determination by our board of directors that the stock split was in our best interests and in the best interests of our shareholders. The amendment to our Articles of Incorporation pertaining to the forward stock split was filed with the Nevada Secretary of State on May 3, 2010. The forward stock split became effective on the OTC Bulletin Board on June 30, 2010.

On March 1, 2013, our shareholders approved amendments to our Articles of Incorporation to: (a) change our name to "EFLO Energy, Inc."; and (b) changing our authorized capital to 150,000,000 shares of common stock and 10,000,000 shares of preferred stock.

On September ●, 2014, we amended our bylaws to conform with the requirements of the TSX Venture Exchange. We amended our bylaws to provide similar protections to our shareholders as are found in Canadian corporate statutes, including a requirement for holding an annual shareholder meeting, a shareholder right to dissent on proposed fundamental changes, a prohibition on the issuance of shares for consideration in the form of promissory notes, a requirement that the common stock be issued for fair market value and a provision for recourse against our board of directors if shares are issued for less than fair market value, and a requirement that all directors have the same voting rights at meetings of directors. We also amended our bylaws to provide that the foregoing protections may only be amended with the approval of a majority of shares voted at a meeting of shareholders called to consider such an amendment.  These protections are only applicable while we are listed on a national stock exchange in Canada.

Our principal executive offices are located at 333 North Sam Houston Parkway East, Suite 410, Houston, Texas 77060. Our offices are provided by Holloman Corporation, our largest shareholder. We maintain a registered office for service in the State of Nevada, located at 112 North Curry Street, Carson City, Nevada  89703.

The following chart reflects our organizational structure as of the date of this prospectus:

Notes:

(1)
In connection with our acquisition of the entire right and interest (generally a working interest of 30.664%) in the KGP from Nahanni Energy Inc., we issued to Canada Southern Petroleum #1 L.P., a subsidiary of Nahanni Energy Inc., an aggregate of 1,614,767 exchangeable shares of 1693730 Alberta Ltd. The exchangeable shares are exchangeable for shares of our common stock on a one for one basis, and are non-voting. See "Description of Securities - Exchangeable Shares".

(2)	Our subsidiary 1693731 Alberta Ltd. has no assets and exists solely to facilitate the exchange of exchangeable shares of our subsidiary 1693730 Alberta Ltd. for shares of our common stock.
(3)	Title to our initial 22.989% working interest in the KGP, acquired on July 18, 2012, is held in the name of our wholly-owned Canadian subsidiary EFLO Energy Yukon Ltd.
(4)	Title to the additional 30.664% working interest in the KGP, acquired on October 17, 2012, is held in the name of our indirect wholly-owned Canadian subsidiary 1700665 Alberta Ltd.

DESCRIPTION OF THE BUSINESS

Business of our Company

We are a development stage company engaged in the acquisition, exploration and development of oil and gas properties in the United States and Canada. Under U.S. GAAP we have only one reportable operating segment which focuses upon our development of the Kotanalee Gas Project, or KGP.

During March 2011, we initiated oil and gas operations by entry into the Eagleford Agreement which provided for our acquisition of a net working interest, ranging from 21.25% to 42.5%, in the San Miguel Lease.  The San Miguel Lease is located in Zavala County, Texas. Our investment in the San Miguel Lease has been fully impaired, and we have no current production or reserves relating to that investment.

During the period from July 18, 2012 through October 17, 2012, we acquired working interests totaling 53.65% (including a 100% working interest in one shut in gas well) in the KGP located in the Yukon Territory in Canada. We believe the KGP has significant conventional and shale gas potential and is supported by an environment of growing investment in gas processing and export in the Pacific Northwest.

We completed our acquisition of an initial working interest of 22.989% (including a 69.337% working interest in one shut in gas well) in the KGP on July 18, 2012, with an effective date of July 1, 2012. Since that date, we have been responsible for the operations of the KGP and have recognized our portion of its related net revenues and costs as an increase to the unamortized cost pool related to our unproven interests while economic viability is being evaluated.

Prior to acquiring our initial working interest acquisition in the KGP, we had generated no revenues.

Business Strategy

We are a Yukon-focused natural gas and energy company engaged in the exploration for and the acquisition, development and production of natural gas reserves in the Liard Basin and the development of energy alternatives for the Yukon and Northwest Canada.  With the completion of two recent acquisitions at Kotaneelee, we have positioned ourself in a significant natural gas resource play with significant gas in place, contiguous undeveloped land, an underutilized plant infrastructure, pipeline connection to the North American markets, operatorship and a solid drilling inventory.  Our business plan is to recommence gas production on our properties and leverage the cost advantage provided by existing infrastructure.  We plan to use our proven expertise and experience to increase shareholder value by monetizing our primary exploration and development acreage.

Our long-term exploration plan for Kotaneelee involves the exploitation of conventional and shale gas resources and increasing our undeveloped land position around our Liard basin foothold.  We will seek to maximize our working interest ownership in the project and will attempt to manage our risk profile by seeking a strategic partner to assist in funding and developing the Kotaneelee asset.  We intend to evaluate gas market sales alternatives including the development of a modular LNG project to supply LNG to the Yukon and other areas of Northwest Canada.  We also intend to investigate options to sell gas to Asian markets by moving gas through the proposed westcoast LNG facilities.

The Liard Basin

The Liard Basin, a Western Canadian sedimentary basin, extends across the border between northeast British Columbia and the southeastern-most corner of the Yukon. It is located west of the Horn River Basin, between the Rocky Mountains to the south and the Mackenzie and Franklin Mountains to the north.

The Liard Basin in the Yukon Territory contains portions of three fields that are all on trend: Beaver River Field, Kotaneelee Field and Pointed Mountain Field. The Kotaneelee field is currently the only field with in place infrastructure capable of production in the Yukon Territory. These three fields all produced from the Nahanni formation which is a naturally fractured Devonian carbonate section.  The Nahanni formation at Kotaneelee has produced over 230 Bcf of gas out of three wells of which two of these wells had calculated AOF's of 200 to 430 Mcf/d.  We believe that there are remaining volumes of gas in the Nahanni reservoir at Kotaneelee and plan to exploit these resources are part of our business plan.

The following map displays these three known natural gas fields in British Columbia, Yukon and Northwest Territories portions of the Liard Basin, including the location of the Kotaneelee properties.

In addition to these coavenhonal reservoirs, geologic work in British Columbia and the Northwest Territories portions of the Liard Basin has helped confirm the potential for shale gas on the Yukon side. The shale sequences seen in the Liard in southeast Yukon, and more specifically underlying Kotaneelee, are geologically continuous across the Liard and Horn River Basins in northeast British Columbia. A 2012 study performed by the Yukon Geological Survey concluded that the Yukon Liard Basin has good prospects for shales.

Apache Corporation (Apache) announced in a news release dated June 14, 2012 that their tests in the northern British Columbia portion of the Liard Basin suggest a resource estimate of 48 Tcf of natural gas across the 430,000 acres held by Apache.  Apache drilled two vertical wells and one horizontal well that encountered continuous gas filled porosity in the shales, with net pay thickness of 400 to 1,000 feet.  An Apache horizontal well was completed with a six stage fracture stimulation placed on production in February 2011 with initial production rates of 21 MMcf/d.  As indicated by Apache, the well has produced 5.3 Bcf gas through October 2013.  Apache has licensed six new locations in January 2014.  Apache indicated that its resource estimate was based on recent drilling, test results and earlier well control points.

Lone Pine Resources Inc. (Lone Pine) announced in press release dated May 6, 2013 that the National Energy Board (NEB) granted Lone Pine a Commercial Discovery Declaration (CDD) for natural gas in the Upper and Lower Besa River Shale intervals at a property located at Pointed Mountain, to the north of the KGP.  Lone Pine owns 100% operated working interest in 52,202 acres in the Liard basin and has had the leases extended for 21 years.  In the third and fourth quarters of 2011 Lone Pine re-entered and recompleted an existing vertical well to test two over-pressured uphole shale formations. The well provided sweet gas flow rate data that supports deliverability of 12 MMcf/d from a multi-fractured horizontal completion.  In granting the CDD, the NEB concluded that "it is reasonable that all of Lone Pine's 66 sections are developable by the use of hydraulic fracturing".

Paramount Resources Ltd. (Paramount) announced in a news release dated March 7, 2013 that it had drilled and completed its first horizontal well in the Liard Basin.  The well was drilled to approximately 3,400 meters vertical depth with a horizontal bore of approximately 1,200 meters and was completed with a 10-stage fracture stimulation in the Besa River formation in early March 2013.  Over the 69 hour of metered gas flow, rates ranged from 5 MMcf/d to 14 MMcf/d on cleanup. Paramount has since drilled one additional well and has announced that it has three wells planned for 2014.

Nexen/CNOOC is also active in the Liard Basin and in its public submissions to the National Energy Board in November 2013 with respect to the Aurora LNG project has indicated that it considers the Liard Basin to contain high-potential shale gas opportunities.  Nexen/CNOOC also indicated that it is in the initial planning and exploratory stages of development, with one lease-earning well drilled and completed in 2013 and additional well prepared and spudded at the time of the NEB submissions.

The foregoing information concerning resource estimates, historical production estimates and activities in the Liard Basin in general, as such information concerns any one or more of Apache, Lone Pine or Paramount, as applicable, is included in this prospectus as analogous information under NI 51-101. However, as we are unable to confirm whether this analogous information was prepared by an independent qualified reserves evaluator or auditor or is in accordance with the COGEH, we caution that such information should not be relied upon as though the information was prepared by an independent or qualified reserves evaluator or auditor or is COGEH compliant. Nevertheless, we believe that this information may be indicative of the geology, resources levels and potential productive capacity applicable to our properties.

The following map details recent drilling activity in the Liard Basin.

The following map and associated cross section illustrate the continuity of the Upper Black Shale, Middle Shale and Lower Black Mudstone that are prevalent at Kotaneelee, across the Liard basin and into the Horn River Basin to the east.

Map: Cross-section of Devonian Besa River Shale fields in the Liard and Horn River Basins

The shales noted in the above cross-section are present across all the existing Kotaneelee wells, Total Organic Content has been confirmed by lab and log calculations and the thicknesses appear consistent throughout the field.  In addition, the Lower Black Mudstone indicates very high silica content which is preferable for potential fracture stimulation.  In management's view, these factors along with the heavy activity by other operators drilling in the Liard Basin indicate that EFLO and the Kotaneelee field are strategically positioned for the exploitation and development of a large scale shale gas project.

The following Nahanni formation structure map and simplified cross section depicts management's current views as to potential flank well locations and targeted formations on the KGP.

~3,500 m
~3,000 m
Flett - Conventional
Shale
Nahanni - Conventional (234 BCF recovered)
Arnica - Conventional

Regional Devonian Besa River Shale Stratigraphic Section

The lower Devonian shale is made up of three units that are well defined at Kotaneelee.  Stratigraphically they are part of the Besa River Shale that is lower Mississippian to Devonian in age in the Foothills Fold and Thrust Belt and the western part of the Liard Basin.  They outcrop to the west of Beaver River.  Further to the east the lower Devonian shale is less distinct but generally recognized as the Upper Black Shale (UBS), Middle Shale (MS) and the Lower Black Mudstone (LBM).  As illustrated in the cross section above, Kotaneelee has all three intervals present and the parameters of these shale intervals appear analogous to the shales being developed in the region.

Geology of Liard Basin

The Liard Basin is also a sub-basin of the Western Canadian Sedimentary Basin system, covering a large part of extreme northeast British Columbia, the extreme southeast corner of the Yukon Territory, and southeast Northwest Territories under the Southern Mackenzie Plain. The area includes the physiographic Liard Plateau and portions of the southern Mackenzie and Franklin Mountains.

The Liard Plateau lies on the northwestern side of the Liard Basin. Structurally, this is a northern continuation of the fold and thrust belt of the Rocky Mountain Foothills in Alberta and British Columbia. Stratigraphically, it is contiguous with the Liard Basin and the Horn River Basin.

The Liard Plateau extends from the South Nahanni River to the north, approximately 80 miles north of Kotaneelee, to the Liard River in northeastern British Columbia, approximately 50 miles to the south of Kotaneelee. The plateau is bounded to the west by the Liard Plains and the Hyland Plateau in the interior Yukon and British Columbia, at a longitude of 126 degrees West, approximately 80 miles to the west. The Disturbed Belt, overlying the Kotaneelee gas field, is the eastern rim of the Liard Plateau.

The stratigraphy of the Liard Plateau can be divided into four main sequences, listed from oldest to youngest:

1.	Early to Middle Devonian Carbonates

These rocks outcrop in the Mackenzie Mountains to the north of the Liard Plateau. They are the principal reservoir rocks in the subsurface under the Liard Plateau.

2.	Middle Devonian to Lower Mississippian Shales (Besa River Shales)

These organic-rich shales form the source rocks for the generation of hydrocarbons in the Liard Plateau (and Mackenzie Mountains), and also to the southeast in the Liard Basin and Horn River Basin. Erosion of anticlines can expose these rocks at the surface.  These shales have been produced in the Horn River Basin and are currently being developed in the Liard Basin.

3.	Lower Mississippian to Permian shales, sandstones, cherts and minor limestones

Prominent as ridge forming sandstones; surficial mapping of these rocks outline the prominent shallow anticlines. The sandstones, cherts and limestones can form secondary hydrocarbon targets, especially in the interior plans and less so in the Liard Plateau.

4.	Middle Triassic to Lower Cretaceous Sandstones and Shales

These rocks occur in the cores of eroded anticlines. Like the prior sequences, surficial mapping of these rocks identifies the edges of the prominent shallow anticlines.

The proved, probable and potential hydrocarbon-bearing target formations at the Kotaneelee gas field in south-eastern Yukon Territory comprise formations of Middle Devonian to Upper Mississippian age. These are:

●	Middle Devonian Manetoe dolomite facies in the Nahanni, Arnica and Headless Formations - the principal conventional gas target that has been developed at KGP.

●	Middle Devonian "Lower Black Mudstone" (informal designation of Horn River Formation mudstones and shales) - the lower principal unconventional gas target.

●	Upper Devonian "Middle Shale", a newly identified mudstone unit in the Fort Simpson Formation - the middle unconventional gas target.

●	Upper Devonian to Basal Mississippian "Upper Black Shale" (informal designation of Exshaw Formation shales) - the uppermost principal unconventional gas target.

●	Middle Mississippian Prophet Formation (Flett formation) - the lower secondary gas target.

●	Upper Mississippian basal sand member of the Mattson Formation - the upper secondary gas target.

The Arnica and Nahanni sections in the Kotaneelee wells are approximately 1,300 feet and 700 feet in thickness, respectively.  The total thickness of all three shales are approximately 1,500 feet at Kotaneelee. The Flett formation is also present in all the Kotaneelee wells and ranges in thickness from 790 feet to 2,200 feet across the field. Both the Flett and Arnica formations have tested positive for natural gas on drill stem tests.

The following diagram presents a stratigraphic cross-section of the Devonian-Mississippian formations in northeast British Columbia and southeast Yukon.

Source: Ross and Bustin (2008).

Monetization Options for Western Canadian Gas

Marketing Natural Gas in North American Using the Integrated Gas Network

The lower 48 U.S. states and Western Canada form an integrated gas network that effectively makes it a single gas market. Gas producers in Western Canada have the strategic option to transport gas for sale from Fort Nelson in British Columbia into various markets to take advantage of price arbitrage opportunities. The potential regional gas markets include:

●	Alberta;

●	Eastern Canada and Northeast United States;

●	Midwest United States;

●	Pacific Northwest and California; and

●	British Columbia interior and Pacific Northwest.

The following map displays the current major Canada-U.S. export and import natural gas pipelines which directly or indirectly provide access to North American markets for Kotaneelee natural gas.

Source: Office of the Federal Coordinator, Alaska Natural Gas Transportation Projects. May 2011.

As reported by the National Energy Board, Canada exports over half of its natural gas production to the United States via an intricate and integrated network of gas pipelines. At near-peak levels in 2007, Canada exported 3.8 Tcf to the  U.S. In 2012, Canada exported to the U.S.  3.2 Tcf, or 8.4 Bcf/d.

TransCanada Corporation (TransCanada) operates the largest network of natural gas pipelines in North America, including thirteen major pipeline systems and approximately 37,000 miles of gas pipelines in operation. Within Canada, TransCanada Pipeline operates a 25,600-mile network that includes the 10.6 Bcf/d Alberta System and the 7.2 Bcf/d Canadian Mainline.

Spectra Energy Corp. operates a 3,540-mile, 2.2 Bcf/d pipeline system connecting western Canadian gas supply regions with markets in the U.S. and Canada. Spectra Energy also operates the Maritimes and Northeast Pipeline linking eastern Canadian supplies with consumers in the eastern United States.

Finally, the Alliance Pipeline, a 2,311-mile pipeline system, is a significant source of natural gas for the U.S. Midwest region that delivers 4.6 Bcf/d to both Canadian and U.S. markets.

Modular LNG

The Yukon hosts significant gold, silver, copper and diamond deposits.  The associated mining operations depicted in the map below generally fuel their activities through diesel-fueled electrical generation facilities.

In the view of management, the use of diesel to fuel the electricity generation needs of Yukon mining projects is relatively expensive when compared to the anticipated costs of electricity being generated by natural gas fueled facilities utilizing modular Yukon-sourced natural gas.  The potential exists for such LNG sales to provide cost savings to mining operations, while remaining priced at a premium to other gas sale alternatives.  We plan to carry out feasibility studies to investigate the potential of developing a modular LNG project to supply LNG to the Yukon and other areas of north western Canada.  As depicted below, the project would involve a LNG processing being constructed in or close to the Yukon, LNG transportation by truck using existing roads and infrastructure, and low-pressure insulated storage tanks located at the end-user's location.  To date, the Yukon government has been supportive of converting existing mining operations to dual fuel power generation.

Sale of LNG to Asia

Situated on the west coast of Canada, British Columbia offers an advantageous location for shipping LNG to Asian power markets where higher priced, oil-indexed contracts offer opportunities for price arbitrage. From Kitimat, LNG exporters can access the most important Asian LNG markets: Japan, South Korea, and China/Taiwan. Travel time for an LNG vessel from Kitimat to Tokyo requires 10 days, compared to 16 days from Qatar to Tokyo.

The following map illustrates possible export routes for Kitimat LNG.

Source:  Kitimat LNG.

As described in the table below, numerous different natural gas liquefaction facilities have been proposed to export LNG from British Columbia in Western Canada, and from Oregon in the United States, to markets in Asia.

Project Name	Companies	Location	Capacity mtpa	Capacity Bcf/d	Export Status
Kitimat LNG	Chevron Canada Limited-Apache Corporation	Kitimat, BC	10.0	1.3	Approved
BC LNG	Alta Gas/ Idemitsu / Haisla Nation	Kitimat, BC	1.8	0.2	Approved
LNG Canada	Shell / Kogas / Mitsubishi/ Petrochina	Kitimat, BC	24.0	3.2	Approved
Pacific Northwest LNG	Petronas / Progress Energy / Sinopec /JAPEX/ Indian Oil / Ptroleum Brunei	Prince Rupert, BC	20.3	2.7	Approved
Prince Rupert LNG	BG Group / CNOOC	Prince Rupert, BC	21.0	2.9	Approved
Kitimat Floating LNG	Teekay / BAML	Kitimat, BC	0.6	0.1	Proposed
WCC LNG Ltd. (WCC)	Exxon/Imperial	Kitimat/Prince Rupert	30.0	4.0	Approved
Aurora LNG	CNOOC / Ipex, JGC	Grassy Point, BC	24.0	3.0	Approved
Kitsault Energy Ltd.	Kitsault Energy	Prince Rupert, BC	20.0	2.6	Proposed
Oregon LNG	Leucadia National	Warrenton, Oregon	9.0	1.3	Approved
Jordan Cove LNG LP	Veresen	Coos Bay, Oregon	9.0	1.6	Approved
Triton LNG LP	AltaGas/Idemitsu/Haisla Nation	TBD	2.3	0.32	Approved
Canada Stewart	Canada Stewart Energy	Stewart, BC	30.0	4.0	Proposed
Woodfiber LNG	Woodfiber LNG, Singapore	Squamish, BC	2.1	0.33	Approved

The planned Kitimat LNG project received an injection of capital and management expertise with Chevron Canada Limited's (Chevron) acquisition of a 50% interest in the plant and pipeline in December 2012. Chevron will be the operator for the LNG facility and planned Pacific Trail Pipeline. The Pacific Trail Pipeline will provide a direct connection between the Spectra Energy Transmission pipeline system and the Kitimat LNG terminal for the transportation of natural gas from Western Canada. The proposed 463 km 42-inch pipeline would have approximately 1.3 Bcf/d through-put capacity from Summit Lake to Kitimat.  This project received the first LNG export license from the National Energy Board (NEB) in 2011.

BC LNG, initially a joint project between LNG Partners and the Haisla First Nations, has experienced financial distress recently and is insolvent.  AltaGas and partner Idemitsu Kosan Co. Ltd have announced that they have presented a proposal to the courts and creditors. Phase 1 would take 90 MMcf/d of existing capacity on the Pacific Northern Gas pipeline (owned by AltaGas) providing the ability to start delivering LNG exports by 2016-17 timeframe. The Haisla First Nations, a joint partner in the Douglas channel scheme, would develop a separate project with Golar LNG.

LNG Canada has partnered with TransCanada Corporation (TransCanada) to design, build, and operate the proposed Coastal GasLink Project, a pipeline that would transport natural gas from the Montney gas-producing regions near Dawson Creek, British Columbia to the LNG Canada liquefied natural gas facility near Kitimat.  The proposed 700 km large diameter pipeline would have a capacity in excess of 1.7 Bcf/d.

Petronas and Progress Energy Canada Ltd. have partnered with TransCanada to build a pipeline from northeast British Columbia to the proposed Pacific Northwest LNG facility in Prince Rupert. The proposed pipeline would have a capacity of 1.2 to 2.0 Bcf/d. Sinopec has agreed to partner for a 15% interest and has agreed to offtake 1.8 million tonnes per annum (mtpa) which represents a prorata 15% of the LNG facilities production, for a minimum of 20 years. Pacific Northwest LNG has also signed a binding agreement with Petronas for purchase of an additional 3.0 mtpa for 20 years sourced primarily from Petronas. Prior thereto additional interests were sold to Japex Montney Ltd. (10%); PetroleumBrunei (3%) and Indian Oil Corporation (10%) and each of these partners will offtake a volume of LNG prorate to their upstream and downstream interests in the project.

BG Group in partnership with Spectra Energy proposes to build a pipeline to service BG Group's potential LNG export facility in Prince Rupert. A CNOOC subsidiary recently entered into a partnership agreement with the BG Group, however, no terms have been disclosed. The proposed pipeline will be approximately 850 km in length and will have a 36 to 48-inch pipe diameter.  The system will be capable of transporting 4.2 Bcf/d from Cyprus in northeast British Columbia to Ridley Island near Prince Rupert.

WCC has made an application for a license to export up to 30 mtpa of LNG having a natural gas equivalent of 1.5 Bcf/d for a term of 25 years.  The LNG terminal will be located on the west coast of British Columbia and prospective sites are currently being evaluated in the vicinity of Kitimat and Prince Rupert.

Aurora LNG is seeking permission from the NEB to export up to 24 million tonnes of LNG per annum or 3 Bcf/d over 25 years.  It plans for an initial two train facility with total capacity of 12 mtpa with potential to expand to four processing units.

Canada Stewart Energy Corp. is proposing a project at Stewart, BC. Initial capacity of 5 mtpa would be handled from a floating  LNG facility and the balance of 25 mpta would be handled from a land based facility. The project would require a strategic relationship with a third party pipeline company.

Woodfibre LNG, which is based in Singapore, has received approval to export 2.1 mtpa requiring gas supply of 330 MMcf/d. It has acquired the Squamish, BC site from Western Forest Products which operated as a pulp mill until 2006. There is an existing pipeline connection with FortisBC which needs to be expanded, existing hydro connection with BC Hydro and existing deep water port.

Kitimat has access to the preexisting Pacific Northwest Gas pipeline network, but its 0.1 Bcf/d capacity is insufficient to meet the required amount proposed by all the new terminals.  Therefore, the development and construction of natural gas pipelines with sufficient capacity to service anticipated natural gas supply to proposed Kitimat LNG facilities is a key risk in the development of the LNG export market for Liard Basin natural gas.

Oregon Pipeline, a company affiliated with Oregon LNG, is proposing an 85 mile pipeline connecting their LNG terminal with the Williams Northwest pipeline in Woodland, Washington.  On January 13, 2014 Oregon LNG filed an application with the National Energy Board to export gas from Canada to the United States to provide feed gas for their facility.  The application is for up to 1.3 Bcf/d for a period of 25 years and was recently approved. It has also received approval to export LNG from the United States.

The Jordan Cove project proposes the Pacific Connector Gas Pipeline which would transport up to 1Bcf/d of gas 230 miles from an interconnect in Main, Oregon to its terminal in Coos Bay, Oregon.  In September of 2013 Veresen filed an application with the NEB requesting  an export volume of 1.55 Bcf/d for 25 years to supply feedstock and approval was granted by the NEB in December 2013. The project has also received approval to export LNG from the United States.

Enbridge Western Access has acquired a parcel of land at Grassy Point near Prince Rupert.  This land is adjacent to parcels that have been acquired from the Province of British Columbia by CNOOC/Nexen and Woodside based in Australia.

Northern Gateway Pipelines plans to build a 1,177 km pipeline from Alberta to Kitimat to access new oil markets in the Pacific Rim. The Kitimat marine terminal will have two ship births and 19 storage tanks for oil and condensate and would expect 220 ship calls per annum.  The west line would be 36-inch diameter and have capacity of 525,000 bbls/d and the east flowing line would be 20-inch diameter with capacity for 193,000 bbls/d of condensate.

The Kotaneelee Gas Project

Working Interest Acquisitions

The KGP covers 30,542 gross acres in the Yukon Territory in Canada, and includes; a gas dehydration plant (capacity: 70 MMcf/d), one shut in gas well, one water disposal well (capacity: 6,000 bbl/d), and two suspended gas wells.  The KGP has a fully developed gas gathering, sales and delivery infrastructure, airstrip, roads, flarestack, storage tanks, barge dock and a 24 person permanent camp facility.  The KGP gas dehydration plant has a processing capacity of 70 MMcf/d, outlet gas compression of 1,200 psig and is tied-in to a 24-inch gas sales line to a gas processing plant in Fort Nelson, British Columbia.  The Fort Nelson plant is owned and operated by Spectra Energy and connected to the North American gas grid with a delivery capacity of approximately 1 Bcf/d.

On July 18, 2012, we completed the acquisition of Devon Canada's (Devon) entire right and interest (generally a working interest of 22.989%, with a working interest of 69.337% in one shut in gas well) in the KGP.  As consideration for Devon's working interest in the KGP (the Devon Assets), we paid approximately US$23,298,000.  The consideration was comprised of US$290,000 in cash, 7,250,000 shares of our common stock valued at US$15,950,000, and the absorption of approximately US$7,058,000 in asset retirement obligations.

On October 17, 2012, we completed the acquisition of the entire right and interest of Nahanni Energy Inc. (Nahanni) (generally a working interest of 30.664%) in the KGP (the Nahanni Assets) which, in addition to the 69.337% working interest acquired from Devon on July 18, 2012, provided us with a 100% interest in one shut in gas well in the KGP. The acquisition of the Nahanni Assets was completed through our acquisition of 1700665 Alberta Ltd., a wholly-owned indirect subsidiary of Nahanni formed solely to hold the Nahanni Assets and complete the transaction.  Other than acquiring the Nahanni Assets, immediately prior to closing, 1700665 Alberta Ltd. had no assets or operating history.

As consideration for the Nahanni Assets, we paid Nahanni approximately $13,761,000.  The consideration was comprised of approximately $133,000 in cash ($398,550 offset by $265,950 paid in connection with the acquisition of the Devon Assets in settlement of certain Nahanni indebtedness), 1,614,767 shares of our subsidiary, 1693730 Alberta Ltd., which are exchangeable, under certain terms and circumstances, for 1,614,767 shares of our common stock valued at approximately $4,191,000, and the absorption of approximately $9,437,000 in asset retirement obligations. The number of shares issued by our subsidiary was calculated by dividing the fair value of the exchangeable shares by the volume weighted average trading price of our stock for the ten trading days prior to closing.

Operating statements for each of the Devon Assets and the Nahanni Assets are attached to Appendix "A" of this prospectus.

As a result of our purchase of the Devon Assets and Nahanni Assets, we now generally own a 53.65% working interest in the KGP, including a 100% working interest in one gas well which has been shut-in while economic viability is being evaluated.

After giving effect to these acquisitions, the current voting interest allocations in the KGP are described in the table below:

Voting Interest Holder	Working Interest

EFLO Energy, Inc. and affiliates	53.65%
Apache Canada Ltd.	31.95%
Imperial Oil Resources	10.4%
Exxon Mobil Properties Canada	1.3%
Talisman Energy Canada	2.7%

We intend to pursue the acquisition of additional interests in the KGP.

During the tenure of Nahanni's prior ownership of the Nahanni Assets, Nahanni entered into an agreement with a third party in consideration of certain funding obligations (which were in part never performed by the  third party) to earn potential net profits interests in a portion of the Nahanni Assets.  We are of the view that the foregoing agreement potentially resulted in a 20% net profit interest applicable to a maximum of 250 Mcf/d of production in certain of the Nahanni Assets payable to the third party.  In addition, the third party has previously alleged that the agreement between the third party and Nahanni resulted in a further 20% net profits interest, convertible into a working interest, in certain of the Nahanni Assets.  We have disputed this assertion on several bases, including that any potential arrangement between the third party and Nahanni, even if valid, (a) did not necessarily attach to the relevant properties and is personal between Nahanni and the third party; (b) pertains at most to Nahanni's former working interest in six potential wells included in the Nahanni Assets; and (c) even if valid, the third party is responsible for accrued and unpaid operating costs to date.  See "Risk Factors" – Our business will suffer if we cannot obtain or maintain necessary licenses or if there is a defect in the chain of title.

We record assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions are expensed as incurred.  We use relevant market assumptions to determine fair value and allocate purchase price, such as future commodity pricing for purchased hydrocarbons, market multiples for similar transactions and replacement value for certain equipment.  Many of the assumptions are unobservable. Our preliminary assessment of the fair value of the Nahanni Assets and the Devon Assets resulted in a valuation of $25,526,554 and $22,103,530, respectively. As a result of our purchase price allocation, we recognized a gain on bargain purchase of $11,766,787 on the Nahanni Assets. The gain on bargain purchase was primarily attributable to the strategic nature of the divestiture by the motivated seller, coupled with a confluence of certain favorable economic trends in the industry and the geographic region in which the Nahanni Assets are located. The excess of the consideration paid over the estimated fair value of the Devon Assets was $1,194,365. We have recorded this amount as goodwill.

	Fair Value of Assets Acquired
	Nahanni Assets ($)	Devon Assets ($)	Total ($)
Asset Description
Unproven Properties
Unproved leasehold costs	14,548,787	13,827,001	28,375,788
Plant and equipment	8,594,362	6,484,001	15,078,363
Gathering systems	2,383,405	1,788,001	4,171,406
Vehicles	-	4,527	4,527
	25,526,554	22,103,530	47,630,084
Goodwill	-	1,194,365	1,194,365
Total Assets acquired - KGP	25,526,554	23,297,895	48,824,449

KGP Governing Agreements

Joint Operating Agreement

We or our affiliates are party to a Joint Operating Agreement originally dated as of May 28, 1959, as amended, originally among Canada Southern Petroleum Ltd., Magellan Petroleum Corporation, Oil Investments, Inc., Home Oil Company Limited, Kern County Land Company, Alminex Limited, United Oils Limited and Signal Oil and Gas Company (the "JOA"), which governs the operating and joint venture accounting procedures relating to the KGP.

We have been appointed to act as the interim manager operator (the "Manager Operator") for the other joint operators under the JOA. Pursuant to the terms of the JOA, the Manager Operator has sole and exclusive management and control of the exploration, development and operation of the KGP in addition to its rights, duties and obligations as a joint operator, including the right to vote on the removal or appointment of the Manager Operator. We may cease to be Manager Operator if we make a general delegation of our powers of management and control, if we cease to hold at least a 10% participating equity in the KGP, or if we become bankrupt or insolvent, make any general assignment for the benefit of creditors, any execution or attachment issue is made against us whereby all or part of our participating equity shall be taken by any custodian, receiver, trustee or other legal authority, or an effective resolution shall have been passed for the winding up or liquidation of our business and affairs.

We may be liable to the joint operators in damages for any acts undertaken or our failure to do anything under the JOA where such act or failure was done pursuant to acts of fraud, dishonesty or gross neglect on the part of any of our officers in carrying out our duties as Manager Operator or our failure to remedy any default as soon as reasonably possible after the receipt of written notice of a joint operator in respect of such default.

In the event that we cease to be, or resign from the position of, the Manager Operator, the joint operators will appoint a successor Manager Operator, however we will not be released from our obligations under the JOA for a period of three months after our discharge unless the successor Manager Operator shall have taken over the options under the JOA.

Meetings of the joint operators may be called at any time by providing not less than seven days written notice of the time and place of such meetings to each of the other joint operators. Any decision to carry the matter forward at a meeting of the joint operators requires the approval of more than two-thirds of the participating equities in the KGP with such decision being binding upon all of the joint operators. Decisions which are approved at meetings of the joint operators shall be carried out by the Manager Operator.

In the event that a joint operator fails to pay its share of any costs or expenses as required under the JOA (and such default shall continue for thirty days after the Manager Operator has provided notice specifying such default and requiring it to be remedied), the Manager Operator may place a lien on the participating equity of such joint operator's share to secure payment of its share of the specified costs and expenses. The Manager Operator may enforce the lien by taking possession of all or any part of the participating equity of a defaulting joint operator and may sell and dispose of all or any part of such participating equity either in whole or in separate parcels at public auction or by private tender. The proceeds of any such sale shall be first applied by the Manager Operator in payment of any outstanding costs or expenses owed by the defaulting joint operator, and any such remaining balance shall be paid to the defaulting joint operator.

No joint operator shall be required to participate in the cost of drilling, deepening, or reworking of any well under the JOA. If no well is being drilled or deepened in the KGP for the joint account, and provided no drilling or deepening operations have been approved in any budget, then any joint operator who wishes to deepen or re-work any well which is incapable of producing petroleum substances in paying quantities or to drill a new well, is to provide written notice to the other joint operators, including the location, depth and estimated cost of the operations, of its intention to proceed with the operation at its own cost and risk. Each joint operator will be deemed to be a participant in such operation unless it has given written notice to the other joint operators within thirty days of receiving the written notice of its intention not to participate. The joint operator providing the written notice in addition to the participating joint operators will be entitled to require the Manager Operator to commence work on the operations within sixty days of receipt by the joint operators of the written notice.

More specifically, decisions at a meeting requires an affirmative vote of 66 2/3% of the joint venture partners.  Any budget approved by 66 2/3% shall be binding on all joint venture partners.

With respect to independent operations for an exploratory well, if a joint venture partner elects to not participate in the well it is required to immediately assign all of its participating interest in all formations as follows:

1.	Assign six sections of land (640 acres per section) if well depth is greater than 6,000 feet unless production is established at less than 6,000 feet.

2.	Assign four sections of land if well depth less than 6,000 feet or an exploratory well of greater than 6,000 feet establishes production at less than 6,000 feet.

Sections can be selected laterally or diagonally adjoining the section in which the well was drilled.

With respect to an independent operation that is a deepening, reworking operation or drilling of a development well a non-participating party has 30 days following the completion of the operation to elect to participate by paying three times the cost of the operation relating to the non-participant’s working interest.  If the non-participant fails to pay it will immediately assign its interest in the section(s) on which well was drilled to the participating working interest.

A joint operator may not dispose of its interest under the JOA unless the proposed transferee of its interest agrees to be bound by the terms of the JOA.

Construction, Ownership and Operating Agreement

We or our affiliates are party to the Kotaneelee Production Facilities Construction Ownership and Operating Agreement made effective as of December 1, 1980, as amended, originally among Amoco Canada Petroleum Company Ltd., Canadian Superior Oil Ltd., Columbia Gas Development of Canada Ltd., Amoco Canada Resources Ltd., and Esso Resources Canada Limited (the "CO&O Agreement"). The CO&O Agreement governs the ownership, operation and maintenance of: the gas plant and all related facilities utilized to process natural gas (the "Plant"); the facilities utilized for gathering and transporting natural gas from the downstream flange of the wing valve of each well to the upstream flange of the inlet facilities of the Plant for processing (the "Gathering System"); and all support facilities, other than the Plant and Gathering System, utilized for operations (collectively with the Plant and Gathering System, the Production Facilities) in the Kotaneelee area.

The supervision and control of operations under the CO&O Agreement is governed by an operating committee (the Operating Committee) comprised of representatives of each of the owners having an ownership interest in the Production Facilities (the Owners). The matters to be governed by the Operating Committee under the CO&O Agreement include, but are not limited to: the approval of the design, modification and alterations of the Production Facilities; the approval of expenditures; the sale or disposition of surplus material or equipment; the appointment of auditors; the appointment or designation of committees or subcommittees to study any problems in connection with the Production Facilities or operations thereunder; the removal of the Operator or designation of a successor; the determination of capacity from time to time; and any fees charged for utilization of the Production Facilities.

Each Owner has a voting interest equal to its ownership interest in the Production Facilities. Decisions of the Operating Committee with respect to general matters under the CO&O Agreement require the approval of two or more Owners having voting interests greater than 60%, however, if only one Owner votes against a matter before the Operating Committee, and such Owner has a voting interest between 40% and 50%, the matter may be approved despite the failure to obtain the approval of voting interests greater than 60%. Decisions of the Operating Committee with respect to special matters, such as the removal of the operator, the alteration of the Plant or Gathering System or the termination of the CO&O Agreement, require a higher threshold of voting interests in order to carry the matter.

We have been appointed as the Interim Operator by the Operating Committee under the CO&O Agreement. Our duties in the capacity of Operator pursuant to the terms of the CO&O Agreement include, but are not limited to: preparing and submitting all reports relating to the operations of the Production Facilities to the appropriate governmental agency; furnishing a monthly report to each Owner for the preceding month of the amount and ownership of natural gas received at the Plant, the amount of such natural gas handled in the Plant, the amount and ownership of processed gas and plant products, and the amount of processed gas shipped or delivered from the Plant for the account of each Owner; consulting with the Owners and keeping them advised of all matters arising in connection with the operations of the Production Facilities; conducting all operations in connection with the Production Facilities in accordance with all applicable laws; and paying and discharging all costs, expenses and taxes incurred in connection with the operations associated with the Production Facilities. In our capacity as Operator we are not permitted to make any expenditure in connection with the Production Facilities without the approval of the Owners other than in certain limited exceptions. We may be liable to the Owners for any loss or damage suffered by the Owners resulting or arising from the operations associated with the Production Facilities where such loss or damage results from our gross negligence or willful or wanton misconduct.

If an Owner wishes to sell all or any portion of its interest in the Plant or receives a bona fide offer for the purchase of all or any portion of its interest in the Production Facilities (the "Sale Interest"), the Owner must provide written notice to each of the other Owners, including the purchaser if it is an Owner, of the offer containing full and complete details of the purchase price and terms and conditions of the offer (the "Sales Notice"), and each of the Owners shall have the right to purchase a share of the Sales Interest ratably in accordance with their respective interests in the Production Facilities. If the Owners do not elect to purchase all of the Sales Interest then the Selling Owner shall be at liberty to sell the entire Sale Interest to the Purchaser on the same terms and conditions specified in the Sales Notice. The person acquiring the Sales Interest (if not already an Owner) is required to execute and deliver to the operator a counterpart of the CO&O Agreement in order for the sale of the Sale Interest to be effective.

Owners are permitted to dispose of their interest in the Production Facilities without providing written notice to the other Owners if it is in conjunction with the disposal of the Owner's working interest in the lands in the Kotaneelee Area; through a merger, amalgamation, reorganization, consolidation or sale of all of its oil and gas producing properties in the Yukon Territories; or by way of mortgage, pledge or hypothecation provided that the mortgagee, pledgee or hypothecatee shall hold the Owner's interest in the Production Facilities subject to the terms and conditions of the CO&O Agreement.

The CO&O Agreement may be terminated when the Operating Committee determines to cease operations at the Production Facilities.

Future Development and Exploration

Our long term exploration plan for the KGP involves the exploitation of both conventional and unconventional (shale) gas resources. Phase one of that plan includes the rework or recompletion of up to three wells, and the drilling, completion and equipping of two new wells. These efforts will focus on previously identified or tested conventional gas zones. During phase one, we intend to target lower cost development and exploration targets with the potential to create positive cash flows and long term sustainability for the KGP. During this period we also plan to carry out feasibility studies to investigate the potential of developing a modular LNG project to supply LNG to the Yukon and other areas of north western Canada. Early estimates indicate the cost of phase one may range from US$20,000,000 to US$25,000,000 on a gross basis. We expect that approximately US$10,000,000 to US$15,000,000 in costs associated with phase one exploration to be incurred during the next twelve months.  See "Use of Proceeds".

Phases two and three of our exploration plan anticipate further development of conventional reservoirs and testing and development of shale resources.

The San Miguel Lease - Zavala County, Texas

We are party to a farmout and participation agreement (the "Eagleford Agreement"), which provides for our acquisition of a 21.25% net working in a 2,629 acre oil and gas lease known as the San Miguel Lease, insofar as that lease covers from the surface to the base of the San Miguel formation. The San Miguel Lease is located in Zavala County, Texas and has no current reserves or production.

Under the Eagleford Agreement, to earn our initial 21.25% working interest with Dyami Energy LLC and Eagleford Energy Inc. (net revenue interest 15.94%), we were obligated to drill and complete a vertical test well (the Test Well) in the San Miguel shale formation. We were also obligated to perform an injection operation on the Test Well. If the Test Well was prospective for production in commercial quantities, we were required to equip the Test Well and place it on production. If we determine that the Test Well is not prospective for production in commercial quantities, we are responsible for the abandonment of the Test Well.

During April and May 2011, we drilled and completed the Test Well, performed injection operations and earned our initial interest. The Test Well was drilled into the San Miguel heavy oil zone to a depth of 3,168 feet. The well encountered oil but after completion, it was determined that the oil was subject to significant viscosity changes related to temperature reductions from formation to recovery at surface. The Test Well was stimulated with nitrified hydrochloric acid and placed on production. Oil viscosity, however, has prohibited economic operation of the Test Well. As a result, during August 2011, and November 2011, we recognized losses on the impairment of oil and gas assets of $835,659 and $44,335, respectively. The carrying value of oil and gas properties was likewise reduced to reflect the impairment of the San Miguel Lease.

We continue to consider methods to improve production from the Test Well. In the event we are unable to substantially improve production, we intend to abandon the Test Well, or actively pursue the sale of our interest in the San Miguel Lease. We have made no additional expenditures on the San Miguel Lease since November 30, 2011. The entire asset retirement obligation relating to the San Miguel Lease has been classified as a current liability in our May 31, 2014 financial statements.

Company History

We were incorporated under Chapter 78 of the Nevada Revised Statutes on July 22, 2008 as "EFL Overseas, Inc". On March 1, 2013, our shareholders approved amendments to our Articles of Incorporation to: (a) change our name to "EFLO Energy, Inc."; and (b) change our authorized capital to 150,000,000 shares of common stock and 10,000,000 shares of preferred stock.

2014 Convertible Note Offering

In August 2014, we sold convertible notes having an aggregate principal amount of $1,400,000 (the "2014 Convertible Notes"), to three investors under the following general terms (the "2014 Convertible Note Offering"):

●	the maturity date of the 2014 Convertible Notes is December 31, 2014;

●
at the option of the note holder, upon completion of this offering, the principal amount of the 2014 Convertible Notes may be convertible into shares of our common stock at a price of $● per share, being the price per share of this Offering, less a 10% discount (the “2014 Conversion Right”);

●	a 6% financing fee on the principal sum of the 2014 Convertible Notes, is payable:

a.	in the event the note holder exercises its 2014 Conversion Right, in 69,422 shares of our common stock; or

b.	in the event the note holder does not exercise its 2014 Conversion Right, at the option of the note holder in cash, or 69,422 shares of our common stock;

●
the 2014 Convertible Notes are be non-interest bearing so long as they are paid or converted prior to December 31, 2014. In the event of default, or if a 2014 Convertible Note is not paid, or converted on or before December 31, 2014:

a.	the interest rate will increase to 10% per annum, payable monthly; and

b.
an additional 4% financing fee (the "Default Financing Fee") on the then outstanding principal balance of the 2014 Convertible Notes shall become due and payable. The Default Financing Fee will be paid in common shares at a conversion price equal to the closing market price of the common shares on the date of the event of default, or December 31, 2014, whichever is earliest.

In aggregate, we have reserved ● shares of our common stock, or such greater number of shares as may be issuable upon our election to pay interest in shares of our common stock under the terms of the 2014 Convertible Notes, for issuance upon conversion of the 2014 Convertible Notes in accordance with their terms.  See "Consolidated Capitalization".

2013 Convertible Note Offering

On October 30, 2013, we sold convertible notes having an aggregate principal amount of $2,255,000 (the "2013 Convertible Notes"), to 22 accredited investors, under the following general terms (the "2013 Convertible Note Offering"):

●	the maturity date of the 2013 Convertible Notes is April 30, 2015;

●	the principal amount of the 2013 Convertible Notes is convertible into shares of the our common stock at a price of US$1.00 per share;

●	the 2013 Convertible Notes bear interest at 10% per annum payable, at our election, in cash or shares of our common stock at a rate of US$1.25 per share;

●
the interest rate payable on the 2013 Convertible Notes is subject to escalation to 12.5% or 15.0% per annum for the entire period during which the 2013 Convertible Notes are outstanding, in the event we do not complete a listing of our common stock or the migration of trading of our common stock to a senior stock exchange (which includes the TSX Venture Exchange) by July 30, 2014 or October 31, 2014 , respectively, from date of issuance; and

●
we also issued stock purchase warrants in connection with the 2013 Convertible Note Offering providing for the purchase of up to 1,127,500 shares of our common stock (one full share for each US$2.00 invested in the 2013 Convertible Notes) at an exercise price of US$1.25 per share for a period of three years (the Warrants).

If we complete our migration to a senior stock exchange by July 30, 2014, the interest we will pay on the convertible notes from the date of the issuance until maturity, assuming none of the notes are converted into shares of our common stock, will be $338,250.

If we complete our migration to a senior stock exchange after July 30, 2014 but before October 31, 2014, the interest we will pay on the convertible notes from the date of the issuance until maturity, assuming none of the notes are converted into shares of our common stock, will be $422,812.

In the event we do not complete our migration to a senior stock exchange by October 31, 2014, the interest we will pay on the convertible notes from the date of the issuance until maturity, assuming none of the notes are converted into shares of our common stock, will be $507,375.

In aggregate, we have reserved 3,382,500 shares of our common stock (comprised of 2,255,000 shares issuable on conversion of the principal of the 2013 Convertible Notes and 1,127,500 shares issuable on exercise of the Warrants), or such greater number of shares as may be issuable upon our election to pay interest in shares of our common stock under the terms of the 2013 Convertible Notes, for issuance upon conversion of the 2013 Convertible Notes or exercise of the Warrants in accordance with their terms. See "Consolidated Capitalization".

We paid US$176,400 in finders' fees with respect to the 2013 Convertible Note Offering.  Entities controlled by our Chief Executive Officer and President acquired $50,000 and $150,000 of 2013 Convertible Notes, and were issued 25,000 and 75,000 Warrants, respectively, in the 2013 Convertible Note Offering under these terms.

Acquisition of Kotaneelee Interests

During the period from July 18, 2012 through October 17, 2012, we acquired working interests totaling 53.65% (including a 100% working interest in one shut in gas well) in the KGP located in the Yukon Territory in Canada. We believe the KGP has significant conventional and shale gas potential and is supported by an environment of growing investment in gas processing and export in the Pacific Northwest.

Our acquisition of an initial working interest of 22.989% (including a 69.337% working interest in one shut in gas well) in the KGP was completed on July 18, 2012, with an effective date of July 1, 2012. Since that date, we have been responsible for the operations of the KGP, and have recognized our portion of its related net revenues and costs as an increase to the unamortized cost pool related to our unproven interests while economic viability is being evaluated.

Pre-Kotaneelee Events

Prior to our initial working interest acquisition in the KGP, we had generated no revenues and had no proven reserves. Following our acquisition of the KGP, we have generated limited revenue which reduced the unamortized cost pool related to our unproven interests while economic viability is being evaluated.

During March 2011, we initiated oil and gas operations by entry into the Eagleford Agreement which provided for our acquisition of a net working interest, ranging from 21.25% to 42.5%, in the San Miguel Lease. The San Miguel Lease is located in Zavala County, Texas, and has no current production or commercial reserves.

On April 28, 2010, shareholders owning a majority of our outstanding shares approved a 20 for 1 forward split of our common stock. The stock split was based on market conditions and upon a determination by the board of directors that the stock split was in our best interests and in the best interests of our shareholders. We filed the amendment to our Articles of Incorporation pertaining to the forward stock split with the Nevada Secretary of State on May 3, 2010.  The forward stock split became effective on the OTC Bulletin Board on June 30, 2010. Prior to the forward stock split, we had 330,000 shares of common stock outstanding.  Subsequent to the forward stock split we had 6,600,000 shares of common stock outstanding.

OTHER OIL AND GAS INFORMATION

Oil and Gas Properties

The following is a description of assets in which we have an interest and that are material to our operations and exploration activities.

Kotaneelee

The KGP, our only material oil and gas property, is comprised of 30,542 acres located onshore in the Nahanni region of the Yukon Territory.  Title to our initial 22.989% working interest in the KGP, acquired on July 18, 2012, is held by our wholly-owned Canadian subsidiary, EFLO Energy Yukon Ltd. ("EFLO Yukon").  Title to the additional 30.664% working interest in the KGP, acquired on October 17, 2012, is held by our wholly-owned Canadian subsidiary 1700665 Alberta Ltd. EFLO Yukon acts as managing operator of the KGP.

We currently hold a 100% working interest in one shut-in proved undeveloped gas well targeting the Nahanni zone and a before payout working interest of 53.65% (after payout working interest of 52.77%) in three probable locations (two of which target the Flett zone and one of which targets the Arnica zone) and one proved undeveloped location targeting the Nahanni zone.

See "Description of the Business – The Kotaneelee Gas Project".

Oil and Gas Wells

During the years ended August 31, 2013 and 2012, we did not drill or participate in the drilling of any wells.   During the year ended August 31, 2011, we drilled one exploratory well which, as April 30, 2014, was not productive.  As of April 30, 2014, we were not drilling or completing any wells.

The following table shows, as at August 31, 2013, 2012 and 2011, the number and status of our wells:

	Producing Wells (1)					Non-Producing Wells(1)
	Oil Wells		Natural Gas			Oil Wells		Natural Gas
	Gross(2)	Net(3)	Gross(2)		Net(3)	Gross(2)	Net(3)	Gross(2)	Net(3)
2013	-	-	-		-	1.00	0.22	3.00	2.07
2012	-	-	1.00	(1)	0.69	1.00	0.22	2.00	0.46
2011	-	-	-		-	1.00	0.22	-	-

Notes:

(1)
All of the above natural gas wells are located in the Yukon Territory and the above oil well is located in Texas, USA. "Non-Producing" wells means wells which have encountered and are capable of producing crude oil or natural gas but which are not producing due to lack of available transportation facilities, available markets or other reasons.

(2)	"Gross" wells are the total number of wells in which we have an interest.

(3)	"Net" wells are the aggregate of the numbers obtained by multiplying each gross well by our percentage working interest therein.

At August 31, 2014, we had a 100% working interest in one conventional natural gas well in the KGP. This well was shut in during September 2012 and remained shut in as of  August 31, 2014.

Production, Pricing and Lease Operating Cost Data

The following table describes, for the years ended August 31, 2013 and 2012, crude oil and natural gas production, average lease operating expenses per mcf (including severance and other taxes and transportation costs) and our average sales prices. All of this information relates to our working interest in the KGP:

		Average	Average
	Natural Gas	Lease Operating	Average Sales
	Production	Expense	Price
	(mcf)	(per mcf)	(per mcf)
Year ended:
August 31, 2013	24,927	$1.51	$2.02
August 31, 2012	111,425	$2.43	$2.30

Well and Lease Data

The following table shows, by state/territory, our producing wells, developed acreage, and undeveloped acreage, excluding service (injection and disposal) wells as of July 30, 2014:

	Productive Wells		Developed Acreage		Undeveloped Acreage
State/Territory	Gross (1)	Net (2)	Gross	Net	Gross	Net

Yukon	––	––	––	––	28,124	15,088
Texas	––	––	––	––	40	8.6

(1)	"Gross" refers to the total acres in which we have an interest, directly or indirectly.

(2)	"Net" refers to the total acres in which we have an interest, directly or indirectly, multiplied by the percentage working interest owned by us therein.

Undeveloped acreage includes leasehold interests on which wells have not been drilled, or completed, to the point that would permit the production of commercial quantities of natural gas and oil, regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

The following table shows, as of July 30, 2014, the status of our gross acreage:

State/Territory	Held by Production	Not Held by Production

Yukon	--	28,124
Texas	40	--

Acres that are Held by Production remain in force so long as oil or gas is produced from the well on the particular lease. Leased acres, which are not Held by Production, often require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the leased acreage. At the time oil or gas is produced from wells drilled on the leased acreage, the lease is considered to be Held by Production.

The following table shows the years our leases, which are not Held by Production, will expire, unless a productive oil or gas well is drilled on the lease.

Leased Acres (Gross)	Expiration of Lease
28,124	2020

Costs Incurred

Oil and gas revenues and lease operating expenses related to unproved oil and gas properties that are being evaluated for economic viability are offset against the full cost pool until proved reserves are established, or determination is made that the unproved properties are impaired. During the nine months ended May 31, 2014, and for the years ended August 31, 2013 and 2012, we capitalized $935,064, $1,264,037 and $3,851, respectively, of lease operating expense, net of oil and gas revenue, into the KGP full cost pool.

Other than the capitalization of net lease operating expense, our capital expenditures on the KGP for the years ended August 31, 2013 and 2012, consisted of the acquisition of the Nahanni Assets which were recorded at $25.5 million during the year ended August 31, 2013, and the acquisition of the Devon Assets which were recorded at $23.3 million during the year ended August 31, 2012.

During the years ended August 31, 2012 and 2011, we capitalized $44,335 and $835,659, respectively, in exploration expenditures relating to the San Miguel Lease. During August 2011, and November 2011, we recognized losses on the impairment of the San Miguel lease to the full extent of its carrying value.

Exploration and Development Activities

Our exploration plan for the KGP involves the exploitation of both conventional and unconventional (shale) gas resources.  Phase one of that plan includes the rework or recompletion of up to three wells, and the drilling, completion and equipping of up to two new wells. These efforts will focus on previously identified or tested conventional gas zones.  See "Use of Proceeds".

During phase one, we intend to target lower cost development and exploration targets with the potential to create positive cash flows and long term sustainability for the KGP. In addition, we plan to evaluate the share prospectively by performing analysis on the shale reservoirs within the wells that we drill to the lower conventional Devonian targets.

Additional Information Concerning Abandonment and Reclamation Costs

In connection with our acquisition of the KGP, we absorbed asset retirement obligations totaling $16,687,000. In addition, we have recognized $80,000 in abandonment liabilities related to the San Miguel Lease. Other than these liabilities, we have no other retirement obligations or abandonment and reclamation costs.

Forward Contracts

Although we have no set policy, our management may use financial instruments to reduce corporate risk in certain situations. Risk management policies will be developed over time as we build a production base to support sustainable growth. Currently, we have no hedging commitments due to the nature of our current asset portfolio.

Tax Horizon

Presently we do not expect to pay current income tax for the predictable future. This estimate is based on existing tax pools, planned capital activities and current forecasts of taxable income, however, several factors can affect this prediction including commodity prices, future production, corporate expenses and both the type and amount of capital expenditures incurred in future reporting periods.

Production

We did not produce any oil or gas during the fiscal year ended August 31, 2014

Production History

There has been no production from the Kotaneelee properties since September 2012. We acquired the Devon Assets effective July 18, 2012.  Following the acquisition during the 2012 calendar year, Kotaneelee produced an average of 1,913 Mcf/d or 319 boe/d for a total of 26,788 Mcf or 4,465 boe prior to being shut in September 2012. The average price received net of all third party transportation and processing fees was Cdn$0.257/Mcf.  There were no crown royalties owed or paid during this period.

OTHER BUSINESS INFORMATION

Competition

The petroleum and natural gas industry is highly competitive. Numerous independent oil and gas companies and major oil and gas companies actively seek out and bid for oil and gas properties as well as for the services of third party providers, such as drilling companies, upon which we rely. From time to time, seismic vendors, drilling contractors, rigs and supplies may be in short supply. Their availability may be controlled by other larger explorers in the area. Native title holders or certain of our competitors may control pipeline capacity, roads, bridges and other infrastructure we require to access or fully exploit our properties. Our reliance upon their resources may create a competitive disadvantage for us. A substantial number of our competitors have longer operating histories and substantially greater financial and personnel resources than we do, and have demonstrated the ability to operate through industry cycles.

Some of our competitors not only explore for, produce and market petroleum and natural gas, but also carry out refining operations and market the resultant products on a worldwide basis which may provide them with additional sources of capital. Larger and better capitalized competitors may be in a position to outbid us for particular prospect rights. These competitors may also be better able to withstand sustained periods of unsuccessful drilling. Larger competitors may be able to absorb the burden of any changes in laws and regulations more easily than we can, which would adversely affect our competitive position.

Petroleum and natural gas producers also compete with other suppliers of energy and fuel to industrial, commercial and individual customers. Competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments and/or their agencies and other factors which are out of our control including, international political conditions, terrorism, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources.

See "Risk Factors – Risks Associated with Our Business".

Regulation

The exploration, production and sale of oil and gas are extensively regulated by governmental authorities. Applicable legislation is under constant review for amendment or expansion. These efforts frequently result in an increase in the regulatory burden on companies in our industry and consequently an increase in the cost of doing business and decrease in profitability. Numerous governmental departments and agencies are authorized to, and have, issued rules and regulations imposing additional burdens on the oil and gas industry that often are costly to comply with and carry substantial penalties for non-compliance. Production operations are affected by changing tax and other laws relating to the petroleum industry, constantly changing administrative regulations and possible delays, interruptions or termination by government authorities.

Oil and gas mineral rights may be held by individuals, corporations or governments having jurisdiction over the area in which such mineral rights are located. As a general rule, parties holding such mineral rights grant licenses or leases to third parties to facilitate the exploration and development of these mineral rights. The terms of the leases and licenses are generally established to require timely development. Notwithstanding the ownership of mineral rights, the government of the jurisdiction in which mineral rights are located generally retains authority over the drilling and operation of oil and gas wells.

See "Industry Conditions – Government Regulation".

Environmental Matters

Our operations are also subject to a variety of constantly changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Failure to comply with environmental laws and regulations can result in the imposition of substantial fines and penalties as well as potential orders suspending or terminating our rights to operate. Some environmental laws to which we are subject provide for strict liability for pollution damage, rendering a company liable for environmental damage without regard to negligence or fault on the part of such company. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, such as oil and gas related products or for other reasons.

Some environmental protection laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for acts which were in compliance with all applicable laws at the time the acts were performed. Changes in environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in substantial costs and liabilities to us. These laws and regulations may substantially increase the cost of exploring, developing, producing or processing oil and gas and may prevent or delay the commencement or continuation of a given project and thus generally could have a material adverse effect upon our capital expenditures, earnings, or competitive position. We believe that we are in substantial compliance with current applicable environmental laws and regulations. Nevertheless, changes in existing environmental laws and regulations or in the interpretations thereof could have a significant impact on us and the oil and gas industry in general.

See "Risk Factors — Risks Associated with Our Business".

Research and Development

Other than engineering, geochemical, geophysical and exploration programs capitalized in connection with our oil and gas concessions, we have devoted no substantial efforts to research and development within the last two fiscal years.

Employees

We currently have no full or part-time employees. We use consultants and contractors to provide us with, among other things, executive management, accounting services, field operating support and technical engineering.  See "Directors and Officers" and "Executive Compensation".

Reorganizations

Since incorporation, we have not completed any material reorganization. No material reorganization is currently proposed for the current financial year.

INDUSTRY CONDITIONS

Government Regulation

The oil and natural gas industry is subject to extensive controls and regulations governing its operations (including land tenure, exploration, development, production, refining, transportation and marketing) imposed by legislation enacted by various levels of government.

More particularly, matters subject to current governmental regulation and/or pending legislative or regulatory changes include the licensing for drilling of wells, the method and ability to produce wells, surface usage, conservation matters, bonds or other financial responsibility requirements, the spacing of wells, unitization and pooling of properties, and royalties and taxation.  Failure to comply with the laws and regulations in effect from time to time may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that could delay, limit, or prohibit operations.

We do not expect that any of these controls or regulations will affect our operations in a manner materially different than they would affect other oil and gas companies of similar size, however these controls and regulations should be considered carefully by those investing in the oil and gas industry. All current legislation is a matter of public record, and we are unable to predict what additional legislation or amendments may be enacted.  Outlined below are some of the principal aspects of legislation, regulations and agreements governing the oil and gas industry in Canada and, in particular, in the Yukon.

Land Tenure and Production Rights Processes

Federal Crown Lands

Crude oil and natural gas located in the Yukon is owned predominantly by the Crown and governed by the Government of the Yukon.

The Government of the Yukon, through the Minister of Economic Development (Minister), grants rights to explore for and produce oil and natural gas pursuant to dispositions (oil and gas permits, oil and gas leases, and other instruments or contracts).  Dispositions may be issued by the Minister pursuant to a call for bids, on application, or pursuant to any other procedure determined by the Minister.

Permits allow the permit-holder to explore, drill and test for oil and gas.  Permits may be renewed under certain conditions and, subject to the regulations and legislations, convey to the permit-holder the right to apply for a lease.  The lease grants, in accordance with the terms and conditions of the lease, the right to oil and gas.  An oil and gas lease's term is ten years and renewable for further terms of five years under certain conditions.  In addition, the foregoing dispositions are subject to the legislations, regulations and any terms and conditions prescribed by the Minister of Economic Development.

The above tenure regime applies to dispositions made after November 19, 1998.  Federal dispositions relating to oil and gas interests in the Yukon Territory prior to such date remain in effect until such dispositions expire, are cancelled, or are surrendered by the holder thereof. Properties in the KGB are all federal dispositions made before November 19, 1998.

Freehold Lands

Oil and natural gas located in the Yukon Territory can also be owned privately and rights to explore for and produce such oil and natural gas are granted through leases on such terms and conditions as may be negotiated between the parties.  Further, pursuant to agreements made between First Nations and the Government of Canada, First Nations have been granted title to certain lands in the Yukon Territory, in fee simple, including mines and minerals within, upon or under such lands.

In order to obtain the right to explore and produce minerals within these lands, corporations enter into an oil and gas lease with the owner (or its designated organization) of the lands.  Generally, such a lease functions similar to crown oil and gas leases, whereby the lessor as the legal owner grants the lessee certain rights to explore for and produce oil and gas, subject to the specific terms of the lease. Typically, upon entering into the lease, the lessee is granted the right to explore and produce oil and gas from the land, for an initial term, followed by potential renewable terms.  The lease generally includes, among other terms, various drilling and payment obligations, which if not satisfied by the lessee, may result in the termination of certain rights, the surrendering of specific portions of the leased land, payment penalties and/or termination of the lease. The grant to the lessee is also generally subject to the payment of royalties to the lessor based on production from the leased lands or revenues from production from the leased lands.

In addition, in First Nation leases, the lessee is often obligated to consult with the lessor and to commit to community support incentives and benefit agreements such as consideration for employment, training and business opportunities; support and utilization of local business; development of employment opportunity procedures; and development training plans.

Pricing and Marketing

Natural Gas

In Canada, the price of natural gas sold is determined by negotiations between buyers and sellers.  Such price depends, in part, on natural gas quality, prices of competing natural gas and other fuels, distance to market, access to downstream transportation, weather conditions, the supply/demand balance, pipeline capacity and contractual terms.  Natural gas exported from Canada is subject to regulation by the Canadian National Energy Board (“NEB”) and the Government of Canada.  Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts continue to meet certain criteria prescribed by the NEB and the government of Canada.  Natural gas exports for a term of less than two years or for a term of two to 20 years (in quantities not exceeding 30,000 m3/day) are subject to an NEB order.  Any natural gas exported under a contract of longer duration (to a maximum of 25 years) or in larger quantities requires the exporter to obtain an export license from the NEB and the issuance of such license requires the approval of the NEB and its Governor in Council.

Crude Oil

Producers of crude oil negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil.  Such price depends, in part, on crude oil quality, prices of competing fuels, distance to market, the value of refined products, the supply/demand balance, contractual terms, pipeline capacity and the world price of oil.  Oil may be exported from Canada pursuant to export contracts with terms not exceeding one year in the case of light crude, and not exceeding two years in the case of heavy crude, provided that an order approving such export has been obtained from the National Energy Board (the NEB).  Any oil exported under a contract of longer duration (to a maximum of 25 years) requires the exporter to obtain an export licence from the NEB and the issuance of such licence requires the approval of the Governor in Council.

The North American Free Trade Agreement

Under the North American Free Trade Agreement (NAFTA), the Canadian government is free to determine whether exports of energy resources to the United States or Mexico should be allowed, provided that export restrictions do not: (1) reduce the proportion of energy resources exported relative to energy resources consumed domestically; (2) impose a higher export price than domestic price (subject to an exception relating to certain voluntary measures that restrict the volume of exports); and (3) disrupt normal channels of supply.

NAFTA prohibits discriminatory border restrictions and export taxes and also prohibits the imposition of minimum or maximum export or import price requirements except with respect to the enforcement of countervailing and anti-dumping orders and undertakings.  Discipline on regulators is addressed as the signatories to NAFTA agree to ensure that their regulatory bodies provide equitable implementation of regulatory measures and minimize the disruption of contractual arrangements.

Royalties and Incentives

Royalties payable on production from privately owned lands are determined by negotiations between the lessor and lessee.

For crude oil, natural gas and related production from Crown lands, the royalty regime is a significant factor in the profitability of a corporation's production. Crown royalties payable in respect of Crown lands are determined by governmental regulation and are typically calculated as a percentage of the value of gross production.  The Oil and Gas Royalty Regulations (Yukon) were passed in February 2008 and authorized the Government of Yukon to collect oil and gas royalties on Crown lands.

The lessees are considered the royalty client and are responsible for the payment of royalties in proportion to the lessee's interest in the disposition of production.  Royalty clients are required to submit a Yukon Royalty Return for every month in which there is production detailing the quantity of oil, gas, and field condensate extracted from a well in a production month and summarizing royalty payable for a production month, along with allowances, and prescribed prices.

The Yukon Territory royalty system is based on an ad valorem structure. The rate of the royalty is based on a royalty rate, select price and par price (reference price) which vary between crude oil and gas.  These rates along with the royalty allowances are prescribed by the Oil and Gas Resources Division Head. Par prices and select prices are generally set for each month in which there is production and select prices will vary from time to time. The royalty allowances function as proxies in lieu of transportation and processing costs.

The royalty rate for federal leases that have been grandfathered under the Oil and Gas Act (Yukon), which includes our leases under the KGP, is 10%.

For any new leases acquired in the Yukon, the basic formula for calculating royalties for crude oil and gas is similar and is described in the respective sections of the regulations:

R% =           10 x SP + 30(PP-SP)
PP
Where:
R = Royalty rate

SP = Select Price

PP = Par Price (Reference Price)

The royalty rate calculated by the foregoing formula is subject to a minimum royalty rate of 10% and a maximum royalty rate of 25%.   There is also an initial period during which the royalty rate for crude oil and gas production is reduced to 2.5% for each well, subject to production thresholds. The current Select Price for gas is Cdn$4.00 per gigajoule and the current Reference Price is Cdn$2.65 per gigajoule.

From time to time, governments have established incentive programs for exploration and development through the royalty regime.  Such programs often provide for royalty reductions, credits and holidays, and are generally introduced when commodity prices are low.  The programs are designed to encourage exploration and development activity by improving earnings and cash flow within the industry.

Environmental Regulation

Climate Change Regulation

Internationally, Canada is a signatory to the United Nations Framework Convention on Climate Change and previously ratified the Kyoto Protocol established thereunder, which set legally binding targets to reduce nation-wide emissions of carbon dioxide, methane, nitrous oxide, and other greenhouse gases (“GHG”). In December 2011, the Canadian federal government announced that it would not agree to another commitment period under the Kyoto Protocol after 2012.  The federal government instead endorsed the Durban Platform, a broad agreement reached among the 194 countries that are party to the United Nations Framework Convention on Climate Change.  The Durban Platform sets forth a process for negotiating a new climate change treaty that would create binding commitments for all major GHG emitters.  The Canadian government expressed cautious optimism that agreement on a new treaty could be reached by 2015.  The Durban Platform followed the Copenhagen Accord reached in December 2009 which represents a broad political consensus and reinforces commitments to reducing GHG emissions but is not a binding international treaty.  Although Canada had committed under the Copenhagen Accord to reduce its GHG emissions by 17% from 2005 levels by 2020, the target is not legally binding.  The impact of Canada's withdrawal from the Kyoto Protocol on prior GHG emission reduction initiatives is uncertain.

Domestically, the Canadian federal government released in 2007 its Regulatory Framework for Air Emissions, which was updated in March 2008 in a document entitled Turning the Corner: Regulatory Framework for Industrial Greenhouse Gas Emissions.  On January 30, 2010 the Canadian federal government announced a GHG emission reduction target consistent with its commitment under the Copenhagen Accord to reduce GHG emissions to 17% below 2005 levels by 2020.  Canada's framework proposes mandatory emissions intensity reduction obligations on a sector-by-sector basis.  To date, regulations for Canada's transportation and coal-fired electricity sectors have been developed, but none have been developed for the oil and gas sector and regulations for the electricity sector aren't expected to take effect until 2015.  In 2009, the Canadian federal government announced its commitment to work with the provincial governments to implement a North America-wide cap and trade system for GHG emissions, in cooperation with the United States, under which Canada would have its own cap-and-trade market for Canadian-specific industrial sectors that could be integrated into a North American market for carbon permits.  The Government of Canada currently proposes to enter into equivalency agreements with provinces to establish a consistent regulatory regime for GHGs, but the success of any such plan is uncertain, possibly leaving overlapping levels of regulation.  It is uncertain whether or when either Canadian federal GHG regulations for the oil and gas industry or an integrated North American cap-and-trade system will be implemented, or what obligations might be imposed under any such systems.

General Environmental Regulation

The oil and natural gas industry is currently subject to environmental regulation pursuant to provincial, territorial and federal legislation. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced or utilized in association with certain oil and natural gas industry operations. In addition, legislation requires that well, pipeline and facility sites be abandoned and reclaimed to the satisfaction of the applicable regulatory authority. A breach of such legislation may result in the imposition of fines and penalties, the revocation of necessary licenses and authorizations and civil liability for pollution damage.

USE OF PROCEEDS

Funds Available and Principal Purposes

The gross proceeds from this offering will be Cdn.$10,000,000 under the Minimum Offering and Cdn.$20,000,000 under the Maximum Offering (assuming that the over-allotment option is not exercised). After deducting the agent's commission of 7.0% of the gross proceeds realized from this offering and the estimated offering expenses of Cnd.$500,000 payable by us, we expect to receive total net proceeds of approximately Cdn$8,800,000 under the Minimum Offering and Cdn$18,100,000 under the Maximum Offering (assuming that the over-allotment option is not exercised).

We anticipate there will be working capital of approximately Cdn.$10,400,000 following completion of the Minimum Offering and approximately Cdn.$19,700,000 following completion of the Maximum Offering.

The following table sets forth the principal purposes to which we propose to apply the available funds

Principal Purpose	Minimum Offering (Cdn$million)	Maximum Offering (1) (Cdn$million)

Existing Working Capital (as at June 30, 2014)	1.60	1.60
Gross Offering Proceeds	10.00	20.00
Less: Fees and Commissions	(0.70)	(1.40)
Less: Offering Expenses	(0.50)	(0.50)
Total Available Funds	10.40	19.70

Principal Purpose	Minimum Offering (1) (Cdn$million)	Maximum Offering (1) (Cdn$million)
Potential Acquisition of Additional Interests in KGP	0.40	0.40
Project Planning and Permitting (Technical)	0.25	0.25
L-38 Well Workover	0.60	0.60
B-38 Well Recompletion to the Flett Formation	1.30	1.30
I-48 Well Recompletion	1.30	1.30
Drill Development Well	-	9.72
Plant (OPEX, Maintenance and Refurbishment)	2.20	2.20
Well Security (ARO)	1.50	1.50
LNG Study and Pre-FEED	0.10	0.10
G&G Assessment	0.25	0.25
Unconventional Resource Planning	0.20	0.20
General Working Capital (including 12 months – general and administrative expense)	2.30	1.88
Total Use of Funds	10.40	19.70

Note:

(1)	Assuming no exercise of the over-allotment option. Any proceeds received from the exercise of the over-allotment option will be used to provide general working capital to fund ongoing operations.

(2)
Working capital as of June 30, 2014 has been adjusted to reflect current liabilities which we have the right to settle in shares of our common stock, including principal payable on the 2013 Convertible Notes, as well as those current liabilities not expected to be settled from the proceeds of the offering, including directors’ fees, finders' fees under the Finders' Fee Agreement and principal payable under the 2014 Convertible Notes, since the finders and the note holders have agreed that none of proceeds from this offering will be used to pay any amounts due pursuant to the Finders’ Fee Agreement or the notes.

(3)
General and administrative expenses have been estimated based upon our current monthly general and administrative expenses, adjusted to reflect what are expected to be lower professional and other advisory fees upon the completion of the offering and projected increased operations in 2015.

We had negative operating cash flow for the year ended August 31, 2014 and the nine months ended May 31, 2014.  The item “General Working Capital” in the above table represents the portion of the proceeds of the offering anticipated to be used to fund such negative operating income over the next 12 months.

The amounts set forth in the table for each of the principal purposes for the use of proceeds assumes a working interest of 56.36% for work done on the wells and plants. Due to the nature of the oil and natural gas industry, budgets are regularly reviewed with respect to the success of the expenditures and other opportunities which become available to the company.  Accordingly, while management currently intends to spend available funds as set forth above, actual expenditures may differ from these amounts and allocations.

Business Objectives and Milestones

Our long-term exploration plan for the KGP involves the exploitation of both conventional and unconventional (shale) gas resources. The use of proceeds illustrated in the above table addresses phase one of our plan.  We intend to accumulate additional participating interests in the KGP by acquiring the interest(s) of the remaining joint venture owner(s).  We may then consider a farmout of a portion of the project to a future partner more aligned with our development plans.

Proceeds from this offering would be used to fund  the work-over of existing wells to re-establish gas production from the field.  This will consist of running a syphon string in the L-38 well along with re-completing the B-38 well from the Nahanni to the Mississippian Flett formation.  Since these wells are already tied into the existing infrastructure they can be brought on line immediately upon  completion.  In parallel, we plan to perform maintenance and refurbishment on the existing dehydration plant to insure it is ready to accept gas as soon as initial well work is complete. We anticipate performing these operations during the next twelve to twenty-four months.

We also intend to drill a new Nahanni formation well.  Although the primary target would be the Devonian carbonate Nahanni formation, there are two other conventional reservoirs, the Arnica and Flett, that may be evaluated as part of the drilling process.  In addition, we plan to evaluate the Devonian shale sections encountered during the drill. These shales have been recognized in all the previous wells at the KGP. We intend to evaluate these sections during and after the drilling process, and perform extensive analysis for use in our longer term plans for the development of these shale reservoirs. We anticipate drilling the Nahanni formation well in the first half of 2015. Our efforts will focus on previously identified or tested conventional gas zones for production, and the evaluation of the shale reservoirs.  We believe this plan provides a strong opportunity to establish production and cash flow.

During this period, we also plan to carry out feasibility studies related to the development of a modular LNG scheme to supply LNG to the Yukon and other areas of north western Canada.  The need to convert from liquid fuels to natural gas in the Yukon and other areas of north western Canada has been long recognized, and both utilities and industrial mines have shown interest in taking part in this development.  Our business plan identifies this opportunity and we are working to establish this niche market.  We expect that the KGP will be the only producing natural gas field in all of Yukon.

Phases two and three of our development and exploration plans anticipate further development of conventional reservoirs and the testing and development of the shale resources.

We have initiated preliminary discussions with other working interest holders in the KGP regarding the acquisition of their working interests. However, we have not entered into any binding agreements regarding the acquisition of these interests, and no assurances can be made that we will be successful in entering into any such agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

During March 2011, we initiated oil and gas operations by entry into the Eagleford Agreement which provided for our acquisition of a net working interest, ranging from 21.25% to 42.5%, in a 2,629 acre oil and gas lease, insofar as that lease covers from the surface to the base of the San Miguel formation. The San Miguel Lease is located in Zavala County, Texas, and has no current production or proven reserves.

Under the Eagleford Agreement, to earn our initial 21.25% working interest (net revenue interest 15.94%), we were obligated to drill and complete a vertical Test Well in the San Miguel shale formation. We were also obligated to perform an injection operation on the Test Well. If the Test Well was prospective for production in commercial quantities, we were required to equip the Test Well and place it on production. If we determine that the Test Well is not prospective for production in commercial quantities, we are responsible for the abandonment of the Test Well.

During April and May 2011, we drilled and completed the Test Well, performed injection operations and earned our initial interest in the San Miguel Lease. The Test Well was drilled into the San Miguel heavy oil zone to a depth of 3,168 feet. The well encountered oil and was completed as a producer. After completion, it was determined that the oil was subject to significant viscosity changes related to temperature reductions from formation to recovery at surface. The Test Well was stimulated with nitrified hydrochloric acid and placed on production. To date, however, oil viscosity has prohibited economic operation. We have no current plans to spend the funds necessary to earn an additional interest in the San Miguel Lease. In the event we are unable to improve production substantially, we intend to abandon the Test Well, or actively pursue the sale of our interest in the San Miguel Lease.

On July 18, 2012, we completed the acquisition of the Devon Assets (generally a working interest of 22.989%, with a working interest of 69.337% in one shut in gas well) in the KGP. As consideration for Devon’s working interest in the KGP, (the Devon Assets), we paid approximately $23,298,000. The consideration was comprised of $290,000 in cash, 7,250,000 shares of our restricted common stock valued at $15,950,000, and the absorption of approximately $7,058,000 in asset retirement obligations.

The KGP covers 30,542 gross acres in the Yukon Territory in Canada, and includes; a gas dehydration plant (capacity: 70 MMcf/d), one shut in gas well, one water disposal well (capacity: 6,000 bbls/d), and two suspended gas wells. The KGP has a fully developed gas gathering, sales and delivery infrastructure, airstrip, roads, flarestack, storage tanks, barge dock and permanent camp facilities.

On October 17, 2012, we completed the acquisition of the Nahanni Assets, generally a working interest of 30.664% (with a working interest of 30.663% in one shut in gas well) in the KGP.
We paid Nahanni approximately $13,761,000 for the Nahanni Assets. The consideration was comprised of approximately $133,000 in cash ($398,550 offset by $265,950 paid in connection with the acquisition of the Devon Assets in settlement of certain Nahanni indebtedness), 1,614,767 shares of our subsidiary 1693730 Alberta Ltd., which are exchangeable, under certain terms and circumstances, for 1,614,767 shares of our restricted common stock valued at approximately $4,191,000, and the absorption of approximately $9,437,000 in asset retirement obligations. We calculated the number of shares our subsidiary issued by dividing the fair value of the exchangeable shares by the volume weighted average trading price of our stock for the ten trading days prior to closing. Both the cash paid and stock issued for the Nahanni Assets are subject to certain holdbacks for asset related liabilities or breach of representations and warranties.

As a result of our purchase of the Devon Assets and the Nahanni Assets, we now generally own a 53.65% interest in the KGP, including a 100% interest in one gas well which has been shut in while economic viability is being evaluated.

We intend to pursue the acquisition of additional working interests in the KGP.

We believe the KGP has significant conventional and shale gas potential and is supported by an environment of growing investment in gas processing and export in the Pacific Northwest.

Following our acquisition of the KGP, we have generated limited revenue which reduced the unamortized cost pool related to our unproven interests while their economic viability is being evaluated.

We record assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions are expensed as incurred.  We use relevant market assumptions to determine fair value and allocate purchase price, such as  market multiples for similar transactions and replacement value for certain equipment.  Many of the assumptions are unobservable. Our preliminary assessment of the fair value of the Nahanni Assets and the Devon Assets resulted in a valuation of $25,526,554 and $22,103,530, respectively. As a result of our purchase price allocation, we recognized a gain on bargain purchase of $11,766,787 on the Nahanni Assets. The gain on bargain purchase was primarily attributable to the strategic nature of the divestiture by the motivated seller, coupled with a confluence of certain favorable economic trends in the industry and the geographic region in which the Nahanni Assets are located. The excess of the consideration paid over the estimated fair value of the Devon Assets was $1,194,365. We recognized this amount as goodwill.

	Fair Value of Assets Acquired
	Nahanni Assets	Devon Assets	Total
Asset Description	($)	($)	($)
Unproven Properties
Unproved leasehold costs	14,548,787	13,827,001	28,375,788
Plant and equipment	8,594,362	6,484,001	15,078,363
Gathering systems	2,383,405	1,788,001	4,171,406
Vehicles	-	4,527	4,527
	25,526,554	22,103,530	47,630,084
Goodwill	-	1,194,365	1,194,365
Total Assets acquired – KGP	25,526,554	23,297,895	48,824,449

Future Development and Exploration

Our long term exploration plan for the KGP involves the exploitation of both conventional and unconventional (shale) gas resources. Phase one of that plan includes the rework or recompletion of up to three wells, and the drilling, completion and equipping of up to two new wells. These efforts will focus on previously identified or tested conventional gas zones. During phase one, we intend to target lower cost development and exploration targets with the potential to create positive cash flows and long term sustainability for the KGP. During this period we also plan to carry out feasibility studies to investigate the potential of developing a modular LNG scheme to supply LNG to the Yukon Territory and other areas of northwestern Canada. Early estimates indicate the cost of phase one may range from US$20,000,000 to US$25,000,000 on a net basis. We expect that approximately $10,000,000 to $15,000,000 in costs associated with phase one exploration to be incurred during the twelve month period ending July 31, 2015.

Phases two and three of our exploration plan anticipate further development of conventional reservoirs and testing and development of shale resources.

Nine months ended May 31, 2014 compared to the nine months ended May 31, 2013.

We offset oil and natural gas revenues and lease operating expenses related to unproved oil and gas properties that we are evaluating for commercial viability against the unamortized cost pool until proved reserves are established, or determination is made that the unproved properties are impaired. During the three and nine month periods ended May 31, 2014, we offset $310,741 and $935,064, respectively of lease operating expense, net of oil and gas revenue, into the full cost pool related to our unproven interests. During the three and nine month periods ended May 31, 2013, we offset $366,518 and $747,134, respectively, of oil and gas revenue, net of lease operating expense, into the full cost pool related to our  unproven interests.

The excess of the estimated fair value of the Nahanni Assets over the consideration paid was US$11,766,787. We recognized this amount as a gain on the acquisition of assets during the six months ended February 28, 2013. The tax impact of US$3,164,790 relating to this gain has been recorded as a deferred tax obligation during the same period. The excess of the consideration paid over the estimated fair value of the Devon Assets was US$1,194,365. We recognized this amount as goodwill during fiscal 2012.

Our operating loss for the three and nine month periods ended May 31, 2014, decreased by approximately $121,000 or 12% (from $975,436 to $854,840) and $1,578,000 or 36% (from $4,334,986 to $2,757,062), respectively, when compared to the three and nine month periods ended May 31, 2013. Our decreased losses relate to lower costs incurred in a number of categories, including:

1.
decreases of approximately $116,000 or 37% (from $312,958 to $197,048) and $246,000 or 28% (from $875,647 to $629,617)  in management and directors fees relating, in largest part, to our discontinuation of directors’ fees effective September 1, 2013, partially offset by an increase in fees payable to our Chief Operating Officer;

2.
decreases of approximately $19,000 or 16% (from $115,979 to $96,900) and $847,000 or 73% (from $1,166,405 to $319,319), respectively, in stock based compensation. For the comparative three month periods, the decrease consisted entirely of an expected decline in amortization of the 2012 Stock Option Plan expense. For the comparative nine month periods, the decrease consisted of: an expected decline of $232,000 in amortization of expense relating to our 2012 Stock Option Plan, a $97,000 decrease in expense relating to a prior year grant to our Chief Operating Officer under 2012 Stock Bonus Plan, and a decrease of $259,000 (100,583 shares) payable to our Chief Executive Officer, and $259,000 (100,553 shares) payable to our Chief Financial Officer, made during fiscal 2013 in connection with our acquisition of the KGP.

3.
decreases of approximately $41,000 or 30% (from $138,355 to $97,465) and $612,000 or 64% (from $954,330 to $342,000), respectively, in consulting fees. For the comparative three month periods, the decrease related primarily to a reduction in fees expensed in connection with our acquisition of the KGP. For the comparative nine month periods, the decrease consisted primarily of: a reduction in fees expensed in the prior year in connection with our acquisition of the KGP, a $230,000 decrease in payables in connection with investor relations services (payable to a consultant in 90,000 shares of our restricted common stock), and a $259,000 decrease in finders' fees incurred in connection with the acquisition of the KGP during fiscal 2013 (payable to a consultant in 100,553 shares of our restricted common stock); and

4.
decreases of approximately $85,000 or 61% (from $139,196 to $54,470) and $109,000 or 27% (from $400,841 to $291,823), respectively, in office, travel and general expense resulting primarily from a decrease in administrative travel and costs incurred in connection with our acquisition of the KGP during the prior year.

We did, however, incur a current period increase in certain categories of expense including:

1.
an increase of approximately $133,000 or 131% (from $101,643 to $234,859), in professional fees during the three months ended May 31, 2014, for legal and accounting services incurred to support our migration to a senior stock exchange (which may include the TSX Venture Exchange in Canada) and the preparation of the associated prospectus and registration statement. Our professional fees for the nine month period ended May 31 2014, however, remained relatively unchanged as a result of professional fees incurred earlier in the prior fiscal year in connection with our acquisitions of the KGP.

2.
an increase of $176,400 during the nine months ended May 31, 2014 in financing costs consisting entirely of finders’ fees paid in connection with the 2013 Convertible Note offering completed on October 30, 2013. Finders’ fees of approximately $79,000, incurred during the nine month period ended May 31, 2013 related to private placements of our common stock and were recognized as reductions in paid in capital;

3.
increases in interest expense of $204,665 and $341,585, respectively, for the three and nine month periods ended May 31, 2014 incurred almost entirely in connection with the 2013 Convertible Note offering completed on October 30, 2013; and

4.
an increase of approximately $90,000 or 21% (from $427,121 to $517,139) in accretion of asset retirement obligations generated during the nine months ended May 31, 2014 resulting from a full, rather that partial, period’s accretion during that period.

From September 2012 through May 2014, we used fuel gas from the Spectra pipeline system to maintain operations at the KGP. This fuel gas was to be re-delivered into the Spectra pipeline once production at the KGP was re-established. In March 2014, we agreed to purchase monthly fuel gas from Spectra on an as-used basis (approximately 10,075 gigajoules “GJs” per month). We also agreed to repay Spectra in cash, or in kind, prior to December 31, 2014, for our previous consumption of fuel gas (approximately 174,000 GJs at an estimated net cost to us of approximately $504,000).

We have initiated cost savings measures, including the termination of directors fees effective September 1, 2013, and intend to decrease our administrative costs further during the upcoming fiscal quarter.

The year ended August 31, 2013 compared to the year ended August 31, 2012.

We offset oil and natural gas revenues and lease operating expenses related to unproved oil and gas properties that we are evaluating for commercial viability against the unamortized cost pool until proved reserves are established, or determination is made that the unproved properties are impaired. During the years ended August 31, 2013 and 2012, the unamortized cost pool increased by $1,264,037 and $3,851, respectively, as a result of lease operating expense, net of oil and gas revenue, from unproven properties.

As a result of the application of the full cost pool "ceiling test", we determined that the book value of the San Miguel Lease was impaired to the extent of its carrying value. Accordingly, during the years ended August 31, 2012 and 2011, we recognized losses on the impairment of oil and gas assets of $44,335 and $835,659, respectively. We likewise reduced the carrying value of oil and gas properties to reflect the impairment of the Lease. We have made no additional expenditures on the San Miguel Lease since November 30, 2011.

Our operating loss for the year ended August 31, 2013, increased by approximately $2,410,000 or 86% (from $2,803,000 to $5,213,000) when compared to the year ended August 31, 2012. We attributed these increased losses result to higher costs incurred in almost every category to support our expanded operations, including:

1.
a current year increase of approximately $573,000, in accretion of asset retirement obligations incurred in connection with our interests in the KGP acquired during July and October 2012. No material accretion was incurred during the year ended August 31, 2012;

2.
a current year  increase of approximately $196,000 or 20%% (from $997,836 to $1,193,410) in management and directors fees relating to  the addition of our new Chief Operating Officer during January 2013;

3.
 a current year increase of approximately $493,000 or 63% (from $789,277 to $1,282,384) in stock based compensation expense consisting primarily of $314,000 and $97,000 recognized in net fair value of options and stock, respectively, granted under the 2012 Stock Option and Bonus Plans to our new Chief Operating Officer. Stock based compensation also included  $259,000 (100,583 shares) during fiscal 2013, and $281,000 (118,235 shares) during fiscal 2012, payable to our Chief Executive Officer, and $259,000 (100,553 shares) during fiscal 2013 and $281,000 (118,270 shares) during fiscal 2012 payable to our Chief Financial Officer, respectively, as finders' fees in connection with our acquisition of the KGP;

4.
a current year increase of approximately $551,000 or 104% (from $530,217 to $1,081,442) in consulting fees consisting in largest part of; $230,100 payable for investor relations services (payable to a consultant in 90,000 shares of our restricted common stock), and $259,000 in finders' fees incurred in connection with the acquisition of the KGP (payable to a consultant in 100,553 shares of our restricted common stock), and increased fees for engineering services incurred in connection with the KGP;

5.	a current year increase of approximately $412,000 or 190% (from $217,487 to $629,666), in professional fees incurred in connection with regulatory compliance and our acquisition of the KGP; and

6.
a current year increase of approximately $230,000 or 103% (from $223,464 to $453,138), in office, travel and general expense, relating primarily to travel costs and insurance expense incurred in connection with our acquisition, operation and financing of the KGP.

Liquidity and Capital Resources

We are an exploration stage company. Since inception, we have expended net cash of $6,417,935 to fund our operating activities, and have invested net cash of $2,505,827 in our oil and gas assets. Our operations and investment to date have been funded through the issuance of capital stock and debt. We plan to generate profits by drilling productive gas wells or improving the production of existing wells. We will, however, need to raise additional funds through the sale of our securities, from loans from third parties or by joint venturing operations with third parties which will pay a portion of the costs required to explore for oil and gas in the area covered by our leases. Any wells which we may drill may not produce oil or gas in commercial quantities. We plan to report losses from our operations until such time, if ever, that we begin to generate significant revenue from oil and gas sales.

We intend to migrate the trading of our common stock to a senior stock exchange (which may include the TSX Venture Exchange in Canada). If successful, we believe those efforts could result in higher liquidity, enhanced potential for capital formation, and a more orderly market for our shares.

During the period from June 2012 through February 2013, we sold 4,405,667 shares of our common stock to twenty eight accredited investors at a price of $1.20 per share. Gross proceeds from these private placements totaled $5,286,800. We paid $164,038 in finders' fees in connection with the sale of these shares.

During June 2014, we sold convertible notes having an aggregate principal amount of $1,400,000, to two accredited investors and one non-accredited investor, under the following general terms:

●	the maturity date of the 2014 Convertible Notes is December 31, 2014;

●
at the option of the note holder, the principal amount of the 2014 Convertible Notes may be convertible into shares of our common stock at a price per share to be determined in connection with our planned offering of shares upon migration to a senior stock exchange (which may include the TSX Venture Exchange in Canada), less a 10% discount:

●	a 6% financing fee on the principal sum of the 2014 Convertible Notes, is payable:

a.	in the event the note holder exercises its 2014 Conversion Right, in 69,422 shares of our common stock; or

b.	in the event the note holder does not exercise its 2014 Conversion Right, at the option of the note holder, in cash or in 69,422 shares of our common stock.

●
the 2014 Convertible Notes are non-interest bearing so long as they are paid or converted prior to December 31, 2014. In the event of default, or if a 2014 Convertible Note is not paid, or converted on or December 31, 2014:

a.	the notes will bear interest at 10% per annum, payable monthly; and

b.
an additional 4% financing fee (the Default Financing Fee) on the then outstanding principal balance of the 2014 Convertible Notes shall become due and payable. We are obligated to pay the Default Financing Fee in common shares at a conversion price equal to the closing market price of the common shares on the date of the event of default, or December 31, 2014, whichever is earliest.

Companies affiliated with our Chairman and one of our Directors purchased $1,000,000 and $350,000 in 2014 Convertible Notes, respectively, in the 2014 Convertible Note Offering.

The 2014 Convertible Notes provide added liquidity to support fund raising efforts, and the planning and licensing of phase one exploration. We anticipate that the principal balance of our 2014 Convertible Notes will be converted to shares of our common stock.

On October 30, 2013, we sold convertible notes having an aggregate principal amount of $2,255,000 to 22 accredited investors, under the following general terms:

●	the maturity date of the 2013 Convertible Notes is April 30, 2015;

●	the principal amount of the 2013 Convertible Notes is convertible into shares of the our common stock, and repayable at our election in shares of our common stock, at a price of $1.00 per share;

●	the 2013 Convertible Notes bear interest at 12% per annum payable, at our election, in cash or shares of our common stock at a rate of $1.25 per share;

●
the interest rate payable on the 2013 Convertible Notes is subject to escalation to 15.0% per annum for the entire period during which the 2013 Convertible Notes are outstanding, in the event we do not complete a listing of our common stock or the migration of trading of our common stock to a senior stock exchange (which includes the TSX Venture Exchange) by October 31, 2014; and

●
we also issued stock purchase warrants in connection with the 2013 Convertible Note Offering providing for the purchase of up to 1,127,500 shares of our common stock (one full share for each $2.00 invested in the 2013 Convertible Notes) at an exercise price of $1.25 per share for a period of three years (the Warrants).

In total, 3,382,500 shares of our common stock (comprised of 2,255,000 shares issuable on conversion of the principal of the 2013 Convertible Notes and 1,127,500 shares issuable on exercise of the Warrants), or such greater number of shares as may be issuable upon our election to pay interest in shares of our common stock under the terms of the 2013 Convertible Notes, has been reserved for issuance upon conversion of the 2013 Convertible Notes or exercise of the Warrants in accordance with their terms. On June 2, 2014, $25,000 in principal payable on the 2013 Convertible Notes was converted to 25,000 shares of our common stock at a conversion price of $1.00 per share.

We paid $176,400 in finders' fees with respect to the 2013 Convertible Note Offering.  Entities controlled by our Chief Executive Officer and President acquired $50,000 and $150,000 of 2013 Convertible Notes and were issued 25,000 and 75,000 Warrants, respectively, in the 2013 Convertible Note Offering under these terms.

The 2013 Convertible Notes enhanced our capital resources and supported on-going operations including the acquisition of scientific and engineering data relating to our oil & gas assets.

We anticipate that our acquisition of the KGP will generate significant capital requirements.  During the twelve month period ending August 31, 2015, early estimates indicate that investment in the KGP, including operating costs, the acquisition of additional working interests, and phase one exploration costs may range from $10,000,000 to $15,000,000. We are attempting to raise the capital needed to implement our business plan.

Effective January 20, 2011, a company controlled by our Chief Executive Officer, our Chief Financial Officer, and an unrelated consultant (the “Finders”) entered into an agreement with us providing for the payment of finder’s compensation ranging from 5% (on transaction values greater than $1,000,000) to 10% (on transactions valued up to $300,000) on transactions introduced to us by or through the Finders for a period of two years (the “Finder’s Fee Agreement”). Under the Finder’s Fee Agreement, compensation is divided between the Finders and the Finders may elect whether the finder’s compensation is payable in cash, or in 656,429 shares of our restricted common stock. The Finder’s Fee Agreement specifically recognizes that the KGP has been presented to us by the Finders. As of May 31, 2014, finder’s compensation of $1,599,682 has been accrued under the Finder’s Fee Agreement in connection with our acquisition of the Devon Assets and the Nahanni Assets. Finder’s compensation may be paid in stock upon request of the Finders. The Finders have agreed that none of the proceeds from this offering will be used to pay any amounts due pursuant to the Finder’s Fee Agreement. We do not anticipate, however, that finder’s compensation will be paid from cash until such time as such payment would not impede our business plan.

Other than the Finder’s Fee Agreement, and obligations associated with the operation, acquisition and exploration of our oil and gas leases disclosed elsewhere in this report, our material future contractual obligations as of August 31, 2014 consisted of convertible notes having an aggregate principal amount of $3,630,000.

We estimate that our general and administrative expense, exclusive of costs associated with the KGP, will approximate from $1,500,000 to $2,000,000 over the twelve-month period ending August 31, 2015. In largest part, these costs include administrative and accounting salaries, professional fees, and expenditures relating to our fund raising efforts. We anticipate the proceeds from this the offering will satisfy our working capital needs.  In addition, upon completion of the offering and applying the net proceeds as described under "Use of Proceeds", we anticipate generating cash flow by drilling productive gas wells and returning existing shut-in wells to productive status.

If we are unable to raise the financing we need, our business plan may fail, and our stockholders could lose their investment. There can be no assurance that we will be successful in raising the capital we require, or that if the capital is offered, it will be subject to terms we consider acceptable. Investors should be aware that even if we are able to raise the funds we require, there can be no assurance that we will succeed in our acquisition, exploration or production plans and we may never be profitable.

The oil and gas industry is cyclical in nature and tends to reflect general economic conditions. The pattern of historic fluctuations in gas prices has resulted in additional uncertainty in capital markets. Our access to capital, as well as that of our partners and contractors, has been limited due to tightened credit markets. These limitations may inhibit the size, and timing of exploration ventures.

We anticipate the proceeds from this the offering will satisfy our working capital needs.  In addition, upon completion of the offering and applying the net proceeds as described under "Use of Proceeds", we anticipate generating cash flow by drilling productive gas wells and returning existing shut-in wells to productive status. We will, however, need to raise the additional funds we require through the sale of our securities, from loans from third parties or by joint venturing operations with third parties which will pay a portion of the costs required to explore for oil and gas in the area covered by our leases. Any wells which we may drill may not produce oil or gas in commercial quantities. We plan to report losses from our operations until such time, if ever, that we begin to generate significant revenue from oil and gas sales.

As of August 31, 2014 we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, results of operations, liquidity or capital resources.

Application of Critical Accounting Policies

Measurement Uncertainty

The preparation of consolidated financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We regularly evaluate estimates and assumptions. We base our estimates and assumptions on current facts, historical experience and various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. Our actual results may differ materially and adversely from our estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Our most significant estimates with regard to our consolidated financial statements relate to carrying values of oil and gas properties, asset retirement obligations, the valuation of goodwill, determination of fair values of stock-based transactions, deferred income tax rates, and environmental risks and exposures.

Oil and Gas Properties

We utilize the full cost method to account for our investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. When we commence production from established proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. We do not amortize costs of unproved properties until the proved reserves associated with the projects can be determined or until impairment occurs.  We periodically assess potential impairment of our unproven properties by applying factors based on historical asset experience, average holding periods for unproven properties and other data such as remaining lease term, and geological and geophysical information If an assessment of such properties indicates that properties are impaired, we added the amount of impairment to the capitalized cost base to be amortized.

We calculate Depreciation, Depletion and Amortization (DD&A) of proved oil and gas properties, using the Units of Production Depreciation Calculation (UOP). The UOP calculation, in simplest terms, matches the percentage of estimated proved reserves produced each quarter with the costs of those reserves. The result is to recognize expense at the same pace that the reservoirs are actually depleting. The amortization base in the UOP calculation includes the sum of proved property costs net of accumulated DD&A, estimated future development costs (future costs to access and develop reserves) and asset retirement costs which are not already included in oil and gas property, less related salvage value.

The capitalized costs included in the full cost pool are subject to a "ceiling test" (based on the average of the first-day-of-the-month prices during the preceding twelve-month period pursuant to the SEC's "Modernization of Oil and Gas Reporting" rule), which limits such costs to the aggregate of the (i) estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions, (ii) the lower of cost or estimated fair value of unproven properties included in the costs being amortized, (iii) the cost of properties not being amortized, less (iv) income tax effects related to differences between the book and tax basis of the cost of properties not being amortized and the cost or estimated fair value of unproved properties included in the costs being amortized. If net capitalized costs exceed this limit, the excess is charged to expense in the current period. At August 31, 2013, May 31, 2014, and August 31, 2014 all of our oil and gas interests were unproven.

We account for sales of proved and unproved properties as adjustments of capitalized costs and recognize no gain or loss, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case we recognize the gain or loss in the statement of operations.

Oil and Gas Acquisitions

We account for all property acquisitions that include working interests in proved leaseholds, both operated and non-operated, that would generate more than an immaterial balance of goodwill as business combinations. We do not apply acquisition accounting to the purchase of oil and gas properties entirely comprised of unproved leaseholds.  In large part, however, our acquisitions of the KGP targeted its high-functioning infrastructure which is capable of being conducted and managed as a business in our hands.  In connection with our acquisisitions, we began the pursuit of the KGP’s principal business activities including the production of outputs, which have access to a proven customer base. In accordance with this guidance, we have recognized the fair value of all the assets acquired and liabilities assumed in connection with our KGP working interest acquisitions from Devon and Nahanni effective July 18, 2012 and October 17, 2012, respectively.

On an ongoing basis, we conduct assessments of net assets acquired to determine if acquisition accounting is appropriate.  When we determine a "business" has been acquired under the requirements of ASC Topic 805, we record assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions are expensed as incurred.  We use relevant market assumptions to determine fair value and allocate purchase price, such as future commodity pricing for purchased hydrocarbons, market multiples for similar transactions and replacement value for certain equipment.  Many of the assumptions are unobservable.

Asset Retirement Obligations

We record asset retirement obligations based on guidance set forth in ASC Topic 410, as a liability in the period in which we incur an obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The estimated balance of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life.

Fair Value Measurements

Our valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of these techniques requires significant judgment and is primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

●	Level 1 — quoted prices in active markets for identical assets or liabilities.

●
Level 2 — inputs other than quoted prices that are observable for an asset or liability. These include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

●	Level 3 — unobservable inputs that reflect our own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

We consider all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.  Cash and cash equivalents totaled $476,522, $2,206,347, and $215,087 at August 31, 2013 and 2012, and May 31, 2014, respectively. We are exposed to a concentration of credit risk with respect to our cash deposits. We place cash deposits with highly rated financial institutions in the United States and Canada. At times, cash balances held in financial institutions may be in excess of insured limits. We believe the financial institutions are financially strong and the risk of loss is minimal. We have not experienced any losses with respect to the related risks and do not believe our exposure to such risks is more than normal.

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash, other receivables, accounts payable, accrued liabilities and demand notes payable approximates their carrying value due to their short-term nature.

Revenue Recognition

We recognize natural gas revenue under the sales method of accounting for our interests in producing wells as natural gas is produced and sold from those wells. We recognize revenue upon transfer of ownership of the product to the customer which occurs when (i) the product is physically received by the customer, (ii) an invoice is generated which evidences an arrangement between the customer and us, (iii) a fixed sales price has been included in such invoice and (iv) collection from such customer is reasonably assured. Gas sales are reported net of applicable production taxes.

We offset oil and natural gas revenues and lease operating expenses related to unproved oil and gas properties that are being evaluated for commercial viability against the unamortized cost pool until proved reserves are established, or determination is made that the unproved properties are impaired. During the years ended August 31, 2013 and 2012, we increased the unamortized cost pool by $1,264,037 and $3,851, respectively, as a result of lease operating expense, net of oil and gas revenue, from unproven properties.

During the three and nine month periods ended May 31, 2014, we offset $310,741 and $935,064, respectively of lease operating expense, net of oil and gas revenue, into the full cost pool related to our unproven interests. During the three and nine month periods ended May 31, 2013, we offset $366,518 and $747,134, respectively, of oil and gas revenue, net of lease operating expense, into the full cost pool related to our unproven interests.

Stock-Based Compensation

We record compensation expense in the financial statements for stock-based payments using the fair value method. We determine the fair value of stock options granted to directors and employees using the Black-Scholes option valuation model at the time of grant. We measure fair value for shares of common stock issued for goods or services rendered by non-employees based on the fair value of the goods and services received. Stock-based compensation is expensed as earned with a corresponding increase to share capital.

Foreign Currency Gains and Losses

Our functional and reporting currency is the United States dollar. The functional currency of our Canadian subsidiary is the Canadian dollar. We translate the financial statements of our Canadian subsidiary to United States dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. We record translation gains (losses) in accumulated other comprehensive income as a component of stockholders' equity. We include transaction gains and in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. As of August 31, 2013 and May 31, 2014, we have not entered into derivative instruments to offset the impact of foreign currency fluctuations

Income Taxes

We follow the asset and liability method of accounting for future income taxes. Under this method, we record future income tax assets and liabilities based on temporary differences between the carrying amount of balance sheet items and their corresponding tax bases. In addition, we recognize the future benefits of income tax assets, including unused tax losses,  subject to a valuation allowance, to the extent that it is more likely than not that such future benefits will ultimately be realized. We measure future income tax assets and liabilities using enacted tax rates and laws expected to apply when the tax liabilities or assets are to be either settled or realized.

Earnings per share

We present both basic and diluted earnings (loss) per share (EPS) on the face of the statements of operations. We compute basic EPS by dividing net earnings (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. Our Diluted EPS amounts differ from Basic EPS for the year ended August 31, 2013, as we have adjusted the weighted average number of shares outstanding during the period by 1,614,767 shares of our subsidiary, 1693730 Alberta Ltd. issued in connection with our acquisition of the Nahanni Assets, which are exchangeable for 1,614,767 shares of our restricted common stock.

Our diluted amounts did not differ from basic EPS during the prior year ended August 31, 2012, as we generated net losses during those periods.

Our Diluted EPS amounts did not differ from Basic EPS during the three and nine month periods ended May 31, 2014, or for the three month period ended May 31, 2013, as we generated a net loss during those periods. Our Diluted EPS amounts differ from Basic EPS for the nine months ended May 31, 2013 as we have adjusted the weighted average number of shares outstanding by a) 8,145 shares resulting from in-the-money stock options, and b) 1,204,384 shares of one of our subsidiaries issued in connection with our acquisition of the Nahanni Assets, which are exchangeable for shares of the our restricted common stock.

DESCRIPTION OF SECURITIES

The following is a description of the rights, privileges, restrictions and conditions attaching to our share capital:

Common Stock

General

We are authorized to issue up to 150,000,000 shares of common stock with a par value of $0.001 per share. The authorized shares of our common stock are available for issuance without further action or approval by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

As of the date of this prospectus, we had 19,841,735 shares of common stock outstanding. See "Consolidated Capitalization".

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders including the election of directors. Except as otherwise required by law, the holders of our shares of common stock possess all voting power. According to our bylaws, in general, each director is to be elected by a majority of the votes cast with respect to the directors at any meeting of our stockholders for the election of directors at which a quorum is present. Further, the affirmative vote of a majority of the shares represented at a meeting of our stockholders who are entitled to vote is required in order for any matter to be approved by our stockholders.  Our bylaws provide that stockholders holding at least 5% of the shares entitled to vote, represented in person or by proxy, constitute a quorum at the meeting of our stockholders.

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Because the holders of our common stock do not have cumulative voting rights and directors are generally to be elected by a majority of the votes casts with respect to the directors at any meeting of our stockholders for the election of directors, holders of more than fifty percent, and in some cases less than 50%, of the issued and outstanding shares of our common stock can elect all of our directors.

Dividend Rights

The holders of our common stock are entitled to receive such dividends by our board of directors may declare out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We have not paid any dividends during the past two fiscal years and do not anticipate paying any dividends in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Shares of our common stock, after the fixed consideration thereof has been paid or performed, are not subject to assessment, and the holders of our common stock are not individually liable for our debts and liabilities.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock.  We currently have no shares of preferred stock issued or outstanding.  The Board of Directors has the authority to determine the terms and conditions of such preferred stock at the time of issuance.

Exchangeable Shares

On October 17, 2012, our subsidiary 1693730 Alberta Ltd. issued an aggregate of 1,614,767 exchangeable shares to Canada Southern Petroleum #1 L.P. as partial consideration for the acquisition of the Nahanni Assets. The exchangeable shares are non-voting.

Holders of exchangeable shares may require us to redeem the exchangeable shares at anytime for a number of shares of our common stock equal to the "Exchange Ratio" as at the date of redemption. Currently the exchange ratio is 1:1, such that one share of our common stock would be issuable upon the redemption of each exchangeable share, however the exchange ratio will be increased each time, if any, we declare dividends on our shares of common stock to compensate holders of exchangeable shares as if they had participated in such dividend as a holder of common stock. Holders are also entitled to acquire a number of shares of common stock equal to the exchange ratio for each exchangeable share upon our liquidation or dissolution.

We may elect to redeem all remaining exchangeable shares outstanding if at any time the number of exchangeable shares is less than 75% of the number of exchangeable shares originally issued.  In addition, we will redeem all exchangeable shares outstanding on October 17, 2014, unless such date is extended in the sole discretion of our directors.  In each case, the redemption price shall be satisfied with a number of shares of common stock equal to the exchange ratio at such time.

We and our subsidiaries 1693730 Alberta Ltd. and 1693731 Alberta Ltd. are party to an agreement which gives the holders of exchangeable shares the right to enforce their rights upon exchange, retraction or redemption of exchangeable shares or upon our liquidation.

CONSOLIDATED CAPITALIZATION

The following table sets forth our loan and share capitalization as at May 31, 2014 after giving effect to the 2014 Convertible Note Offering; our pro forma loan and share capitalization as at May 31, 2014 after giving effect to the 2014 Convertible Note Offering and to the Minimum Offering; and our pro forma loan and share capitalization as at May 31, 2014 after giving effect to the 2014 Convertible Note Offering and to the Maximum Offering. This table must be read in conjunction with our financial statements as at May 31, 2014 and accompanying notes contained in this prospectus. See Appendix "A" - Financial Statements.

Description	As at May 31, 2014 after giving effect to the 2014 Convertible Note Offering	As at May 31, 2014 after giving effect to the 2014 Convertible Note Offering and the Minimum Offering		As at May 31, 2014 after giving effect to the 2014 Convertible Note Offering and the Maximum Offering
Liabilities (1)
2013 Convertible Notes (2)(3)	$2,255,000	US$2,255,000		US$2,255,000
2014 Convertible Notes (4)	1,400,000	1,400,000		1,400,000
Share Capital(5)	$30,204,417	--	(7)	--	(7)
Common Stock (6)	(19,648,797 shares)	(_____ shares)		(____ shares)

Notes:

(1)	Does not include accounts payable and accrued liabilities, or asset retirement obligations of $17,583,889 and deferred income taxes of $2,779,849 as of May 31, 2014.

(2)
On October 30, 2013, we issued the 2013 Convertible Notes in an aggregate principal amount of $2,255,000. The 2013 Convertible Notes are unsecured obligations and mature on April 30, 2015. The 2013 Convertible Notes are convertible into our common stock at the election of the holders at a price of $1.00 per share. The 2013 Convertible Notes bear interest at a rate of 10% per annum, which escalates to 12.5% or 15.0% per annum for the entire period during which the 2013 Convertible Notes are outstanding in the event we do not complete a listing of our common stock on a senior stock exchange (which includes the TSX Venture Exchange) on or before July 30, 2014 or October 30, 2014, respectively. We may elect to pay any interest payable on the 2013 Convertible Notes in cash or shares of common stock at a deemed value of $1.25 per share.  We also issued the Warrants in connection with the issuance of the 2013 Convertible Notes at a rate of one warrant to acquire a share of common stock at a price of $1.25 per share for each $2.00 of 2013 Convertible Notes purchased. The Warrants are exercisable at a price of $1.25 per share on or prior to October 30, 2016.

The Convertible Note is shown gross of $474,014 of unamortized discount as at May 31, 2014.

Does not include $1,350,000 of 2014 Convertible Notes issued on June 12, 2014. See "Description of the Business – Company History – 2014 Convertible Note Offering".

(3)	Includes $326,213 of unamortized discount as at May 31, 2014.

(4)
On June 12, 2014 we issued the 2014 Convertible Notes in an aggregate principal amount of $1,400,000.  The 2014 Convertible Notes are unsecured obligations and mature on December 31, 2014.  The 2014 Convertible Notes are convertible into our common stock at the election of holders at $_____, being the price per share of this offering, less a 10% discount.  The 2014 Convertible Notes bear interest at a rate of 10% per annum

(5)	Includes $19,649 of par value and $30,184,768 of additional paid-in capital as at May 31, 2014.

(6)
Does not include any shares of common stock issuable or to be sold upon exercise of the over-allotment option. If the over-allotment option is exercised in full, there will be an aggregate of ● shares of our common stock outstanding after giving effect to the maximum offering.

As at the date hereof, a total of 1,600,000 shares of our common stock are reserved for issuance on exercise of outstanding options pursuant to the 2012 Option Plan and no shares of our common stock are reserved for issuance pursuant to the Stock Bonus Plan.

Does not include an aggregate of 1,614,767 shares of common stock issuable upon the exchange of 1,614,764 Exchangeable Shares of our subsidiary, 1693730 Alberta Ltd. issued on October 17, 2012 in connection with our acquisition of the Nahanni Assets. See "Description of Securities - Exchangeable Shares".

Does not include any 2,255,000 shares issuable upon the convention of the 2013 Convertible Notes, the 1,127,500 shares of common stock issuable upon the exercise of the Warrants described in Note 2 or any shares of common stock issuable upon conversion of the 2014 Convertible Notes.

Does not include shares issuable with respect to: (i) finders' compensation reported for Mr. Macdonald during the years ended August 31, 2013 and 2012 in the amount of $258,495 and $281,399, payable in 110,583 and 118,235 shares of common stock, which remains accrued and unpaid; (ii) compensation reported for Mr. Macdonald of $539,894 to be paid in shares of common stock during the years ended August 31, 2013 and 2012, which remains accrued and unpaid; (iii) finders' compensation reported for Mr. Wesolek during the years ended August 31, 2013 and 2012 in the amount of $258,421 and $281,484, payable in 110,553 and 118,270 shares of common stock, which remains accrued and unpaid; (iv) compensation reported for Mr. Wesolek during the years ended August 31, 2013 and 2012 of $539,905 to be paid in shares of common stock, which remains accrued and unpaid; and (v) finders' compensation reported for the Finders pursuant to the Finders' Fee Agreement for the years ended August 31, 2013 in the amount of $775,339 and $844,823, payable in 301,688 and 354,741 shares of common stock, which remains accrued and unpaid. See "Executive Compensation - Summary Compensation Table".

(7)
Amounts are net of the agent's commission of Cdn.$700,000 in connection with the minimum offering and Cdn$1,400,000 in connection with the maximum offering and estimated expenses of this offering of Cdn$500,000.

Cdn$ amounts have been converted to Cdn$ on the basis of $1.00 = Cdn $● as at ●, 2014.

OPTIONS AND OTHER RIGHTS TO PURCHASE SECURITIES

The following table sets forth certain information in respect of options to purchase shares of our common stock that are outstanding as of the date of this prospectus hereof and that are anticipated to be outstanding at closing.  See also "Executive Compensation – Incentive Plan Awards – 2012 Option Plan."

Group (Number in Group)	Shares Issuable Upon Exercise of Options	Exercise Price per Share Common Stock	Market Value of Common Stock Under Option(1)	Expiration Date(2)
Current officers of our company	1,000,000	$2.15-3.00	Nil	January 15, 2015 to August 27, 2017
Current directors of our company, excluding current officers of our company	500,000	$2.15-2.65	Nil	August 27, 2014 to August 27, 2017
Consultants or other service providers to our company	100,000	$2.15-2.65	Nil	August 27, 2014 to August 27, 2017
Total	1,600,000

Notes:

(1)
The value is calculated based on the offering price, converted to $ on the basis of the Bank of Canada noon rate on ●, 2014 of Cdn. $1.00 = $●, less the exercise price of each option multiplied by the number of shares of our common stock under option.

The expiry dates of the options are based on periods ranging from 1.5 to 3 years from each options applicable vesting date. Unless otherwise determined by the board of directors, options vest in trances such that to 25% of the options vest immediately and the residual 75% vest in portions following periods ranging from 6 months to one year each.

The following table shows the weighted average exercise price of the outstanding options granted pursuant to our Non-Qualified Stock Option Plan as of August 31, 2013. Our Non-Qualified Stock Option Plan has not been approved by our shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Non-Qualified Stock Option Plan	1,600,000	$2.46	400,000
Total	1,600,000	$2.46	400,000

  The following table sets forth certain information in respect of the Warrants to purchase shares of common stock that are outstanding as of the date hereof and that are anticipated to be outstanding at closing.

Group (Number in Group)	Warrants (1) (#)	Exercise Price per Warrant	Market Value of Warrants(2)	Expiration Date
Current officers of our company	100,000	$1.25	NIL	October 30, 2016
Current directors of our company, excluding current officers of our company	-	-	-	-
Consultants or other service providers to our company	-	-	-	-
Other Persons (1)	1,027,500	$1.25	Nil	October 30, 2016
Total	1,127,500

Notes:

(1)
Warrants were issued in connection with the 2013 Convertible Note Offering  providing for the purchase of up to 1,127,500 shares of our common stock. For each $2.00 invested in the 2013 Convertible Notes one Warrant was issued at an exercise price of  $1.25 per share of common stock for a period of three years.

(2)
The value is calculated based on the offering price, converted to $ on Cdn$ the basis of the Bank of Canada noon rate on ●, 2014 of Cdn. $1.00 = $●, less the exercise price of each Warrant multiplied by the number of Warrants outstanding.

PRIOR SALES

The following table summarizes the issuance of shares of our common stock or securities convertible into shares of our common stock in the 12 month period prior to the date hereof.

Date of Issuance	Securities	Number of Securities	Exercise or Issue Price per Security
May 31, 2013	Common Stock (1)	20,789	$1.80 per share
August 31, 2013	Common Stock (1)	24,334	$1.54 per share
October 30, 2013	Convertible Notes (2)	$ 2,255,000 principal amount	$1.00 per share
October 30, 2013	Warrants (3)	1,127,500	$1.25 per share
November 30, 2013	Common Stock (1)	50,909	$1.03 per share
February 28, 2014	Common Stock (1)	48,892	$ 1.07 per share
May 31, 2014	Common Stock (1)	61,257	$ 0.86 per share
June 2, 2014	Common Stock (4)	67,938	$ 0.80 per share
June 2, 2014	Common Stock (4)	100,000	$ 0.80 per share
June 2, 2014	Common Stock (5)	25,000	$ 1.00 per share
June 12, 2014	Convertible Notes (6)	US$1,400,000 principal amount	$● per share

Notes:

(1)
Shares issued quarterly in payment of ongoing consulting agreements with our Chief Executive Officer and an unrelated consultant, and in satisfaction of an administrative services agreement with Holloman Corporation, an affiliate of our largest shareholder Holloman Value Holdings, LLC. See the Related Party Transactions and Executive Compensation sections of this Prospectus for further discussion.

(2)
2013 Convertible Notes in the principal amount of $2,255,000 were issued to 22 accredited investors on October 30, 2013. The entire amount convertible into shares of our common stock at a price of $1.00 per share of our common stock are available upon request by the borrower.

(3)	The Warrants were issued in connection with the issuance of the 2013 Convertible Notes on the basis of one Warrant for every $2.00 principal amount of Convertible Notes.

(4)	67,938 shares issued in payment of $ 54,350 in accrued service fees, and 100,000 shares issued as additional compensation to our President upon his resignation on June 2, 2014.

(5)	Shares issued upon the conversion of $ 25,000 in principal payable under the 2013 Convertible Notes.

(6)
The 2014 Convertible Notes in the principal amount of $1,400,000 were issued to 2 insiders of EFLO and one other investor on June 12, 2014. Upon completion of this offering, the entire amount will be convertible into shares of our common stock at a 10% discount to the offering price.

TRADING PRICE AND VOLUME

The following chart shows the high and low bid prices as quoted on the OTCQB Markets for the periods presented. Prices represent quotations between dealers, without dealer markup, markdown or commissions, and may not represent actual transactions.

Quarter Ended		High		Low
November 30, 2011		$3.50		$2.50
February 28, 2012		$3.50		$1.50
May 31, 2012		$3.00		$1.65
August 31, 2012		$3.00		$1.72

November 30, 2012		$3.00		$2.00
February 28, 2013		$2.44		$1.15
May 31, 2013		$2.04		$1.14
August 31, 2013		$1.80		$1.06

November 30, 2013		$1.30		$0.80
February 28, 2014		$1.40		$0.65
August 31, 2014	$		$

Note:

(1)	On September __, 2014, the closing price for our common stock as reported by the OTCQB was $_____ per share.

There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and the small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue or that the stock price will be maintained.

As of the date of this prospectus, we had 19,841,735 outstanding shares of common stock and approximately 70 shareholders of record.

ESCROWED SECURITIES

As of the date of this prospectus, no securities of EFLO are held in escrow.  However, in accordance with National Policy 46-201 – Escrow for Initial Public Offerings, all securities of the company that are owned or controlled by its "Principals" (see Note 1 to the table below) are required to be deposited into escrow. The following table sets forth details of the securities of the company to be held in escrow by the escrow agent in connection with the Offering:

Designation of Class	Number of Escrowed Securities (1)(2)	Percentage of Class prior to completion of the offering (3)	Percentage of Class after completion of the Minimum Offering (4)	Percentage of Class after completion of the Maximum Offering (5)
Common Stock	●	●	●	●

Notes:

(1)
Common stock to be held in escrow are all shares of common stock issued to "Principals" of the company prior to the offering. "Principals" consist of: (i) directors or senior officers of the company or any material operating subsidiary; (ii) promoters of the company during the two years preceding this offering; (iii) persons who own/control more than 10% of the outstanding common shares immediately before and immediately after the closing date of this offering who also have elected or appointed, or have the right to elect or appoint, a director or senior officer of the company or a material operating subsidiary; (iv) persons who hold/controls more than 20% of the outstanding common stock immediately before and immediately after the closing date of this offering; (v) companies, trusts, partnerships or other entities held more than 50% by one or more of the foregoing; and (vi) spouses or other relatives that live at the same address as any of the foregoing.  Common shares issuable on the conversion of Warrants, 2013 Convertible Notes and 2014 Convertible Notes are also included in such escrow.  Principals holding securities carrying less than 1% of the voting rights attached to our outstanding securities after the offering are exempt from the escrow requirement.

(2)
These securities are held in escrow by the escrow agent as depository. Pursuant to the Escrow Agreement (as defined below), 10% of such securities held in escrow will be released from escrow on the date the common stock is listed on the TSXV, and 15% every six months thereafter, subject to acceleration provisions provided for in National Policy 46-201.

(3)	On the basis of the issued and outstanding shares of common stock as at the date hereof, assuming the conversion of any Warrants, 2013 Convertible Notes and 2014 Convertible Notes held by Principals.

(4)
On the basis of the issued and outstanding shares of common stock assuming that the Minimum Offering is completed, assuming the conversion of any Warrants, 2013 Convertible Notes and 2014 Convertible Notes held by Principals.

(5)
On the basis of the issued and outstanding shares of common stock assuming that the Maximum Offering is completed, assuming the conversion of any Warrants, 2013 Convertible Notes and 2014 Convertible Notes held by Principals.

Pursuant to an escrow agreement (the Escrow Agreement) to be entered into among EFLO, Computershare Trust Company of Canada, as escrow agent, and the Principals of EFLO, the securities described in the above table (the Escrowed Securities) will be deposited into escrow with the Escrow Agent and will be held in escrow subject to the terms of the Escrow Agreement as at ●, 2014. As an "emerging issuer" under NP 46-201, the Escrow Agreement provides that the Escrowed Securities will be released from escrow as to 10% on listing its securities on the TSXV and then in equal tranches at six-month intervals over the 36 months following the listing of our common shares on the TSXV (that is 15% of each Principal's holdings being released in each tranche with an initial 10% tranche being released on the date our common shares are listed on the TSXV).  Pursuant to the terms of the Escrow Agreement, the Escrowed Securities may be transferred within escrow to (i) an individual who is a director or senior officer of EFLO or of a material operating subsidiary of EFLO, subject to the approval of EFLO's board of directors, (ii) to a person or company that before the proposed transfer holds more than 20% of the voting rights attached to the EFLO's outstanding securities, (iii) to a person or company that after the proposed transfer will hold more than 10% of the voting rights attached to EFLO's outstanding securities and has the right to elect or appoint one or more directors or senior officers of EFLO or any of its material operating subsidiaries, (iv) to a financial institution as collateral for a loan upon realization of the loan, or (v) to or between a registered retirement savings plan (RRSP), registered retirement income fund (RRIF), or other similar registered plan or fund, where the annuitant of the RRSP or RRIF, or the beneficiaries of the other registered plan or fund are limited to the Principal and his or her spouse, children or parents or, if the Principal is the trustee of such a registered plan or fund, to the annuitant of the RRSP or RRIF, or a beneficiary of the other registered plan or fund, as applicable, or his or her spouse, children and parents. Pursuant to the terms of the Escrow Agreement, upon the bankruptcy of a Principal who is a party to the Escrow Agreement, the Escrowed Securities may be transferred within escrow to the trustee in bankruptcy or other person legally entitled to such securities. Upon the death of a Principal who is a party to the Escrow Agreement, all Escrowed Securities will be released from escrow to the deceased holder’s legal representative.

PRINCIPAL SECURITY HOLDERS

The following table lists, as of the date of this prospectus, the shareholdings of (i) each person owning beneficially 5% or more of our common stock (ii) each officer and director, and (iii) all officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over their shares of common stock.

Name and address	Number of Shares(5)		Percentage Owned after the Minimum Offering	Percentage Owned after the Maximum Offering
Henry Aldorf	170,500	(1)
Chairman of the Board of Directors
111 Somerset, Unit #06-05
Singapore 238164

Keith Macdonald	936,711	(2)
Chief Executive Officer, Secretary and Director
203 Heritage Place
Calgary, AB, Canada T3Z 3P3

H. Wayne Hamal	250,000
Chief Operating Officer
333 North Sam Houston Parkway, Suite 600
Houston, Texas 77060

Robert Wesolek	480,000
Chief Financial Officer and Director
3 Farther Point
Houston, TX 77024

James Hutton	1,352,938	(3)
President and Director
1750 – 999 West Hastings Street
Vancouver, BC, Canada V6C 2W2

Eric Prim	257,000	(4)
Director
4901 Polo Parkway
Midland, Texas 79705

James Ebeling	275,000	(4)
Director
333 N. Sam Houston Parkway East, Suite 600
Houston, TX 77060

All Officers and Directors as a group (7 persons)	3,362,178

Holloman Value Holdings, LLC	4,577,886	(6)

Pacific World Wide Energy	4,000,000	(7)

VP Bank (Switzerland) Ltd.	1,027,500	(8)

Notes:

(1)	Includes 70,500 shares owned directly by Mr. Aldorf, and those stock options detailed in (5) below. Mr. Aldorf also shares investment control over 4,000,000 shares held by Pacific LNG Operations Ltd.

(2)
Includes: (a) 67,000 shares owned directly by Mr. Macdonald, (b) 305,335 shares held of record by Bamako Investment Management and 319,376 shares held of record by Country Rock Resources, Ltd., companies controlled by Mr. Macdonald, (c) 20,000 shares, over which Mr. Macdonald has investment control, which are held of record by a third person, (d) 50,000 shares held of record by Mr. Macdonald's wife, and those stock options detailed in (5) below.

(3)	Includes 1,027,938 shares held of record by Hutton Capital Corporation, a company over which James Hutton exercises investment control, and those stock options detailed in (5) below.
(4)	Comprised of 4,530,870 shares held of record by Holloman Value Holdings, LLC, a company over which Eric Prim and Jim Ebeling share investment control and those stock options detailed in (5) below.

(5)	Includes the following shares which may be acquired on the exercise of options or warrants listed below.

Name	Shares Issuable Upon Exercise of Warrants	Exercise Price ($)	Date First Exercisable	Expiration Date

Henry Aldorf	50,000	2.15	08/27/12	08/27/14
Henry Aldorf	50,000	2.30	02/27/13	08/27/14
Keith Macdonald*	50,000	2.15	8/27/12	8/27/14
Keith Macdonald	50,000	2.30	2/27/13	8/27/14
Keith Macdonald*	50,000	1.00	10/30/13	10/30/16
Keith Macdonald*	25,000	1.25	10/30/13	10/30/16
H. Wayne Hamal	100,000	2.30	01/15/13	01/15/15
H. Wayne Hamal	100,000	2.50	01/14/14	01/15/16
James Hutton*	50,000	2.15	08/27/12	08/27/14
James Hutton*	50,000	2.30	02/27/13	08/27/14
James Hutton*	150,000	1.00	10/30/13	10/30/16
James Hutton*	75,000	1.25	10/30/13	10/30/16
James Hutton*	●	●	●	●
James Ebeling	37,500	2.15	08/27/12	08/27/14
James Ebeling	37,500	2.30	02/27/13	08/27/14
Eric Prim	37,500	2.15	08/27/12	08/27/14
Eric Prim	37,500	2.30	02/27/13	08/27/14
Robert Wesolek	50,000	2.15	08/27/12	08/27/14
Robert Wesolek	50,000	2.30	02/27/13	08/27/14
Holloman Value Holdings, LLC	10,870	3.50	12/28/10	12/28/12

———————
*      Warrants are held of record by an entity controlled by the named person.

(6)
Holloman Value Holdings, LLC owns 4,577,886  shares of our common stock (17.33%) before the offering and will own__________, ● shares of our common stock (●%) after giving effect to the minimum offering and will own ______________, ● shares of our common stock (●%) after giving effect to the maximum offering.

(7)
Pacific World Energy Corp. has indicated its intent to subscribe for a number of shares of our common stock sufficient to maintain, after giving effect to any conversion of 2014 Convertible Notes it holds by, its current percentage ownership of our common stock. On a fully-diluted basis Pacific World Energy Corp. owns, 4,000,000 shares of our common stock (15.30%) before the offering and will own _________, ● shares of our common stock (●%) after giving effect to the minimum offering and will own ______, ● shares of our common stock (●%) after giving effect to the maximum offering, assuming in each case that it purchase the additional shares required to maintain its current percentage ownership.

(8)
VP Bank (Switzerland) Ltd. owns, 1,027,500  shares of our common stock (3.89%) before the offering and will own __________, ● shares of our common stock (●%) after giving effect to the minimum offering and will own __________, ● shares of our common stock (●%) after giving effect to the maximum offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets out selected historical financial information as at and for the periods indicated. Investors should read the selected historical financial information in conjunction with our management's discussion and analysis, our audited and unaudited financial statements and the accompanying notes included in this prospectus under Appendix "A" – Financial Statements.

	As at and for the nine months ended May 31, 2014	As at and for the year ended August 31, 2013
Financials (US$, unless otherwise noted) Statements of Operations
Operating Expenses	(2,757,062)	(5,212,548)
Other Income (Expense)	(341,585)	11,794,774
Net Income (Loss), after taxes	(3,098,647)	3,802,377

Balance Sheets
Oil and Gas Properties, unproven	49,833,036	48,897,972
Total Assets	52,782,657	51,542,311
Current Liabilities	6,033,456	3,197,627
Noncurrent Liabilities	20,363,738	19,846,599
Total Liabilities	26,397,194	23,044,226
Total Stockholders’ Equity	26,385,463	28,498,085

PLAN OF DISTRIBUTION

We have engaged Canaccord Genuity Corp., or the agent, to conduct this offering on a "reasonable commercial-best efforts" basis, subject to the terms and conditions described in an agency agreement (the “Agency Agreement”) dated ●, 2014 between the agent and our company. The offering is being made on a "reasonable commercial efforts" basis.  Subscriptions for the shares of our common stock will be subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The offering is for a minimum of Cdn$10,000,000 (the “Minimum Offering”) and a maximum offering of Cdn$20,000,000.  Until the Minimum Offering is raised, all funds received will be deposited at _______.  If the Minimum Offering is not sold within 90 days after the date of this prospectus, or the issuance of a final receipt for this prospectus by the Canadian securities regulators, whichever is earlier, an amendment to this prospectus is filed and the Canadian securities regulators have issued a receipt for the amendment, in which case this offering may be continued for an additional 90 days from the date of the receipt of the amendment, all funds received by the agent will be promptly refunded, without interest or deduction for any expenses.  If the Minimum Offering is raised within the time frame specified above (including the allowable __ day extension), the offering will continue until either the first to occur of the following: (i) all shares offered are sold; or (ii) the offering is terminated by the mutual consent of the Company and the agent.

The agent will offer the shares of our common stock, subject to prior sale, if, as and when issued by us and accepted by the agent in accordance with the conditions contained in the Agency Agreement and subject to approval of all legal matters on our behalf by Hart & Hart, LLC and Bennett Jones LLP and, on behalf of the agent, by Dentons US LLP.

The shares of our common stock are being offered concurrently in each of the provinces of Canada other than Québec.

The agent may offer the shares of our common stock for sale in jurisdictions outside of Canada and the United States provided such offer and sale will not require us to comply with the registration, prospectus, filing, continuous disclosure or other similar requirements under the applicable securities laws of such other jurisdictions or pay any additional governmental filing fees which relate to such other jurisdictions. You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

We have agreed to indemnify the agent against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representation and warranties contained in the agency agreement, and to contribute to payments that the agent may be required to make for these liabilities.

The public offering price for the shares of our common stock offered by means of this prospectus is payable in Canadian dollars only.

We are offering the shares of our common stock subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. We are offering the shares of our common stock at the public offering price set forth on the cover page of this prospectus.  In satisfying their obligations under the Agency Agreement, the agent may utilize sub-agents. Subscriptions for the shares of our common stock will be subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice.

Over-Allotment Option

We have granted to the agent an over-allotment option, exercisable at the sole discretion of the agent, in whole or in part, from time to time, for a period of 30 days after the closing of this offering, to purchase additional shares of common stock equal to up to 15% of the number of shares of common stock issued pursuant to this offering on the same terms as set forth above, for the purpose of covering over-allocations, if any. This prospectus also pertains to the sale of the shares of common stock to be delivered upon the exercise of the over-allotment option. We have agreed to pay the agent a fee equal to $● per share of common stock for each share of common stock that they purchase on exercise of the over-allotment option. A purchaser who acquires shares of common stock forming part of the agent's over-allocation position acquires such shares of common stock under this prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases.

Price Stabilization, Short Positions and Passive Market Making

In connection with this offering, the agent may over–allocate or effect transactions which stabilize or  maintain the market price of the shares of our common stock at levels other than those which otherwise might prevail on the open market, including:

●	stabilizing transactions;
●	short sales;
●	purchases to cover positions created by short sales;
●	imposition of penalty bids; and
●	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing a decline in the market price of the shares of our common stock while this offering is in progress. These transactions may also include making short sales of the shares of our common stock, which involve the sale by the agent of a greater number of shares of our common stock than they are required to purchase in this offering. Short sales may be "covered short sales", which are short positions in an amount not greater than the over-allotment option, or may be "naked short sales", which are short positions in excess of that amount. The agent may close out any covered short position either by exercising the over-allotment option, in whole or in part, or by purchasing shares of our common stock in the open market. In making this determination, the agent will consider, among other things, the price of shares of our common stock available for purchase in the open market compared with the price at which they may purchase shares of our common stock through the over-allotment option. The agent must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the shares of our common stock in the open market that could adversely affect purchasers who purchase in this offering.

In addition, in accordance with rules and policy statements of certain Canadian securities regulators, the agent may not, at any time during the period of distribution, bid for or purchase shares of our common stock. The foregoing restriction is, however, subject to exceptions where the bid or purchase is not made for the purpose of creating actual or apparent active trading in, or raising the price of, the shares of our common stock. These exceptions include a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and the applicable stock exchange, including the Universal Market Integrity Rules for Canadian Marketplaces, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

As a result of these activities, the price of the shares of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agent at any time. The agent may carry out these transactions on any stock exchange on which the shares of our common stock are listed, in the over-the-counter market, or otherwise.

Pricing of the Offering

Our common stock trades on the OTC Bulletin Board under the symbol "EFLO".  On September __, 2014, the closing price for one share of our common stock on the OTCQB was $____. The offering price for the shares of our common stock was negotiated between us and the agent.

Commissions

The following table shows the public offering price, placement commissions and fees to be paid by us and the proceeds, before expenses, to us.

Description	Per Share	Minimum Offering	Maximum Offering
Public offering price	Cdn.$●	Cdn.$10,000,000	Cdn.$20,000,000
Agent's commissions and other fees(1)	Cdn.$●	Cdn.$700,000	Cdn.$1,400,000
Proceeds to us, before expenses	Cdn.$●	Cdn.$9,300,000	Cdn.$18,600,000

Note:

(1)
In addition to the cash commission payable to the agent we have agreed to issue to the agent a number of broker warrants equal to 7.0% of the total number of shares of common stock issued pursuant to this offering. Each broker warrant shall be exercisable for one share of common stock at the offering price per share of common stock under this offering for a period of 24 months from the closing of this offering. We will not pay any cash commission or issue any broker warrants to the agent in respect of any shares of common stock issued to our officers, directors or affiliates, or those persons we identified to the agent prior to closing of this offering. Pacific World Energy Corp., one of our principal stockholders, has indicated its intent to purchase a sufficient number of shares of common stock to maintain its current percentage ownership of our common stock. We have also agreed to pay Clarion Finance PTE Ltd., an affiliate of Pacific World Energy Corp., a cash financing fee of Cdn$● per share, representing 7.0% of the gross proceeds they remit in connection with this offering and issue to them a number of non-transferable stock purchase warrants equal to 7.0% of the total number of shares of common stock to which they subscribe in this offering. Each such warrant shall be exercisable for one share of common stock at the offering price per share of common stock under this offering for a period of 24 months from the closing of this offering.

By means of a registration statement, of which this prospectus is a part, we are registering the warrants issuable to Canacord Genuity Corp. and Clarion Finance PTE Ltd., as well as the shares of common stock issuable upon the exercise of these warrants.

DIRECTORS AND OFFICERS

Summary Information

Our directors hold office until the next annual meeting or until their successors have been elected and qualified, or until they resign or are removed. Our board of directors appoints our officers, and our officers hold office for such term as may be prescribed by our board of directors and until their successors are chosen and qualify, or until their death or resignation, or until their removal.

Our directors and executive officers, positions held, ages, duration of service and respective share ownership are as follows:

Name and Country of Residence	Position Held	Age	Director / Officer Since

Henry Aldorf,	Chairman of the Board of Directors	66	June 18, 2012
Singapore

Keith Macdonald,	Chief Executive Officer, Secretary and Director	57	March 10, 2011
Calgary, Alberta Canada

Robert Wesolek	Chief Financial Officer and Director	58	June 16, 2011
Houston, Texas, United States

H. Wayne Hamal	Chief Operating Officer	51	January 15, 2013
Houston, Texas, United States

James Hutton,	Director	54	June 18, 2012
Vancouver, British Columbia, Canada

Eric Prim	Director	56	March 17, 2011
Midland, Texas, United States

James Ebeling	Director	62	June 22, 2011
Houston, Texas, United States

Our directors and officers as a group own 2,469,207 shares of our common stock (12.61% before the offering, ●% after giving effect to the minimum offering and ●% after giving effect to the maximum offering, assuming such directors and officers do not purchase any shares under the offering).

Directors and Officers - Biographies

The following are brief profiles of our directors and officers, including a description of each individual's principal occupation within the past five years.

Henry Aldorf, Chairman of the Board of Directors

Henry Aldorf has 37 years of experience in the petroleum and chemicals industry. Since February 2010, Mr. Aldorf has served as President of Pacific LNG Operations Ltd. and Liquid Niugini Gas Limited and as the Chief Executive Officer and Chairman of the Board of Directors of Terra Nova Energy Ltd. since August 2012. From August 2001 to January 2010, Mr. Aldorf held a variety of senior executive positions with Marathon Oil including; President of Marathon International and Vice-President of Global Upstream of Marathon Oil (2008-2010), Senior Vice President International Business Development – Marathon Oil International (2006-2008), Senior Vice-President West Africa, Middle East and Asia Business Development (2005-2006), and Senior Vice-President West Africa Business Development (2004-2005). In the latter position Mr. Aldorf was responsible for Marathon's EG LNG project in Equatorial Guinea and was the first Managing Director of EG LNG Co. Before joining Marathon in 2001, Mr. Aldorf worked for Unocal Corporation in a variety of positions of increasing responsibility, in both the chemical and business development organization of that company. His international experience includes Europe, United States, Canada, Russian Federation, Brazil, the Asia Pacific Region, Japan, Korea and China. He graduated from the University of Leiden in the Netherlands, with a Bachelor of Science degree in Chemistry and Biochemistry. He also gained a Master of Science degree in Chemical Engineering from Technical University in Delft in the Netherlands, and holds a master of Business Administration from the INSEAD graduate business school, Fountainebleau, France.

Keith Macdonald, Chief Executive Officer, Secretary and Director

Keith Macdonald has been President of Bamako Investment Management Ltd., a private holding and financial advisory company since 1994.  Mr. Macdonald currently serves on the board of Bellatrix Exploration Ltd. (TSX) since November 2009, Madalena Ventures Inc. (TSXV) since June 2010, Surge Energy Inc. (TSX) since April 2010, Mountainview Energy Ltd. (TSXV) since December 2010, and Holloman Energy Corporation (OTCQB) since August 2009. Most recently, he was a director of Rocky Mountain Dealership Inc. (TSX) from November 2007 to May 2013, WCSB Oil & Gas Royalty Income Funds from December 2009 to October 2011, Profound Energy Inc. (TSX) from November 2007 to July 2009, Cirrus Energy Corporation (TSXV) from March 2004 to April 2011, Cordy Oilfield Services Inc.(TSXV) from July 2009 to August 2011, Stratabound Minerals Inc.(TSXV) from November 2006 to October 2001, and Breaker Energy Ltd (TSX) from August 2005 to December 2009, and prior thereto a director of several public and private oil and gas companies. Mr. Macdonald was founder, President and Director of New Cache Petroleums from 1987 until its amalgamation in 1994 and thereafter Chief Financial Officer and Director until its sale in 1999. He is a past Chairman and director of the Small Explorers and Producers of Canada.

Robert Wesolek, Chief Financial Officer and Director

Robert Wesolek has been the Chief Financial Officer of Holloman Energy Corporation since August 4, 2009, and has acted as an executive consultant providing financial, regulatory and system design services to emerging corporations since 2006. In July, 2013, Mr. Wesolek also joined Pacific Hunt Energy Corp. as a director and its Chief Financial Officer. Prior to 2006, Mr. Wesolek served as Chief Financial Officer and director of House of Brussels Chocolates Inc. (2004-2006), President and Chief Executive Officer of The Navigates Corporation (1998-2004), Chief Financial Officer of Sharp Technology Inc. (1998-2001), President of the Desktop Software Division of Citadel Security Software (1996-1998), and Chief Operating Officer of Kent Marsh Ltd., Inc. (1988-1996). During the period from 1980 to 1988, Mr. Wesolek was a Senior Practice Manager in the Audit Division of Arthur Andersen LLP.

H. Wayne Hamal, Chief Operating Officer

H. Wayne Hamal has over 25 years of oil and gas industry experience with both major and independent oil companies. From January 2012 to January 2013, Mr. Hamal was Managing Director of HDH Resources, and from August 2011 to December 2011 he acted as a self-employed oil and gas consultant.  He was General Manager of Exploration and Production (2008-2011), and Senior Engineering and Drilling Manager (2005-2008), for InterOil Corporation (NYSE) operating in Papua New Guinea. In that role, he was instrumental in the development of the drilling program for InterOil and was integral to the discovery and appraisal of the Elk/Antelope gas condensate fields. From 2002 to 2005, Mr. Hamal worked for Marathon Oil Company as Joint Venture Manager, Equatorial Guinea, West Africa, where he worked directly with production operations and major projects primarily involved with the development of the Alba gas condensate field and associated LPG, methanol and LNG plants. Before joining Marathon, Mr. Hamal worked for CMS Oil and Gas (1987-2001) where he held a variety of engineering positions, both domestic and international, including Production Manager Equatorial Guinea, West Africa. Mr. Hamal holds a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines.

James Hutton, Director

James Hutton has spent his career in the financial services industry and for the past 25 years has specialized in structured finance and resource company finance. He has served as President and Chief Executive Officer of Hutton Capital Corporation, a company engaged in investment banking since September 1996. In April 1998, Mr. Hutton also founded, and was President and Chief Executive Officer of the Canada Dominion Resources Group of companies, one of the largest flow-through share funds in Canada. The Canada Dominion Resources Group focused their investments on mining and energy issuers actively exploring for resources in Canada. The Canada Dominion Resources Group was acquired from Mr. Hutton by the Dundee/Dynamic Mutual fund organization in December of 2006.  In addition, Mr. Hutton was the President and Chief Operating Officer of the CMP Resource Group from 2003 to 2005. He also serves as director of Tasman Metals Ltd. (AMEX/TSXV) from March 2010 to June 2012, SantaCruz Silver Mining Inc. (TSXV) from September 2011 to present, Batero Gold Corp. (TSXV) from November 2010 to June 2012, and Caymus Resources Inc. (TSXV) from January 2012 to September 2013.

Eric Prim, Director

Eric Prim is the President of Pilot Energy Solutions, and has been Vice President of its affiliate, Holloman Corporation since 1997. He has served as a director of Holloman Energy Corporation since September 2007 and also became that company’s Chief Operating Officer in 2009. Prior to his association with Holloman, Mr. Prim held senior technical management positions with Hunt Energy (1982-1987) and Rexene Corporation (1987-1997). Mr. Prim holds a B.S. in Chemical Engineering from The University of Texas (1982) and an M.B.A. from Amber University (1987). Mr. Prim is a registered Professional Engineer in Texas and holds eight issued or pending U.S. Patents, all pertaining to energy technology.

James Ebeling, Director

James Ebeling has been the Chief Financial Officer of Holloman Corporation since November 2007. During the period from 2001 to 2007, Mr. Ebeling was Vice President of SUEZ Energy North America, Inc. In that capacity, he provided project management and development services on a variety of multi-billion dollar energy related projects. Prior to 2001, Mr. Ebeling served as Vice President of Hawkins Oil and Gas (1996-2001), Vice President of Transworld Oil Company (1989-1996), Vice President of Anchor Coupling (1984-1989), and Vice President of the Charter Company (1981-1984).

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Cease Trade Orders

Except as described below, to our knowledge, no director or executive officer of our company (nor any personal holding company of any of such person) is, as of the date of this prospectus, or was within ten years before the date of this prospectus, a director, chief executive officer or chief financial officer of any company (including our company), that: (a) was subject to a cease trade order (including a management cease trade order), an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days (collectively, an Order), that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (b) was subject to an Order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Our director Eric Prim, was a director and executive officer of Holloman Energy Corporation (HEC). While Mr. Prim was a director and executive officer of HEC, on January 20, 2009. On that Date HEC was subject to a Cease Trade Order (CTO) issued in British Columbia, Canada under Rule BCI 51-509 which required HEC to file their September 30, 2008 interim financial statements with the commission by December 1, 2008. Until the date of the CTO, HEC held the opinion that it was not subject to newly interpreted Rule BCI 51-509. Further, HEC had no record of receipt of notice of the CTO. On March 16, 2009, the CTO involving HEC was revoked by the British Columbia Securities Commission. HEC has been in continuous compliance with Rule BCI 51-509 since that date.

Bankruptcies

To our knowledge, no director or executive officer of our company (nor any personal holding company of any of such person), or shareholder holding a sufficient number of securities of our company to affect materially the control of our company: (a) is, as of the date of this prospectus, or has been within the ten years before the date of this prospectus, a director or executive officer of any company (including our company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) has, within the ten years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer on such shareholder.

Penalties or Sanctions

To our knowledge, no director or executive officer of our company (nor any personal holding company of any of such persons), or a shareholder holding a sufficient number of securities of our company to affect materially the control of our company, has been subject to: (a) any civil/criminal penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Related Party Transactions

Effective September 1, 2013, we executed an administrative services agreement with our largest shareholder, Holloman Corporation. Under this agreement, fees of $5,000 per month are payable to Holloman Corporation covering; office and meeting space, supplies, utilities, office equipment, network access and other administrative facilities costs. These fees are payable quarterly in shares of our restricted common stock at the closing price of the stock on the last trading-day of the applicable monthly billing period. This administrative services agreement can be terminated by either party with 30-day notice. Proceeds from this administrative service agreement have been assigned to a wholly owned subsidiary of Holloman Corporation.

Effective January 20, 2011, a company controlled by our then Chief Executive Officer, Keith Macdonald, and our Chief Financial Officer, Robert Wesolek, and an unrelated consultant (the finders) entered into an agreement with us providing for the payment of finders' compensation ranging from 5% (on transaction values greater than $1,000,000) to 10% (on transactions valued up to $300,000) on transactions introduced to us by or through the Finders for a period of two years (the Finders' Fee Agreement). Under the Finders' Fee Agreement, compensation is divided between the Finders and the Finders may elect whether the finders' compensation is payable in cash, or shares of our restricted common stock. If the Finders elect to receive payment in stock, the shares into which finders' compensation will be converted will be calculated using the average closing price of our common stock for the ten trading days preceding the closing date of the transaction to which the compensation relates. The Finders' Fee Agreement specifically recognizes that the KGP has been presented to us by the Finders. As of May 31, 2014, finders' compensation of $1,599,682 has been accrued under the Finders' Fee Agreement in connection with our acquisition of the Devon Assets and the Nahanni Assets.

To secure our indemnity of the asset retirement obligations associated with the Devon Assets, we provided Devon a corporate guarantee (the Guarantee) from Holloman Corporation in the amount of Cdn$10,000,000 ($9,439,000) and delivered a letter of credit provided by PLNG in the amount of Cdn$4,380,000 ($4,134,000) to Devon (the Devon LOC). We also delivered a letter of credit provided by PLNG in the amount of Cdn$625,000 ($590,000) to the government of the Yukon Territory (the Yukon LOC). The amounts of the Devon LOC and Yukon LOC reduce the amount of the Guarantee on a dollar-for-dollar basis. We intend to actively develop and explore the KGP lands which will defer potential abandonment and reclamation liabilities into the longer term.

The Guarantee was provided to Devon by our largest shareholder, Holloman Corporation, in exchange for 3,250,000 shares of our restricted common stock. The Devon LOC was provided to Devon by PLNG.  PLNG provided the Yukon LOC. In exchange for the Devon LOC and Yukon LOC we issued PLNG 4,000,000 shares of our restricted common stock. Our directors, James Ebeling and Eric Prim are officers of Holloman Corporation, and Henry Aldorf, the Chairman of the board of directors, is a director of PLNG.

 Future situations may arise where the interest of such directors and officers conflict with their interests as directors and officers of other companies. We intend to address any conflicts through requiring directors and officers to disclose the existence of such conflicts to the board and, if required by applicable corporate law, not to vote on any resolution of the board of directors to approve such matter.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have developed an executive compensation strategy built on offering a competitive compensation package, which is oriented toward developing a culture of ownership by providing long-term equity-based incentives which is similar to strategies of many other companies of our size and stage of growth. This approach is based on the assumption that our share price performance over the long-term is an important indicator of long-term performance. The compensation of the board of directors and executive officers is not anticipated to change following the completion of this offering.

Our compensation philosophy is based on the following fundamental principles:

●	Compensation programs must be aligned with shareholder interests by aligning the goals of executives with maximizing long-term shareholder value.

●	Compensation to executive officers must be performance sensitive by linking compensation to our market performance and as we achieve production and cash flow to operating performance.

●
Compensation programs must be market competitive in terms of value and structure in order to retain existing employees and key consultants who are performing according to their objectives and to attract new individuals of the highest caliber.

We developed our executive compensation program based on the above-mentioned compensation philosophy. We attract and retain a high quality management team and motivate performance by aligning a significant portion of the compensation to enhancement in share value. We encourage employees to become significant shareholders. We have no specific performance objectives in assessing the performance of the Named Executive Officers, and there are no quantifiable performance goals that are required to be met by a Named Executive Officer.

In establishing the executive compensation program, the Compensation Committee also considers the implication of the risks associated with the compensation program, including:

●	The risk of executives taking inappropriate or excessive risks.

●	The risk of inappropriate focus on achieving short term goals at the expense of long term return to shareholders.

●	The risk of encouraging aggressive accounting practices.

●	The risk of excessive focus on financial returns and operational goals, including production amounts, at the expense of regulatory, environmental and health and safety.

While no program can fully mitigate these risks, we believe that many of these risks are mitigated by:

●	Weighting the long term incentives towards share ownership and vesting long term incentives over a number of years.

●	Establishing a uniform incentive program for all executive officers, employees and key consultants.

●
Avoiding narrowly focused performance goals which may encourage loss of focus on providing long term shareholder return and retaining adequate discretion to insure that the Compensation Committee and the board of directors retain their business judgment in assessing actual performance.

●	Establishing a strong "tone at the top" for accounting, regulatory, environmental and health and safety compliance.

Compensation Decision-Making Process

The Compensation Committee assists the board of directors in fulfilling its responsibilities by monitoring our compensation plans and practices and ensuring their congruence with our objectives and goals by assessing and making recommendations regarding compensation, benefits, short and long-term incentive programs and employee retention. The Compensation Committee is currently composed of Messrs. James Ebeling, Eric Prim and Henry Aldorf, each of whom are independent directors. A summary of the charter of the Compensation Committee is set forth under "Statement of Corporate Governance Practices". All of the Compensation Committee members have served as a senior executive officer and/or director of numerous organizations and have direct experience in executive and corporate compensation programs. Reference should be made to each proposed member's biography found under "Directors and Officers".

The executive officers present recommendations to the Compensation Committee regarding salary and consulting fee adjustments and bonuses for all of our staff, including our executive officers. The focus of the discussion is on the individual executive  and key consultant's salaries or consulting fees, bonuses and long-term incentive awards with a review of the aggregate level of salary, bonuses and long-term incentive awards for the balance of the staff. The Compensation Committee makes specific recommendations to the board of directors on the  Executive Officer's salary or consulting fees, bonus payments and long-term incentive awards. The Compensation Committee also recommends the salaries and consulting, bonus and long-term incentive awards payments of all other officers and key consultants.

The board of directors reviews all recommendations of the Compensation Committee before final approval. Any director who is also an officer is excused from the directors' meeting during any discussion of their compensation.

Components of Compensation Plan

Our executive compensation program provides a balanced set of components designed to deliver the objectives of our compensation philosophy. The salary/consulting fee component provides a base of secure compensation necessary to attract and retain executive talent. The variable components, bonus and long-term incentives are designed to balance short-term performance with our long-term interests and motivate the superior performance of both. The long-term incentive plan also aligns our executive officers with shareholders and helps retain executive talent. In determining base salary or consulting fees, bonuses and long-term incentive awards, the Compensation Committee uses the executive's current level of compensation as the starting point. The Compensation Committee then considers overall corporate performance, to evaluate the execution of the business strategy and other subjective elements. Each element of the executive compensation program is described in more detail below.

Base Salaries, Benefits and Consulting Fees

In setting base compensation levels of individual executive officers, consideration is given to objective factors such as level of responsibility, experience and expertise as well as subjective factors such as leadership skills and the unique challenges of the Kotaneelee project's remote location and related LNG plans. The Compensation Committee also believes that performance-based compensation plans and long term equity interests, such as stock options and restricted bonus plan awards, are an important element in the compensation package for our executive officers. This compensation strategy is similar to the strategies of other early development stage companies.

2012 Option Plan

Our employees, directors, officers, key consultants and advisors are eligible to be granted options pursuant to the 2012 Option Plan, provided however, that consultants or advisors must render bona fide services, and the services must not be in connection with the offer or sale of securities in a capital-raising transaction or promoting the price of our common stock.

Stock Bonus Plan

Our employees, directors, officers, key consultants and advisors are eligible to be granted shares of our common stock pursuant to the Stock Bonus Plan provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or promoting the price of our common stock.

Summary Compensation Table

The following table sets forth for the years ended August 31, 2013, 2012 and 2011 information concerning the compensation paid to the Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer and the President, being our only executive officers (the Named Executive Officers) during such periods.

Name and Principal Position	Fiscal Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	All Other Compensation (US$)	Total (US$)
Keith Macdonald (1)(5) Chief Executive Officer and Secretary	2013 2012 2011	- - -	- - -	378,495 594,899 113,548	- 188,650 -	180,000 35,000 -	558,495 818,549 113,548

H. Wayne Hamal (2) Chief Operating Officer	2013 2012 2011	- - -	- - -	97,000 - -	313,646 - -	190,625 - -	601,271 - -

Robert Wesolek (3)(5) Chief Financial Officer	2013 2012 2011	227,27 223,925 -	- - -	- 384,984 -	- 188,650 -	60,000 131,975 108,675	545,693 729,534 108,675

James Hutton (4) President	2013 2012 2011	- - -	- - -	- 103,500 -	- 188,650 -	168,424 28,161 -	168,424 320,311 -

Notes:

(1)
Mr. Macdonald provides services to us under the terms of consulting services agreements with Bamako Investment Management Ltd. (Bamako) (until September 1, 2012) and Country Rock Resources Ltd. (thereafter) (the "Consulting Services Agreements"), which are both companies over which he exercises control. These agreements may be terminated by either party, with or without cause, following 30 days notice. For the purpose of this table and the notes thereto, all amounts payable to these consulting companies are disclosed as amounts payable directly to Mr. Macdonald. Under these agreements, Mr. Macdonald is compensated $20,000 per month for up to 50% of his time as our Chief Executive Officer. Compensation is payable in equal parts cash and shares of our restricted common stock. Compensation payable in stock is computed at the closing price of our common stock on the last trading-day of the applicable monthly earning period.

As discussed under "All Other Compensation", for the year ended August 31, 2013, Mr. Macdonald earned director’s fees totaling $60,000 and $120,000 in cash under the Consulting Services Agreements. Mr. Macdonald was also paid $120,000 in stock at a weighted average conversion price of $1.87 per share (64,344 shares) under the Consulting Services Agreements which is shown as an element of Stock Awards.

During the year ended August 31, 2012, in an effort to conserve cash, Mr. Macdonald elected to accept stock for all but $30,000 of this compensation arising from Consulting Services Agreements. During that year, we paid Mr. Macdonald $210,000 in stock at a weighted average conversion price of $1.73 per share (121,660 shares). In addition, during 2012, Mr. Macdonald was granted 50,000 shares of stock (fair value $103,500) and stock options providing for the purchase of 200,000 shares of stock (fair value $188,650) under our Stock Bonus Plan and 2012 Option Plan, respectively. Mr. Macdonald also received $5,000 in other compensation for his services as director during fiscal 2012.

During the years ended August 31, 2013 and 2012, Mr. Macdonald also received $258,495 and $281,399 in finders' compensation, payable in 110,583 and 118,235 shares of stock at $2.57 and $2.38 per share, respectively, in connection with our acquisition of the KGP (see Note 5). All of Mr. Macdonald’s finders' compensation is accrued but unpaid as of May 31, 2014.

Of the compensation reported for Mr. Macdonald for the years ended August 31, 2013 and 2012, $110,000 in cash compensation, and $539,894 in compensation to be paid in stock, remained accrued and unpaid as of August 31, 2013.

(2)
Mr. Hamal provides services to us under the terms of Consulting Services Agreement with HDH Resources, LLC (HDH), an entity over which he exercises control. For the purpose of this table and the notes thereto, all amounts payable to HDH are disclosed as amounts payable directly to Mr. Hamal. During the years ended August 31, 2013 and 2012, we paid Mr. Hamal fees totaling $190,625 and $0, respectively. In addition, Mr. Hamal was granted 50,000 shares of stock (fair value $97,000) and stock options providing for the purchase of 400,000 shares of stock (fair value $313,646) under our Stock Bonus Plan and 2012 Option Plan, respectively.

Of the compensation reported for Mr. Hamal for the year ended August 31, 2013, $13,541 in cash compensation remained accrued and unpaid as of August 31, 2013.

(3)
During the years ended August 31, 2013, and 2012 we paid Mr. Wesolek fees for his services as our Chief Financial Officer of $227,272 and $23,925 and director’s fees of $60,000 and $5,000, respectively.

During the years ended August 31, 2012 and 2011, we paid Mr. Wesolek financial consulting fees totaling $126,975 and $108,675, respectively. In addition, Mr. Wesolek was granted 50,000 shares of stock (fair value $103,500) and stock options providing for the purchase of 200,000 shares of stock (fair value $188,650) under our Stock Bonus Plan and 2012 Option Plan, respectively.

During the years ended August 31, 2013 and 2012, Mr. Wesolek also received $258,421 and $281,484 in finders' compensation, payable in 110,553 and 118,270 shares of stock at $2.57 and $2.38 per share, respectively, in connection with our acquisition of the KGP (See Note 5). All of Mr. Wesolek’s finders' compensation is accrued but unpaid as of May 31, 2014.

Of the compensation reported for Mr. Wesolek for the years ended August 31, 2013 and 2102, $69,750 in cash compensation, and $539,905 in compensation to be paid in stock, remained accrued and unpaid as of August 31, 2013.

(4)
Mr. Hutton provided services as our President until June ●,2014 under the terms of an informal agreement with Hutton Capital Corporation (Hutton Capital), an entity over which he exercises control. For the purpose of this table and the notes thereto, all amounts payable to Hutton Capital are disclosed as amounts payable directly to Mr. Hutton. Under that agreement, we paid Mr. Hutton Capital $10,000 per month.

During the year ended August 31, 2013 we paid Hutton Capital $108,424 for Mr. Hutton’s services as our President and $60,000 in other compensation for his services as director.

During the year ended August 31, 2012, we paid Hutton Capital $28,161. In addition, Hutton Capital was granted 50,000 shares of stock (fair value $103,500) and stock options providing for the purchase of 200,000 shares of stock (fair value $188,650) under our Stock Bonus Plan and 2012 Option Plan, respectively. Mr. Hutton also received $5,000 in other compensation for his services as director during 2012.

Of the compensation reported for Mr. Hutton for the years ended August 31, 2013 and 2102, $79,220 in cash compensation, remained accrued and unpaid as of August 31, 2013.

(5)
Effective January 20, 2011, an entity controlled by the Finders entered into the Finders' Fee Agreement. Under the Finders' Fee Agreement, compensation is divided between the Finders. The Finders have elected to receive payment in stock. The shares into which finders' compensation is paid were calculated using the average closing price of our common stock for the last ten trading days preceding the closing date of the transaction to which the compensation relates. The Finders' Fee Agreement specifically recognizes that the KGP has been presented to us by the Finders'.

During the years ended August 31, 2013 and 2012, we accrued a total of  $775,339 and $844,823 in finders' compensation, payable in 301,688 and 354,741 shares of stock at $2.57 and $2.38 per share, respectively, in connection with our acquisition of the KGP (see Notes 1 and 3).

Incentive Plan Awards

Stock Bonus Plan

On August 27, 2012, we established a stock bonus plan (the "Stock Bonus Plan"). The Stock Bonus Plan authorizes the issuance of up to 350,000 shares of our common stock to be issued to our employees, directors, officers, and consultants or advisors provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or promoting the price of our common stock.

The Stock Bonus Plan is administered by our Compensation Committee. The Compensation Committee reports all action taken by it to the board of directors.  The Compensation Committee has full and final authority in its discretion, subject to the provisions of the Stock Bonus Plan, and subject to the approval of the board of directors, to determine the individuals to whom and the time or times at which shares shall be granted and the number of such shares; to construe and interpret the Stock Bonus Plan; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Stock Bonus Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

Any shares issued pursuant to the Stock Bonus Plan will be forfeited if the "vesting" schedule established by the Compensation Committee at the time of the grant is not met. Vesting, among other conditions, can be the period during which the employee must remain our employee or the period of time a non-employee must provide services to us. At the time an employee ceases working for us (or at the time a non-employee ceases to perform services for us), any shares not fully vested will be forfeited and cancelled.

Shares of our common stock issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies any vesting requirements imposed when the shares were issued.

Our board of directors may at any time, and from time to time, amend, terminate, or suspend the Stock Bonus Plan in any manner they deem appropriate, provided that any amendment, termination or suspension may not adversely affect rights or obligations with respect to options or shares previously granted.  Following completion of the Offering, we do not intend to make any further awards under the Stock Bonus Plan.

2012 Option Plan

On August 27, 2012 we established a non-qualified stock option plan (the 2012 Option Plan). The 2012 Option Plan authorizes the issuance of up to 2,000,000 shares of our common stock to persons that exercise options granted pursuant to the 2012 Option Plan. Our employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the 2012 Option Plan, provided however, that consultants or advisors must render bona fide services, and the services must not be in connection with the offer or sale of securities in a capital-raising transaction or promoting the price of our common stock.  We determine the option exercise price with the approval of our board of directors.

Our Compensation Committee administers the 2012 Option Plan. The Compensation Committee reports all action taken by it to the board of directors. The Compensation Committee has full and final authority in its discretion, subject to the provisions of the 2012 Option Plan, and subject to the approval of the board of directors, to determine the individuals to whom and the time or times at which options shall be granted and the number of such options; to construe and interpret the 2012 Option Plan; to determine the terms and provisions of the respective option agreements, which need not be identical, including, but without limitation, terms covering the payment of the option price; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the 2012 Option Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

In the discretion of the Compensation Committee, subject to approval of the board of directors, any option may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Compensation Committee, subject to approval of the board of directors, may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted issued pursuant to the 2012 Option Plan will be forfeited if the "vesting" schedule established by the Compensation Committee at the time of the grant is not met. Vesting, among other conditions, can be the period during which the employee must remain our employee or the period of time a non-employee must provide services to us. At the time an employee ceases working for us (or at the time a non-employee ceases to perform services for us), any options not fully vested will be forfeited and cancelled. In the discretion of the Compensation Committee, subject to approval of the board of directors, payment for the shares of common stock underlying options may be paid through offset of indebtedness or the delivery of shares of our common stock having a fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Compensation Committee.

Options granted pursuant to the 2012 Option Plan are generally non-transferable except upon death of the option holder. If an option holder resigns as an officer or director, or is terminated for cause, any options which are not then exercisable will automatically expire.

We may at any time, and from time to time, amend, terminate, or suspend the 2012 Option Plan in any manner we deem appropriate, provided that any amendment, termination or suspension may not adversely affect rights or obligations with respect to options or shares previously granted.  Following any listing of our common stock on the TSX Venture Exchange, all issuances of options to acquire shares of our common stock will be issued under the 2014 Option Plan.  See "2014 Option Plan" below.

2014 Option Plan

In August, 2014, our board of directors adopted a new stock option plan (the 2014 Option Plan), which is in compliance with the policies of the TSX Venture Exchange. The purpose of the 2014 Option Plan is to advance the interests of our company and its shareholders by attracting, retaining and motivating the performance of selected directors, officers, employees or consultants of our company of high caliber and potential and to encourage and enable such persons to acquire and retain a proprietary interest in our company by ownership of its stock.

The 2014 Option Plan provides that, subject to the requirements of the TSX Venture Exchange, the aggregate number of securities reserved for issuance, set aside and made available for issuance under the 2014 Option Plan (together with any shares reserved for issuance under the terms of the 2012 Option Plan and the Stock Bonus Plan) may not exceed 10% of the issued and outstanding shares of our common stock at the time of granting of options.

If the shares of our common stock are listed on the TSX Venture Exchange, the following terms apply to the 2014 Option Plan:

●
the number of shares of our common stock which may be reserved in any 12 month period for issuance to any one individual upon exercise of all stock options held by that individual may not exceed 5% of the issued and outstanding shares of our common stock of our company at the time of the grant;

●
the number of share of our common stock which may be reserved in any 12 month period for issuance to any one consultant may not exceed 2% of the issued and outstanding shares of our common stock and the maximum number of shares of our common stock which may be reserved in any 12 month period for issuance to all persons engaged in investor relations activities may not exceed 2% of the issued and outstanding shares of our common stock of our company;

●	options granted to any person engaged in investor relations activities will vest in stages over 12 months or more with no more than ¼ of the stock options vesting in any three month period;

●
stock options granted to optionees engaged in investor relations activities on behalf of our company expire 30 days after such optionees cease to perform such investor relations activities for our company; and

•
the exercise price of any stock options granted under the 2014 Option Plan shall be determined by the board of directors, but may not be less than the closing price of the shares of our common stock on the TSX Venture Exchange on the last trading day immediately preceding the date of the grant of such stock options (less any discount permissible under TSX Venture Exchange rules).

The Compensation Committee of the Board, or in the alternative, a committee of two or more directors appointed by the board of directors will administer the 2014 Option Plan. The Compensation Committee will report all action taken by it to the board of directors. The Compensation Committee will have full and final authority in its discretion, subject to the provisions of the 2014 Option Plan, and, subject to the approval of the board of directors, to determine the individuals to whom and the time or times at which options shall be granted and the number of such options; to construe and interpret the 2014 Option Plan; to determine the terms and provisions of the respective option agreements, which need not be identical, including, but without limitation, terms covering the payment of the option price; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the 2014 Option Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

The term of any stock options granted under the 2014 Option Plan shall be determined at the time of grant but, subject to earlier termination in the event of termination or in the event of death, the term of any stock options granted under the 2014 Option Plan may not exceed ten years. Options granted under the 2014 Option Plan are not to be transferable or assignable other than by will or other testamentary instrument or pursuant to the laws of succession.

Subject to certain exceptions, in the event that a director, officer, employee, or consultant ceases to act in any such capacity in relation to our company, unvested stock options will terminate immediately and vested stock options granted to such director, officer, employee or consultant under the 2014 Option Plan will expire 90 days after such individual or entity ceases to act in that capacity in relation to our company, other than for cause, death, or disability. Options granted to an employee or consultant that ceases to act in that capacity in relation to our company are terminated immediately upon the employee or consultant being terminated for cause. In the event of death or disability of an option holder, options granted under the 2014 Option Plan expire one year from the date of the death or disability of the option holder.

Outstanding Equity Awards

The following table sets forth for each Named Executive Officer certain information concerning the outstanding equity awards for the year ended August 31, 2013.

	Option-based Awards					Share-based Awards
Name and Principal Position	Number of shares of common stock underlying unexercised Options		Option exercise price ($)	Option expiration date(1)	Value of unexercised in-the-money Options ($)(2)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested ($)	Market or payout value on vested share-based awards not paid out or distributed ($)
	(#) Exercisable	(#) Unexercisable
Keith Macdonald,	50,000	-	2.15	August 27, 2014	-	100,000	-	-
Chief Executive	50,000	-	2.30	August 27, 2014	-	-	-	-
Officer	-	50,000	2.50	August 27, 2017	-	-	-	-
and Secretary	-	50,000	2.65	August 27, 2017	-	-	-	-

H. Wayne Hamal, Chief Operating Officer	100,000	-	2.30	January 15, 2015	-	300,000	-	-
	-	100,000	2.50	January 15, 2016	-	-	-	-
	-	100,000	2.75	January 15, 2017	-	-	-	-
	-	100,000	3.00	July 15, 2017	-	-	-	-

Robert Wesolek,	50,000	-	2.15	August 27, 2014	-	100,000	-	-
Chief Financial	50,000	-	2.30	August 27, 2014	-	-	-	-
Officer	-	50,000	2.50	August 27, 2017	-	-	-	-
	-	50,000	2.65	August 27, 2017	-	-	-	-

James Hutton,	50,000	-	2.15	August 27, 2014	-	100,000	-	-
President	50,000	-	2.30	August 27, 2014	-	-	-	-
	-	50,000	2.50	August 27, 2017	-	-	-	-
	-	50,000	2.65	August 27, 2017	-	-	-	-

Notes:

(1)
The expiry dates of the options are based on periods ranging from 1.5 to 3 years from each options applicable vesting date. Unless otherwise determined by the board of directors, options vest in trances such that to 25% of the options vest immediately and the residual 75% vest in portions following periods ranging from 6 months to one year each.

(2)
Values have been calculated based on the difference between the closing trading price of the shares of common stock as at August 31, 2013, being US$1.30 per share, and the exercise price of the Options on August 31, 2013.

Incentive Plan Awards - Value Vested or Earned During the Year

The following table sets forth for each Named Executive Officer, the value of option-based awards which vested during the year ended August 31, 2013, the value of share-based awards which vested during the year ended August 31, 2013 and the value of non-equity incentive plan compensation earned during the year ended August 31, 2013.

Name	Option-based awards - Value vested during the year ($)	Share-based awards - Value vested during the year ($)	Non-equity incentive plan compensation - Value earned during the year ($)

Keith Macdonald	36,900	-	-
H. Wayne Hamal	63,862	97,000	-
Robert Wesolek	36,900	-	-
James Hutton	36,900	-	-

Director Compensation

On August 27, 2012, we authorized compensation for members of the board of directors such that each director would receive compensation of $5,000 per month, the Chairman of the board of directors would receive additional compensation of $1,000 per month, and members of committees of the board of directors would receive additional compensation of $750 per month for each committee membership. Effective September 1, 2013 further director compensation as noted above was terminated.

Directors are also eligible to be granted options to acquire shares of common stock under the 2012 Option Plan and the 2014 Option Plan, as determined by the board of directors and/or the Compensation Committee. No options were granted to non-executive directors during the year ended August 31, 2013.

Our directors are reimbursed for reasonable out-of-pocket expenses in connection with board of director and committee meetings.

Directors' Summary Compensation Table

The following table sets forth for each director, other than directors who are also a Named Executive Officer, certain information concerning his compensation for the year ended August 31, 2013.

Name	Year	Fees Earned or Paid in Cash ($)	Share-based Awards ($)	Option-based Awards ($)	All other Compensation ($)	Total ($)

Henry Aldorf(2)	2013	81,000	-	-	-	81,000
Eric Prim(2)	2013	78,000	-	-	-	78,000
James Ebeling(2)	2013	78,000	-	-	-	78,000

Notes:

(1)
This table excludes compensation paid to directors Keith Macdonald, Robert Wesolek and James Hutton who are or were also our officers during the relevant period. See "Summary Compensation Table" for compensation information relating to these directors.

(2)	All directors fees payable to Mr. Aldorf ($87,750), Mr. Prim ($84,500), and Mr. Ebeling ($84,500) remained accrued and unpaid as of May 31, 2014.

Directors' Outstanding Equity Awards

The following table sets forth for each director, other than directors who are also a Named Executive Officer, certain information concerning the outstanding equity awards for the year ended August 31, 2013.

	Option-based Awards					Share-based Awards
Name and Principal Position	Number of shares of common stock underlying unexercised Options		Option exercise price ($)	Option expiration date(1)	Value of unexercised in-the-money Options ($)(2)	Number of Shares or Units of Shares that have not vested	Market or payout value of Share-based awards that have not vested ($)	Market or payout value on vested Share-based awards not paid out or distributed ($)
	(#) Exercisable	(#) Unexercisable

Henry Aldorf, Chairman	50,000	-	2.15	August 27, 2014	-	100,000	-	-
	50,000	-	2.30	August 27, 2014	-	-	-	-
	-	50,000	2.50	August 27, 2017	-	-	-	-
	-	50,000	2.65	August 27, 2017	-	-	-	-

Eric Prim, Director	37,500	-	2.15	August 27, 2014	-	75,000	-	-
	37,500	-	2.30	August 27, 2014	-	-	-	-
	-	37,500	2.50	August 27, 2017	-	-	-	-
	-	37,500	2.65	August 27, 2017	-	-	-	-

James Ebeling, Director	37,500	-	2.15	August 27, 2014	-	75,000	-	-
	37,500	-	2.30	August 27, 2014	-	-	-	-
	-	37,500	2.50	August 27, 2017	-	-	-	-
	-	37,500	2.65	August 27, 2017	-	-	-	-

Notes:

(1)
The expiry dates of the options are based on periods ranging from 1.5 to 3 years from each options applicable vesting date. Unless otherwise determined by the board of directors, options vest in trances such that to 25% of the options vest immediately and the residual 75% vest in portions following periods ranging from 6 months to one year each.

(2)
Values have been calculated based on the difference between the closing trading price of the shares of common stock as at August 31, 2013, being US$1.30 per share, and the exercise price of the Options on August 31, 2013.

Directors' Incentive Plan Awards - Value Vested or Earned During the Year

The following table sets forth for each director other than directors who are also a Named Executive Officer, the value of option-based awards which vested during the year ended August 31, 2013, the value of share-based awards which vested during the year ended August 31, 2013 and the value of non-equity incentive plan compensation earned during the year ended August 31, 2013.

Name	Option-based awards - Value vested during the year ($)	Share-based awards - Value vested during the year ($)	Non-equity incentive plan compensation - Value earned during the year ($)

Henry Aldorf	36,900	-	-
Eric Prim	27,675	-	-
James Ebeling	27,675	-	-

INDEBTEDNESS OF DIRECTORS AND OFFICERS

We are not aware of any individuals who are either current or former executive officers, directors or employees of our company or any of our subsidiaries and who have indebtedness outstanding as at the date hereof (whether entered into in connection with the purchase of our stock or otherwise) that is owing to: (i) us or any of our subsidiaries, or (ii) another entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us or any of our subsidiaries.

Except for: (i) indebtedness that has been entirely repaid on or before the date of this prospectus, and (ii) "routine indebtedness" (as defined in Form 51-102F5 of the Canadian Securities Administrators), we are not aware of any individuals who are, or who at any time since inception were, a director or executive officer of our company, a proposed nominee for election as a director or an associate of any of those directors, executive officers or proposed nominees who are, or have been at any time since incorporation, indebted to us or any of our subsidiaries, or whose indebtedness to another entity is, or at any time since our incorporation has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by our company.

AUDIT COMMITTEE

Audit Committee Charter

The board of directors have adopted a written charter and terms of reference for the Audit Committee, which sets out the Audit Committee's responsibility for (among other things) reviewing our financial statements and our public disclosure documents containing financial information and reporting on such review to the board of directors, ensuring our compliance with legal and regulatory requirements, overseeing qualifications, engagement, compensation, performance and independence of our external auditors, and reviewing, evaluating and approving the internal control and risk management systems that are implemented and maintained by management. A copy of the Audit Committee charter is attached to this prospectus as Appendix “B”.

Composition of the Audit Committee and Relevant Education and Experience

The Audit Committee consists of three members, Jim Ebeling, Eric Prim and Henry Aldorf. Each of the members of the Audit Committee is considered "financially literate" and "independent" within the meaning of National Instrument 52-110 – Audit Committees (NI 52–110).

As described in the following table, we believe that each of the members of the Audit Committee possesses: (a) an understanding of the accounting principles used by our company to prepare its financial statements; (b) the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our company's financial statements, or experience actively supervising one or more individuals engaged in such activities; and (d) an understanding of internal controls and procedures for financial reporting.

For a summary of the education and experience of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee, see "Directors and Officers".

External Audit Service Fees

The following table summarizes the fees paid by us to our auditors, for external audit and other services for the years ended August 31, 2013 and 2012.

Auditor	Year	Audit Fees(2) (US$)	Audit-Related(3) Fees (US$)	Tax Fees(4) (US$)	All Other Fees(5) (US$)

Weaver and Tidwell, L.L.P. (.1)	2013	110,323	-	13,450	-
	2012	71,350	-	6,500	-

De Joya Griffith & Company, LLC(1)	2013	-	-	-	-
	2012	2,500	-	-	-

Notes:
(1)
On September 26, 2011, we dismissed De Joya Griffith, LLC as our independent registered public accounting firm and engaged Weaver and Tidwell, L.L.P. as our independent registered public accounting firm.

(2)	"Audit Fees" means the aggregate fees billed by our external auditor in each of the last two fiscal years for audit fees.

(3)
"Audit-Related Fees" means the aggregate fees billed in each of the last two fiscal years from assurance and related services by the issuer's external auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees.

(4)	"Tax Fees" means the aggregate fees billed in each of the last two fiscal years for professional services rendered by our external auditor for tax compliance, tax advice, and tax planning.

(5)
"All Other Fees" means the aggregate fees billed in each of the last two fiscal years for products and services provided by the issuer's external auditor, other than the services reported under "Audit Fees", "Audit-Related Fees" and "Tax Fees".

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Board of Directors

We have determined that each of Messrs. Aldorf, Prim and Ebeling are independent directors since they do not have any direct or indirect material relationship with EFLO. We have determined that Messrs. Macdonald, Wesolek and Hutton are not independent as each of them is, or has been within the three previous years, an executive officer of EFLO.

Our independent directors do not hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance.  However, the board of directors has procedures in place to hold in-camera sessions where circumstances arise.

The following directors of our company are presently directors of other issuers that are reporting issuers (or the equivalent):

Name of Director	Name of Other Reporting Issuers
Keith Macdonald	Bellatrix Exploration Ltd., Madalena Energy Inc., Surge Energy Inc., Mountainview Energy Ltd. and Holloman Energy Inc.
James Hutton	Tasman Metals Ltd., Santacruz Silver Mining Ltd., Batero Gold Corp. and Caymus Resources Inc.
Henry Aldorf	Terra Nova Energy Ltd.

Board Charter

The board of directors, either directly or through its committees, is responsible for the supervision of management of our business and affairs with the objective of enhancing shareholder value.

Audit Committee

The Audit Committee consists of Messrs. Aldorf, Prim and Ebeling.  Each of the members of the audit committee is "independent", as that term is defined by the NYSE MKT.  Mr. Ebeling serves as our “Financial Expert”.

The audit committee's charter includes assisting the board of director's oversight of:

●	the integrity of our financial statements;

●	our compliance with legal and regulatory requirements;

●	the independent auditor's qualifications and independence; and

●	the performance of our internal audit function and independent auditors.

For further information, see "Audit Committee".

Compensation Committee

The members of the Compensation Committee are Messrs. Aldorf, Prim and Ebeling each of whom is independent. The Compensation Committee's charter is to discharge the responsibilities of the board of directors relating to compensation of the directors and executive officers. The Compensation Committee has overall responsibility for evaluating and recommending the compensation plans, policies and programs of our company. The Compensation Committee's charter includes:

●	developing executive compensation philosophy and establish and annually review and approve policies regarding executive compensation programs and practices;

●
reviewing and approving corporate goals and objectives relevant to executive officer compensation, evaluating executive officer performance in light of those goals and objectives and recommending executive officer compensation based on this evaluation;

●	establishing and administering annual and long-term incentive compensation plans for executive officers;

●	recommending to the board of directors for its approval and, where appropriate, submission to the our shareholders, incentive compensation plans and equity-based plans;

●	recommending for its approval changes to executive compensation policies and programs;

●	reviewing, approving or recommending approval/rejection of, all special executive employment, compensation and retirement arrangements;

●
if the Compensation Committee determines that the services of a consultant would be helpful, the Compensation Committee may retain and terminate a consultant to assist in the evaluation of a director or executive officer. The Compensation Committee shall have the sole authority to approve the consultant’s fees and other retention terms;

●	annually review executive stock ownership;

●
recommending to the board of directors for board of director action all tax-qualified retirement plans and all plan amendments that are non-administrative in nature, and fulfilling fiduciary and non-fiduciary functions by approving and recommending to the board of directors for board of director action: a) the designation of the trustee and the execution of trust agreements for any such plan or plans, b) the termination, merger or consolidation of any such plan or plans, and c) the extension of plan participation to employees of affiliates or subsidiaries;

●
recommending to the board of directors for board of director action all nonqualified benefit plans and all plan amendments that are non-administrative in nature, and approving and recommending to the board of directors for its action: a) the designation of the trustee and the execution of trust agreements for any such plan or plans, b) the termination, merger or consolidation of any such plan or plans, and c) the extension of plan participation to employees of affiliates or subsidiaries;

●	periodically reviewing plan administration, participation and regulatory compliance of nonqualified plans;

●	reviewing management's recommendations for other nonexecutive corporate incentive plans and annually review plan goals and results;

●
providing minutes of Compensation Committee meetings to the board of directors and reporting to the board of directors on any significant matters arising from the Compensation Committee's work, including recommendations for awards for executive officers, and special executive employment, compensation and retirement arrangements;

●	reviewing and approving the report on executive compensation required by the rules of the SEC, or such other authoritative body, to be included in the our regulatory filings;

●	determining procedures for selection of our executive officers;

●	determining procedures for board of directors review of, and for communicating such review to our executive officers;

●	developing guidelines for, and monitor compliance with, long-range succession planning;

●	developing and maintaining, in consultation with the Chairman of the Board and the Chief Executive Officer, a short-term succession plan for unexpected situations affecting our executive officers; and

●	monitoring procedures relating to executive development.

See also "Executive Compensation – Compensation Discussion and Analysis".

Orientation and Continuing Education

We do not currently have a formal orientation and educational program for new recruits to the board of directors, however, we provide such orientation and education on an informal basis. The board of directors believes that this is a practical and effective approach in light of its particular circumstances, including its size of limited turnover of the directors and the experience and expertise of the members of the board of directors.

No formal continuing education program currently exists for our directors; however, directors are encouraged to attend, enroll in or participate in courses and/or seminars dealing with financial literacy, corporate governance and related matters. Each director has the responsibility for ensuring that he maintains the skill and knowledge necessary to meet his obligations as a director.

Ethical Business Conduct

The board of directors has adopted a code of ethics, a copy of which will be available for review on www.sedar.com following completion of the offering. It is expected that each of our officer's and director's will confirm his or her understanding, acceptance and compliance of the code on an annual basis. Any reports of variance from the code of business and ethics will be reported to the board of directors.

The code of ethics also contains a whistleblower procedure which provides personnel with the ability to report to the chair of the audit committee, on a confidential and anonymous basis, any violations within our company including (but not limited to), criminal conduct, falsification of financial records or unethical conduct. The board of directors believes that providing a forum for employees, officers and directors to raise concerns about ethical conduct and treating all complaints with the appropriate level of seriousness foster a culture of ethical conduct.

Nomination of Directors

The board of directors does not have a nominating committee. The board of directors as a whole is responsible for selecting nominees for election to the board of directors. At present, the board of directors does not have a process by which it identifies new candidates for nomination to the board of directors but rather the identification of new candidates is done on an informal and ad hoc basis.

Board Assessments

We have not commenced a formal process of assessing the board of directors and its committees or the individual directors. To date the board of directors has satisfied itself that the board of directors, its committees and individual directors are performing effectively through informal discussions.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Such filings are available to the public over the internet at the SEC at the website www.sec.gov and in Canada on www.sedar.com.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus.  This prospectus does not contain all information included in the registration statement.  Certain information is omitted and you should refer to the registration statement and its exhibits, as filed.

You may review a copy of the registration statement at the SEC's public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m.

You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also read and copy any materials we file with the SEC at the SEC's public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information, or to make any representation in connection with this offering, other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as if we authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

There are no legal proceedings we are or were a party to, or that any of its property is or was the subject of, during our most recent financial year, nor are any such legal proceedings known to us  to be contemplated, that involves a claim for damages, exclusive of interest and costs, exceeding 10% of our current assets.

There are no: (a) penalties or sanctions imposed against us by a court relating to securities legislation or by a securities regulatory authority since our inception; (b) other penalties or sanctions imposed by a court or regulatory body against us that would likely be considered important to a reasonable investor in making an investment decision; and (c) settlement agreements we entered into before a court relating to securities legislation or with a securities regulatory authority since our inception.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as disclosed elsewhere in this prospectus, there is no material interest, direct or indirect, of any: (a) director or executive officer of our company; (b) person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10% of any class or series of our voting securities; and (c) associate or affiliate of any of the persons or companies referred to in (a) or (b) above in any transaction since the our inception that has materially affected or is reasonably expected to materially affect our company.

RELATIONSHIP BETWEEN THE COMPANY AND THE AGENT

The agent and its affiliates have in the past and may in the future provide various financial advisory, investment banking and commercial banking services for us and our affiliates in the ordinary course of business for which they have received and will receive customary fees and commissions.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are Weaver and Tidwell, L.L.P., Certified Public Accountants and Consultants, 24 Greenway Plaza, Suite 1800, Houston, Texas, 77046. Weaver and Tidwell, L.L.P. have been our auditors since September 26, 2011. Weaver and Tidwell L.L.P. has entered into a participation agreement with the Canadian Public Accountability Board and, as such, is a "participating audit firm" under National Instrument 52-108 – Auditor Oversight.

Our consolidated financial statements as of August 31, 2013 and 2012, and for each of the two years ended August 31, 2013 and 2012, and for the period from inception (July 22, 2008) to August 31, 2013 appearing in this prospectus have been audited by Weaver and Tidwell, L.L.P., independent registered public accounting firm, as set forth in their report thereon, appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Weaver and Tidwell, L.L.P. has confirmed to us that it has complied with the SEC’s rules on auditor independence.

Our shares of common stock are issued in registered form.  The transfer agent and registrar for our common stock is Computershare Investor Services Inc. in Calgary, Alberta and Denver, Colorado.

LEGAL MATTERS

Certain legal matters relating to the distribution of shares of the common stock will be passed upon by Hart & Hart, LLC in the United States and Bennett Jones LLP in Canada, on behalf of our company, and by Dentons US LLP in the United States, and by Dentons Canada LLP in Canada on behalf of the agent. As at the date hereof, the partners and associates of each of Bennett Jones LLP and Dentons Canada LLP who participated in or were in a position to directly influence the preparation of the opinions of their respective firms, as respective groups, beneficially own, directly or indirectly, less than 1% of our common stock, and such groups respectively each own less than 1% of the outstanding securities of any associate or affiliate of our company.

APPENDIX "A"

FINANCIAL STATEMENTS

INDEX TO THE FINANCIAL STATEMENTS

1.	Audited consolidated financial statements of EFLO as at and for the years ended August 31, 2013 and 2012.	A - 2
2.	Unaudited consolidated financial statements of EFLO as at and for the three and nine months ended May 31, 2014 and 2013.	A - 19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of EFLO Energy, Inc. (formerly known as EFL Overseas, Inc.)
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of EFLO Energy, Inc. (an Exploration Stage Company) (the Company) as of August 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and for the period from inception (July 22, 2008) to August 31, 2013. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EFLO Energy, Inc. (an Exploration Stage Company) as of August 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended, and for period from inception (July 22, 2008) to August 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that EFLO Energy, Inc. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, EFLO Energy, Inc. has not generated significant operating revenues since inception, has incurred losses in developing its business, and further losses are anticipated. EFLO Energy, Inc. requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about EFLO Energy, Inc.’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

November 29, 2013

AN INDEPENDENT	WEAVER AND TIDWELL L.L.P.	HOUSTON
MEMBER OF BAKER TILLY	CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS	24 GREENWAY PLAZA, SUITE 1800, HOUSTON, TX 77046
INTERNATIONAL	WWW.WEAVER.COM	P: (713) 850 8787 F: (713) 850 1673

EFLO ENERGY, INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

	August 31,	August 31,
	2013	2012
		(As Restated)
ASSETS

CURRENT ASSETS
Cash	$476,522	$2,206,347
Accounts receivable
Accrued gas sales	-	178,225
Joint interest owners and other	912,458	122,745
Prepaids	41,565	204,892
Other	19,429	17,919
Total current assets	1,449,974	2,730,128

OIL AND GAS PROPERTIES, full cost method, unproven	48,897,972	22,107,381

OTHER ASSETS - Goodwill	1,194,365	1,194,365
Total assets	$51,542,311	$26,031,874

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$3,117,627	$1,483,041
Asset retirement obligation - current	80,000	80,000
Total current liabilities	3,197,627	1,563,041

NONCURRENT LIABILITIES
Asset retirement obligations	17,066,750	7,057,716
Deferred income taxes	2,779,849	-
Total liabilities	23,044,226	8,620,757

STOCKHOLDERS' EQUITY
Capital Stock
Authorized:
10,000,000 preferred shares, par value $0.001 per share
150,000,000 common shares, par value $0.001 per share
Issued and outstanding:
19,487,739 and 17,478,539 common shares at August 31, 2013 and 2012, respectively	19,488	17,479
Additional paid-in capital	29,153,194	21,830,083
Accumulated other comprehensive loss	(43,488)	(2,959)
Accumulated deficit during the exploration stage	(631,109)	(4,433,486)
Total stockholders' equity	28,498,085	17,411,117

Total liabilities and stockholders' equity	$51,542,311	$26,031,874

The accompanying notes are an integral part of these consolidated financial statements.

EFLO ENERGY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

			Cumulative results
	Year Ended		from July 22, 2008
	August 31, 2013	August 31, 2012	to August 31, 2013
		(As Restated)
EXPENSES
Management and directors' fees	$1,193,410	$997,836	$2,389,794
Stock-based compensation expense	1,282,384	789,277	2,071,661
Consulting fees	1,081,442	530,127	1,958,420
Professional fees	629,666	217,487	1,009,910
Office, travel and general	453,138	223,464	769,747
Accretion of asset retirement obligations	572,508	-	572,508
Oil and gas property impairment	-	44,335	879,994
Total Expenses	5,212,548	2,802,526	9,652,034

OPERATING LOSS	(5,212,548)	(2,802,526)	(9,652,034)

OTHER INCOME
Gain on acquisition of assets	11,766,787	-	11,766,787
Gain on forgiveness of accounts payable	27,987	-	33,987
INCOME (LOSS) before taxes	6,582,226	(2,802,526)	2,148,740
Provision for income tax	(2,779,849)	-	(2,779,849)
NET INCOME (LOSS)	$3,802,377	$(2,802,526)	$(631.109)
Loss on foreign currency translation	(40,529)	(2,959)	(43,488)
COMPREHENSIVE INCOME (LOSS)	$3,761,848	$(2,805,485)	$(674.597)

EARNINGS (LOSS) PER SHARE
Basic	$0.20	$(0.33)
Diluted	$0.19	$(0.33)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	18,926,937	8,467,594
Diluted	20,338,199	8,467,594

The accompanying notes are an integral part of these consolidated financial statements.

EFLO ENERGY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
From July 22, 2008 (Inception) to August 31, 2013

					Deficit
				Accumulated	Accumulated
	Common Shares		Additional	Other	During	Total
	Number		Paid-In	Comprehensive	Exploration	Stockholders'
	of Shares	Amount	Capital	Income (loss)	Stage	Equity (Deficit)

Balance, July 22, 2008	-	$-	$-	$-	$-	$-

Common Stock issued for cash at $0.0001 per share - July 2008	100,000,000	100,000	(95,000)	-	-	5,000

Comprehensive loss	-	-	-	-	(5,145)	(5,145)
Balance, August 31, 2008	100,000,000	100,000	(95,000)	-	(5,145)	(145)

Common Stock issued for cash at $0.0015 per share - February 2009	3,300,000	3,300	1,650	-	-	4,950

Net loss	-	-	-	-	(14,777)	(14,777)
Balance, August 31, 2009	103,300,000	103,300	(93,350)	-	(19,922)	(9,972)

Forgiveness of debt by former director	-	-	9,337	-	-	9,337

Common Stock redeemed and cancelled at $0.001 per share - April 2010	(96,700,000)	(96,700)	96,600	-	-	(100)

Comprehensive loss	-	-	-	-	(63,850)	(63,850)
Balance, August 31, 2010	6,600,000	6,600	12,587	-	(83,772)	(64,585)

Investment units issued for cash at $2.30 per unit - December 2010 (net of fees)	86,870	87	191,013	-	-	191,100

Investment units issued for cash at $3.00 per unit - April 2011 (net of fees)	390,000	390	1,122,810	-	-	1,123,200

Investment units issued for cash at $3.00 per unit - May 2011 (net of fees)	120,000	120	357,480	-	-	357,600

Comprehensive loss					(1,547,188)	(1,547,188)
Balance, August 31, 2011	7,196,870	7,197	1,683,890	-	(1,630,960)	60,127

Conversion of indebtedness to investment units	23,334	23	69,977	-	-	70,000

Issued for services	483,334	484	944,065	-	-	944,549

Stock-based compensation granted	-	-	246,976	-	-	246,976

Issued for cash at $1.20 per unit (net of fees)	2,525,001	2,525	2,942,425	-	-	2,944,950

Issued in connection with Devon asset acquisition	7,250,000	7,250	15,942,750	-	-	15,950,000

Comprehensive loss
Loss					(2,802,526)	(2,802,526)
Foreign currency translation				(2,959)		(2,959)
Total Comprehensive Loss						(2,805,485)
Balance, August 31, 2012 (As Restated)	17,478,539	17,479	21,830,083	(2,959)	(4,433,486)	17,411,117

Issued for services	78,534	78	144,922	-	-	145,000

Stock-based compensation granted	50,000	50	811,615	-	-	811,665

Sold for cash at $1.20 per share (net of fees)	1,880,666	1,881	2,175,931	-	-	2,177,812

Noncontrolling Interest granted - Nahanni Asset Acquisition	-	-	4,190,643	-	-	4,190,643

Comprehensive income
Income					3,802,377	3,802,377
Loss on foreign currency translation				(40,529)		(40,529)
Total Comprehensive Income						3,761,848
Balance, August 31, 2013	19,487,739	$19,488	$29,153,194	$(43,488)	$(631,109)	$28,498,085

The accompanying notes are an integral part of these consolidated financial statements.

EFLO ENERGY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Cumulative results
	Year Ended			from July 22, 2008
	August 31, 2013	August 31, 2012		to August 31, 2013
		(As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,802,377		$(2,802,526)	$(631,109)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation and fee payments	2,234,104		2,035,808	4,269,912
Unrealized foreign exchange losses	(40,529)		(2,959)	(43,488)
Gain on forgiveness of accounts payable	(27,987)		-	(33,987)
Gain on acquisition of Nahanni assets	(11,766,787)		-	(11,766,787)
Accretion of asset retirement obligations	572,508		-	572,508
Oil and gas property impairment	-		44,335	879,994
Deferred income tax provision	2,779,849		-	2,779,849
Changes in working capital items -			-
Accounts receivable	(611,488)		(300,970)	(912,458)
Prepaids and other	161,817		(197,500)	(60,994)
Accounts payable and accrued liabilities	38,730		305,039	618,310
Net cash used in operating activities	(2,857,406)		(918,773)	(4,328,250)

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures on oil and gas properties, net	(917,631)		(15,051)	(1,657,182)
Acquisition of oil and gas interests	(132,600)		(289,295)	(421,895)
Net cash used in investing activities	(1,050,231)		(304,346)	(2,079,077)

CASH FLOWS FROM FINANCING ACTIVITIES
Common stock sold for cash, net of fees	2,177,812		2,944,949	6,779,612
Common stock redeemed for cash	-		-	(100)
Proceeds from notes payable	-		-	554,500
Repayments of notes payable	-		(2,500)	(484,500)
Loans from related parties	-		-	34,337
Net cash (used in) provided by financing activities	2,177,812		2,942,449	6,883,849

INCREASE (DECREASE) IN CASH	(1,729,825)		1,719,330	476,522

CASH, BEGINNING OF PERIOD	2,206,347		487,017	-

CASH, END OF PERIOD	$476,522		$2,206,347	$476,522

SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	$-		$-	$-
Cash paid for income taxes	$-		$-	$-
Forgiveness of debt	$-		$-	$9,337
NON-CASH INVESTING ACTIVITIES:
Accrued expenditures on oil and gas properties	$346,406		$33,135	$346,406
Asset retirement obligation incurred	$-		$-	$80,000
Asset retirement obligation acquired in Devon Acquisition	$-		$7,057,716	$7,057,716
Asset retirement obligation acquired in Nahanni acquisition	$9,436,526	$		$9,436,526
NON-CASH FINANCING ACTIVITIES
Common stock issued as repayment of note payable	$-		$70,000	$95,000
Common stock issued for services	$145,000		$1,788,831	$1,933,831
Common stock issued for Devon assets	$-		$15,950,000	$15,950,000
Exchangeable shares granted for Nahanni assets	$4,190,643	$		$4,190,643

The accompanying notes are an integral part of these consolidated financial statements.

EFLO ENERGY, INC.
(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE AND CONTINUANCE OF OPERATIONS

EFLO Energy, Inc. (the “Company”), was incorporated in the State of Nevada on July 22, 2008, and prior to March 2011, was relatively inactive. During March 2011, the Company initiated operations focused on oil and gas exploration and development in the United States and Canada. During the period from July 18, 2012 through October 17, 2012, the Company acquired working interests totaling 53.65% (including a 100% working interest in one shut in gas well) in the Kotaneelee Gas Project (“KGP”) located on 30,542 gross acres in the Yukon Territory in Canada. (Note 4).

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States (“US GAAP”) which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. The Company is in the exploration stage. It has not generated operating revenues, and has accumulated operating losses of $9,652,034 since inception. The Company has funded its operations through the issuance of capital stock and debt. Management plans to raise additional funds through third-party equity or debt financings and the joint venturing of its exploration efforts with third parties. There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern. The Company’s ability to continue its operations as a going concern, realize the carrying value of its assets, and discharge its liabilities in the normal course of business is dependent upon its ability to raise capital sufficient to fund its commitments and ongoing losses, and ultimately generate profitable operations.

Restatements

During a re-evaluation of the oil and gas assets acquired in the Devon acquisition (see Note 4), the Company determined that an error had been made in the classification of the oil and gas assets acquired.  Specifically, the Company misclassified certain oil and gas leasehold and infrastructure equipment costs as proved within the full cost pool. The Company acquired the assets in an arms-length transaction.  The assets acquired were non-core to the long-term business plans of the selling companies and, consequently, had not been the focus of their ongoing exploration and production efforts.  However, the Company’s business plan for these acquisitions is strategic in nature, with only marginal consideration for the existing production at the time of acquisition.  Since the dates the acquisitions closed, the Company has begun the process of evaluating the exploitation potential of both the conventional and unconventional hydrocarbons in place, as well as formulating an exploitation and development plan based on its ongoing analyses. The Company intends to utilize modern technology and institutional and strategic knowledge of management to optimize the economics of the assets.

Upon consideration of the economic profile of the assets acquired at the time of acquisition, as compared to the Company’s future plans for the assets, the Company believes all oil and gas assets, including related infrastructure equipment, should have been classified as unproved in the Company’s balance sheet. Consequently, the Company believes classifying the assets as unproved is appropriate until such time as the hydrocarbon potential has been evaluated, the Company has completed development of an exploitation and development plan based on evaluation of the reservoir, raised sufficient capital to begin the operational execution of the exploitation and development plan and proved the economic viability of the assets based on successful drilling.  The Company will begin reclassifying these oil and gas assets from unproved to proved if and when the assets are demonstrably economic concurrent with the execution of the Company’s business plan.

The effect of this restatement on the consolidated financial statements included herein is as shown in tabular form below:

	As previously		As
Consolidated Balance Sheet at August 31, 2012	reported	Adjustments	restated
Proved properties	15,232,824	(15,232,824)	-
Unproven properties	6,465,622	15,641,759	22,107,381
Accumulated other comprehensive loss	(7,299)	4,340	(2,959)
Retained earnings (accumulated deficit) during exploration stage	(4,838,081)	404,595	(4,433,486)

Consolidated Statement of Operations for the year ended August 31, 2012
Gas sales, net	251,290	(251,290)	-
Lease operating expenses	(255,143)	255,143	-
Depletion, depreciation and amortization	(400,744)	400,744	-
Net income (loss)	(3,207,121)	404,595	(2,802,526)

Consolidated Statement of Cash Flows for the year ended August 31, 2012
Net income (loss)	(3,207,121)	404,595	(2,802,526)
Depletion, depreciation and amortization	405,084	(405,084)	-
Net cash used in operating activities	(922,624)	3,851	(918,773)
Expenditures on oil and gas properties	(11,200)	(3,851)	(15,051)
Net cash used in investing activities	(300,495)	(3,851)	(304,346)

Notes to the Consolidated Financial Statements at August 31, 2012, Note 4. Oil and Gas Properties
Oil and Gas Acquisition - Kotaneelee Gas Project
Intangibles	6,780,000	(6,780,000)	-
Leasehold costs	581,379	(581,379)	-
Unproved leasehold costs	6,465,623	7,361,379	13,827,001
Capitalized Acquisition, Exploration and Development Costs
KGP – proven properties	15,637,906	(15,637,906)	-
KGP – unproven properties	6,465,623	15,637,906	22,103,529
Expenditures on oil and gas properties	-	3,852	3,851
Unproved oil and gas properties, August 31, 2012	6,465,623	15,641,758	22,107,381

Notes to the Consolidated Financial Statements at August 31, 2012, Note 9. Income Taxes
Reconciliation of Provision for Income Taxes
Canadian-based losses	(469,659)	408,884	(60,775)
Expected recovery of Canadian income tax	140,898	(122,675)	18,233
Valuation allowance	(140,898)	122,675	(18,233)
Significant Components of Deferred Income Taxes
Canadian net operating loss carryforwards	140,898	(122,675)	18,233
Total deferred income tax assets	140,898	(122,675)	18,233
Valuation allowance	(140,898)	122,675	(18,233)
Canadian Non-Capital Loss Carryforwards	720,949	(660,174)	60,775

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements include the accounts of the Company and its three wholly owned subsidiaries after elimination of intercompany balances and transactions. The Company’s interest in oil and gas exploration and production ventures and partnerships are proportionately consolidated. These consolidated financial statements and related notes are presented in accordance with US GAAP, and are expressed in United States dollars. The Company is an exploration stage company as defined by “Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 915, Development Stage Entities.”

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these consolidated financial statements relate to carrying values of oil and gas properties, asset retirement obligations, the valuation of goodwill, determination of fair values of stock-based transactions, deferred income tax rates, and environmental risks and exposures.

Allowance for Doubtful Accounts

The Company routinely assesses the recoverability of all material receivables to determine their collectability. All of the Company's receivables are from joint venture partners. The Company is exposed to a concentration of credit risk with respect to its accounts receivable. The Company believes its financial partners are financially strong and the risk of loss is minimal. The Company accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. As of August 31, 2013 and 2012, the Company had no amount recorded as an allowance for doubtful accounts.

Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Depletion, depreciation and amortization (DD&A) of oil and gas properties is calculated quarterly, using the Units of Production Method (UOP). The UOP calculation, in simplest terms, matches the percentage of estimated proved reserves produced each quarter with the costs of those reserves. The result is to recognize expense at the same pace that the reservoirs are actually depleting. The amortization base in the UOP calculation includes the sum of proved property costs net of accumulated DD&A, estimated future development costs (future costs to access and develop reserves) and asset retirement costs which are not already included in oil and gas property, less related salvage value. Costs of unproved properties are not amortized until the proved reserves associated with the projects can be determined or until impairment occurs. The Company periodically assesses potential impairment of its unproven properties by applying factors based on historical asset experience, average holding periods for unproven properties and other data such as remaining lease terms, and geological and geophysical information.   If an assessment of such properties indicates that properties are impaired, the amount of impairment is added to the capitalized cost base to be amortized.

The capitalized costs included in the full cost pool are subject to a "ceiling test" (based on the average of the first-day-of-the-month prices during the twelve-month period prior to August 31, 2013 pursuant to the SEC’s “Modernization of Oil and Gas Reporting” rule), which limits such costs to the aggregate of the (i) estimated present value, using a ten percent discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions, (ii) the lower of cost or estimated fair value of unproven properties included in the costs being amortized, (iii) the cost of properties not being amortized, less (iv) income tax effects related to differences between the book and tax basis of the cost of properties not being amortized and the cost or estimated fair value of unproved properties included in the costs being amortized. If net capitalized costs exceed this limit, the excess is charged to expense in the current period. At August 31, 2013 and 2012, the Company recorded no write-downs of the carrying value of its proved oil and gas properties.

The Company reviewed its unproven properties for potential impairment as of August 31, 2013 and 2012 and determined that since the estimated fair values of such assets exceeded carrying values no impairment was warranted.  The Company did not drill any oil or gas wells during the two years ended August 31, 2013 and 2012.

Oil and Gas Acquisitions

The Company accounts for the acquisition of oil and gas properties under the requirements of Financial Accounting Standards Board (FASB) ASC Topic 805, Business Combinations (ASC Topic 805), issued in December 2007, with additional guidance issued in April 2009.  ASC Topic 805 requires an acquiring entity to recognize all assets acquired and liabilities assumed at fair value under the acquisition method of accounting, provided they qualify for acquisition accounting under the standard.  The Company accounts for all property acquisitions that include working interests in proved leasehold, both operated and non-operated, that would generate more than an immaterial balance of goodwill as business combinations.  The Company does not apply acquisition accounting to the purchase of oil and gas properties entirely comprised of undeveloped leaseholds, which is in compliance with ASC Topic 805. In large part, however, the Company’s acquisitions of the KGP targeted its high-functioning infrastructure which is capable of being conducted and managed as a business in its hands. In connection with its acquisitions, the Company began its pursuit of the KGP’s principal business activities including the production of outputs, which have access to a proven customer base. Accordingly, the Company has recognized the fair value of all the assets acquired and liabilities assumed in connection with its KGP working interest acquisitions.

The Company adopted ASC Topic 805 effective December 23, 2009.  Accordingly, the Company, on an ongoing basis, conducts assessments of net assets acquired to determine if acquisition accounting is appropriate.  As appropriate, the Company properly records assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions are expensed as incurred.  The Company uses relevant market assumptions to determine fair value and allocate purchase price, such as future commodity pricing for purchased hydrocarbons, market multiples for similar transactions and replacement value for certain equipment.  Many of the assumptions are unobservable.

Asset Retirement Obligations

The Company records asset retirement obligations based on the guidance set forth in ASC Topic 410, as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The estimated balance of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life.

Contingencies And Factors Which May Affect Future Operations

In the course of business affairs and operations, the Company is subject to possible loss contingencies arising from federal, state and local environmental, health and safety laws and regulations and third party litigation.  At August 31, 2013 or 2012, the Company was not party to any legal actions arising incidental to its business nor is it aware of any threatened litigation. There are no matters which, in the opinion of management, will have an adverse effect on the financial position, results of operations or cash flows for the Company.

Long-Lived Assets

The carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Environmental

Oil and gas activities are subject to extensive federal, state and provincial environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when an environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Revenue Recognition

The Company recognizes natural gas revenue under the sales method of accounting for its interests in producing wells as natural gas is produced and sold from those wells. Natural gas sold by the Company is not significantly different from the Company’s share of production. The Company recognizes revenue upon transfer of ownership of the product to the customer which occurs when (i) the product is physically received by the customer, (ii) an invoice is generated which evidences an arrangement between the customer and the Company, (iii) a fixed sales price has been included in such invoice and (iv) collection from such customer is reasonably assured. Gas sales are reported net of applicable production taxes. Since all of the Company’s oil and gas properties are unproven, revenue net of direct operating expenses is offset to the full cost pool.

Stock-Based Compensation

The Company records compensation expense in the consolidated financial statements for stock-based payments using the fair value method. The fair value of stock options granted to directors and employees is determined using the Black-Scholes option valuation model at the time of grant. Fair value for common shares issued for goods or services rendered by non-employees are measured based on the fair value of the goods and services received. Stock-based compensation is expensed with a corresponding increase to share capital.

Income Taxes

Income taxes are determined using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that date of enactment. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes by applying a two-step method. First, it evaluates whether a tax position has met a more likely than not recognition threshold, and second, it measures that tax position to determine the amount of benefit, if any, to be recognized in the financial statements. The application of this method did not have a material effect on the Company's consolidated financial statements.

Foreign Currency Gains and Losses

The Company’s functional and reporting currency is the United States dollar. The functional currency of the Company’s Canadian subsidiary is the Canadian dollar. Financial statements of the Company's Canadian subsidiary are translated to United States dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income as a component of stockholders’ equity. Transaction gains and losses are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. At August 31, 2013 and 2012, the Company had not entered into derivative instruments to offset the impact of foreign currency fluctuations.

Earnings Per Share

The Company presents both basic and diluted earnings per share (“EPS”) on the face of the consolidated statements of operations. Basic EPS is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. The Company’s Diluted EPS amounts differ from Basic EPS for the year ended ended August 31, 2013, as the Company has adjusted the weighted average number of shares outstanding during that period by 1,411,262 shares of one of the Company’s subsidiaries issued in connection with our acquisition of the KGP, which are exchangeable for 1,614,767 shares of the the Company’s restricted common stock. Our Diluted EPS amounts did not differ from Basic EPS during the year ended August 31, 2012, as we generated net losses during that period.

As of August 31, 2013 and 2012, the Company had 1,623,334 and 1,820,204 shares of its common stock available through the exercise of non-dilutive stock warrants, respectively (Note 7).

Recent Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. It does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cash flows.

3.  FAIR VALUE MEASUREMENTS

The Company estimates the fair values of financial and non-financial assets and liabilities under ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC Topic 820”). ASC Topic 820 provides a framework for consistent measurement of fair value for those assets and liabilities already measured at fair value under other accounting pronouncements. Certain specific fair value measurements, such as those related to share-based compensation, are not included in the scope of ASC Topic 820. Primarily, ASC Topic 820 is applicable to assets and liabilities related to financial instruments, to some long-term investments and liabilities, to initial valuations of assets and liabilities acquired in a business combination, and to long-lived assets written down to fair value when they are impaired. It does not apply to oil and natural gas properties accounted for under the full cost method, which are subject to impairment based on SEC rules. ASC Topic 820 applies to assets and liabilities carried at fair value on the consolidated balance sheet, as well as to supplemental fair value information about financial instruments not carried at fair value.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of these techniques requires significant judgment and is primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

●	Level 1 — quoted prices in active markets for identical assets or liabilities.

●
Level 2 — inputs other than quoted prices that are observable for an asset or liability. These include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

●	Level 3 — unobservable inputs that reflect the Company’s own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters.  Where observable prices or inputs are not available, valuation models are applied.  These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Acquired oil and gas properties are reported at fair value on a nonrecurring basis in the Company’s balance sheet.  See Notes 2 and 4, for further discussion of the methods and assumptions used to estimate fair values.

Cash, Cash Equivalents and the Fair Value of Financial Instruments

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.  Cash and cash equivalents totaled $476,522 and $2,206,347 at August 31, 2013 and 2012, respectively. The Company is exposed to a concentration of credit risk with respect to its cash deposits. The Company places cash deposits with highly rated financial institutions in the United States and Canada. At times, cash balances held in financial institutions may be in excess of insured limits. The Company believes the financial institutions are financially strong and the risk of loss is minimal. The Company has not experienced any losses with respect to the related risks and does not believe its exposure to such risks is more than normal.

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash, other receivables, accounts payable, accrued liabilities and demand notes payable approximates their carrying value due to their short-term nature.

4.  OIL AND GAS PROPERTIES

Oil and Gas Acquisition – Kotaneelee Gas Project (the “KGP”)

On October 17, 2012, the Company completed a Share Purchase Agreement (the “Purchase Agreement”) with Nahanni Energy Inc., 1700665 Alberta Ltd., Apex Energy (2000), Inc. and Canada Southern Petroleum #1 L.P. (jointly “Nahanni”) for the acquisition of its entire right and interest (generally a working interest of 30.664%) in the KGP (the “Nahanni Assets”).

The KGP covers 30,542 gross acres in the Yukon Territory in Canada, and includes; a gas dehydration plant (capacity: 70 million cubic feet per day), one shut in gas well, one water disposal well (capacity: 6,000 barrels per day), and two suspended gas wells. The KGP has a fully developed gas gathering, sales and delivery infrastructure, airstrip, roads, flarestack, storage tanks, barge dock and permanent camp facilities.

As consideration for the Nahanni Assets, the Company paid Nahanni approximately $13,761,000. The consideration was comprised of approximately $133,000 in cash ($398,550 offset by $265,950 paid in connection with the acquisition of the Devon Assets in settlement of certain Nahanni indebtedness), 1,614,767 shares of one of the Company’s subsidiaries, which are exchangeable for 1,614,767 shares of the Company’s restricted common stock valued at approximately $4,191,000, and the absorption of approximately $9,437,000 in asset retirement obligations. The number of shares issued by the Company’s subsidiary was calculated by dividing the fair value of the exchangeable shares by the volume weighted average trading price of the Company’s stock for the ten (10) trading days prior to closing the Purchase Agreement.  The fair value of the exchangeable shares has been recorded as additional paid in capital in the Company’s equity. The exchangeable shares enjoy no voting or revenue participation rights in the subsidiary.

On July 18, 2012, the Company completed an acquisition of Devon Canada’s (“Devon”) entire right and interest (generally a working interest of 22.989%, with a working interest of 69.337% in one shut in gas well) in the KGP. As consideration for Devon’s working interest in the KGP, (the “Devon Assets”), the Company paid approximately $23,298,000. The consideration was comprised of $290,000 in cash, 7,250,000 shares of the Company’s restricted common stock valued at $15,950,000, and the absorption of $7,058,000 in asset retirement obligations.

As a result of its purchase of the Nahanni Assets and Devon Assets, the Company now generally owns a 53.65% working interest in the KGP, including a 100% working interest in one shut in gas well.

The Company is pursuing the acquisition of additional working interests in the KGP.

The Company records assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions are expensed as incurred.  The Company uses relevant market assumptions to determine fair value and allocate purchase price, such as future commodity pricing for purchased hydrocarbons, market multiples for similar transactions and replacement value for certain equipment.  Many of the assumptions are unobservable. The Company’s preliminary assessment of the fair value of the Nahanni Assets resulted in a valuation of $25,526,554. As a result of incorporating this information into the purchase price allocation, a gain on bargain purchase of $11,766,787 was recognized in the accompanying consolidated statement of operations. The gain on bargain purchase was primarily attributable to the strategic nature of the divestiture by the motivated seller, coupled with a confluence of certain favorable economic trends in the industry and the geographic region in which the Nahanni Assets are located.

The Company allocated the consideration paid for the Nahanni Assets and Devon assets based upon its assessment of their fair value at the dates of purchase, as follows:

	Fair Value of Assets Acquired
	Nahanni Assets	Devon Assets	Total
Asset Description		(Restated)
Unproven Properties
Unproved leasehold costs	$14,548,787	$13,827,001	$28,375,788
Plant and equipment	8,594,362	6,484,001	15,078,363
Gathering systems	2,383,405	1,788,001	4,171,406
Vehicles	–	4,527	4,527
Unproven Properties	25,526,554	22,103,530	47,630,084
Goodwill	–	1,194,365	1,194,365
Total Assets Acquired - KGP	$25,526,554	$23,297,895	$48,824,449

Capitalized acquisition, exploration and development costs incurred on the KGP during the fiscal years ended August 31, 2013 and 2012 are summarized as follows:

KGP – Unproven Properties

Balance, August 31, 2011	$––
Acquisition costs	22,103,530
Expenditures on oil and gas properties	3,851
Depletion and depreciation	––
Oil and gas property impairment	––
Balance, August 31, 2012	22,107,381
Acquisition costs	25,526,554
Expenditures on oil and gas properties	1,264,031
Depletion and depreciation	––
Oil and gas property impairment	––
Balance, August 31, 2013	$48,897,972

Oil and natural gas revenues and lease operating expenses related to unproved oil and gas properties that are being evaluated for economic viability are offset against the full cost pool until proved reserves are established, or determination is made that the unproved properties are impaired. During the years ended August 31, 2013 and 2012, the full cost pool was increased by $1,264,037 and $3,851, respectively, as a result of lease operating expense, net of oil and gas revenue, from unproven properties.

Capitalized Costs Excluded from Amortization

The following table summarizes costs related to unproved properties that have been excluded from amounts subject to depletion, depreciation, and amortization at August 31, 2013.  The KGP was the only individually significant property and development project included in the Company’s unevaluated property balance.  No impairment occurred as of August 31, 2013 or 2012.  The Company regularly evaluates these costs to determine whether impairment has occurred. The majority of these costs are expected to be evaluated and included in the amortization base before April 2016.

Total Unproven Properties	2013	2012	August 31, 2013
Unproved properties acquired	$25,526,554	$22,103,530	$47,630,084
Unproven development costs	1,264,031	3,851	1,267,882
Total unproven costs	$26,790,585	$22,107,381	$48,897,966

San Miguel Oil Project

On March 31, 2011, the Company initiated oil and gas operations by entry into a Farmout and Participation Agreement which provided for its acquisition of a net working interest ranging from 21.25% to 42.5%, in a 2,629 acre oil and gas lease known as the Matthews Lease, insofar as that lease covers from the surface to the base of the San Miguel formation (the “San Miguel Lease”). The San Miguel Lease is located in Zavala County, Texas, is unproven and has no current production.

During April and May 2011, the Company drilled and completed a test well on the San Miguel Lease (the “Test Well”), performed injection operations and earned its initial interest in the Matthews Lease. The Test Well was drilled into the San Miguel heavy oil zone to a depth of 3,168 feet. The well encountered oil and was completed as a San Miguel producer. After completion, it was determined that the oil was subject to significant viscosity changes related to temperature reductions from formation to recovery at surface. The Test Well was stimulated with nitrified hydrochloric acid and placed on production. Oil viscosity, however, has prohibited economic operation of the Test Well. As a result, during the years ended August 31, 2011 and 2012, the Company recognized losses on the impairment of oil and gas assets of $835,659 and $44,335, respectively. The carrying value of oil and gas properties was likewise reduced to reflect the impairment of the San Miguel Lease.

The Company continues to consider methods to improve production from the Test Well. In the event the Company is unable to substantially improve production, it intends to abandon the Test Well, or actively pursue the sale of its interest in the Matthews Lease.

5.  ASSET RETIREMENT OBLIGATIONS

In connection with its acquisition of the Devon Assets and the Nahanni Assets, the Company acquired $7,057,716 and $9,436,526 in asset retirement obligations, respectively, relating with its portion of the abandonment, reclamation and environmental liabilities associated with the KGP.

On March 31, 2011, the Company initiated oil and gas operations by entry into a Farmout and Participation Agreement which provided for its acquisition of a net working interest ranging from 21.25% to 42.5%, in a 2,629 acre oil and gas lease, insofar as that lease covers from the surface to the base of the San Miguel formation (the “San Miguel Lease”). The San Miguel Lease, which is located in Zavala County, Texas, is unproven and has no current production. The Company incurred $80,000 in asset retirement obligations related to the future plugging and abandonment of a test well on the San Miguel Lease. At August 31, 2013, the Company’s interest in the San Miguel lease was impaired and expensed to the extent of its carrying value, which included the full amount of the associated asset retirement obligation. The entire asset retirement obligation relating to the San Miguel Lease has been classified as a current liability.

The Company has no assets that are legally restricted for purposes of settling asset retirement obligations. As part of the Company’s acquisition of the Devon Assets, it provided Devon a corporate guarantee (the “Guarantee”) in the amount of CAD$10,000,000 (USD$9,980,000) and delivered a letter of credit in the amount of CAD$4,380,000 (USD$4,371,000) to Devon (the “Devon LOC”). The Company also delivered a letter of credit in the amount of CAD$625,000 (USD$624,000) to the government of the Yukon Territory(the “Yukon LOC”). The amounts of the Devon LOC and Yukon LOC reduce the amount of the Guarantee on a dollar-for-dollar basis. The Company is primarily responsible for payment of all asset retirement obligations. The Guarantee, Devon LOC and Yukon LOC are only available to Devon in the event the Company defaults upon its asset retirement obligations relating to the Devon Assets

The following table summarizes the Company’s asset retirement obligation transactions for the fiscal years ended August 31, 2013 and 2012:

Asset Retirement Obligations
Balance, August 31, 2011	$80,000
Liabilities incurred (acquired)	7,057,716
Accretion expense	––
Liabilities (settled)	––
Changes in asset retirement obligations	––
Balance, August 31, 2012	7,137,716
Liabilities incurred (acquired)	9,436,526
Accretion expense	572,508
Liabilities (settled)	––
Changes in asset retirement obligations	––
Total Balance, August 31, 2013	$17,146,750
Total Balance, August 31, 2013 – Current	$80,000
Total Balance, August 31, 2013 – Long Term	$17,066,750

6.   RELATED PARTY TRANSACTIONS

In connection with its acquisition of the Devon Assets, the Company acquired $7,057,716 in asset retirement obligations. To secure this obligation, the Company provided Devon the Guarantee, the Devon LOC, and the Yukon LOC (Note 5). The Guarantee was provided to Devon by the Company’s largest shareholder, Holloman Corporation, in exchange for 3,250,000 shares of its restricted common stock. Likewise, the Devon LOC was provided to Devon by Pacific LNG Operations Ltd. (“PLNG”). PLNG also provided the Yukon LOC to the government of the Yukon Territory. In exchange for the Devon LOC and Yukon LOC the Company issued PLNG 4,000,000 shares of its restricted common stock. Two of the Company’s directors, James Ebeling and Eric Prim are officers of Holloman Corporation, and Henry Aldorf, the Chairman of the Company’s Board of Directors, is a director of PLNG.

Effective January 20, 2011, a company controlled by the Company’s Chief Executive Officer, its Chief Financial Officer, and an unrelated consultant (the “Finders”) entered into an agreement with the Company providing for the payment of finder’s compensation ranging from 5% (on transaction values greater than $1,000,000) to 10% (on transactions valued up to $300,000) on transactions introduced to the Company by or through the Finders for a period of two years (the “Finder’s Fee Agreement”). Under the Finder’s Fee Agreement, compensation is divided between the Finders and the Finders may elect whether the finder’s compensation is payable in cash, or shares of the Company’s restricted common stock. If the Finders elect to receive payment in stock, the shares into which finder’s compensation will be converted will be calculated using the average closing price of the Company’s common stock for the ten trading days preceding the closing date of the transaction to which the compensation relates. The Finder’s Fee Agreement specifically recognizes that the KGP has been presented to the Company by the Finders. During the years ended August 31, 2013 and 2012, finder’s compensation of $844,282 and $755,399 has been accrued under the Finder’s Fee Agreement and recognized as stock based compensation and consulting fees in connection with the Company’s acquisition of the Devon Assets and Nahanni Assets, respectively.

During each of the years ended August 31, 2013 and 2012, management fees totaling $240,000, were incurred with an entity controlled by the Company’s Chief Executive Officer. Under the terms of a consulting agreement, this compensation is payable in equal parts cash and shares of the Company’s restricted common stock (Note 7). The fees were incurred as compensation for services rendered in the normal course of operations. The amount and form of the compensation was established and approved by the Company’s Board of Directors. Amounts of $50,000 and $20,000 of this compensation remained unpaid as of August 31, 2013 and 2012, respectively.

During the year ended August 31, 2012, fees totaling $150,900 were incurred with one of the Company’s directors for services provided as a financial consultant. That director became the Company’s Chief Financial Officer during August 2012. During the year ended August 31, 2013 fees in the amount of $227,272 were paid to that Chief Financial Officer. Of those fees incurred, $9,750 and $28,948 were accrued and unpaid as of August 31, 2013 and 2012, respectively. The fees were incurred as compensation for services rendered in the normal course of operations, were paid at the amount established and agreed to by the related parties, and were approved by the Company’s Board of Directors.

During the years ended August 31, 2013 and 2012, management fees totaling $108,424 and $23,161, respectively were incurred with an entity controlled by the Company’s President. The amount of compensation was established and approved by the Company’s Board of Directors. Amounts of $19,220 and $47,106 of fees and reimbursable expenses remained unpaid as of August 31, 2013 and 2012, respectively.

During fiscal year 2013, management fees totaling $190,624  were incurred with an entity controlled by the Company’s Chief Operating Officer. The amount of compensation was established and approved by the Company’s Board of Directors. A balance of $13,541 remained unpaid as of August 31, 2013. No such fees were incurred during the year ended August 31, 2012.

7.  CAPITAL STOCK AND STOCK-BASED COMPENSATION

Sales of Common Stock and Investment Units

During January and February 2013, the Company sold 350,000 shares of its common stock to two (2) accredited investors at a price of $1.20 per share. Gross proceeds from these private placements totaled $420,000. The Company paid $14,700 in finder’s fees in connection with the sale of these shares.

During October 2012, the Company sold 1,530,666 shares of its common stock to ten (10) accredited investors at a price of $1.20 per share. Gross proceeds from these private placements totaled $1,836,800. The Company paid $64,289 in finder’s fees in connection with the sale of these shares.

During the period from June 2012, through August 2012, the Company sold 2,525,001 shares of its common stock to nineteen (19) accredited investors at a price of $1.20 per share. Proceeds, net of fees of $85,050 from these private placements, totaled $2,944,950. The Company’s President acquired 500,000 shares in the private placement under these terms.

All of the sales of common stock completed from June 2012, through February 2013, were made pursuant to the terms of an offering approved by the Company’s Board of Directors on May 29, 2012.

To secure obligations undertaken in connection with the Company’s acquisition of the Devon Assets, the Company provided Devon the Guarantee, the Devon LOC, and the Yukon LOC (Note 5). The Guarantee was provided to Devon by the Company’s largest shareholder, Holloman Corporation, in exchange for 3,250,000 shares of its restricted common stock with a market value of $2.20 per share. Likewise, the Devon LOC was provided to Devon by Pacific LNG Operations Ltd. (“PLNG”). PLNG is also committed to provide the Yukon LOC to the government of the Yukon Territory. In exchange for the Devon LOC and Yukon LOC the Company issued PLNG 4,000,000 shares of its restricted common stock with a market value of $2.20 per share. The total market value of the 7,250,000 restricted shares provided in connection with acquisition is $15,950,000.

On December 26, 2011, the Company retired $70,000 in non-interest bearing notes payable to an unrelated party. In exchange for the notes, the Company issued 23,334 investment units to the note holder. The investment units were priced at $3.00 each and consisted of one share of the Company’s common stock, and one stock purchase warrant. Each stock purchase warrant entitles the holder to purchase one share of the Company’s common stock at a price of $4.50 per share until November 5, 2013.

Stock-Based Compensation

On August 27, 2012, the Company established a Non-Qualified Stock Option Plan and a Stock Bonus Plan (the “Plans”). The Non-Qualified Stock Option Plan (the “Option Plan”) authorizes the issuance of up to 2,000,000 shares of the Company’s common stock. The Stock Bonus Plan provides for the issuance of up to 350,000 common shares (“Bonus Shares”). Under the Plans, shares may only be issued to employees, directors, officers, consultants and advisors, provided qualifying services are rendered.

The Company has full and final authority in its discretion, subject to the provisions of the Plans, and subject to the approval of its Board of Directors, to determine the individuals to whom, and the time or times at which shares or options shall be granted and the number of such shares or options; to construe and interpret the Plans; to determine the terms and provisions of the respective option agreements, which need not be identical, including, but without limitation, terms covering the payment of the option price; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plans.  All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

The Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that any amendment, termination or suspension may not adversely affect rights or obligations with respect to options or shares previously granted.

Issuance of Options and Bonus Shares

On August 27, 2012, the Company granted options to officers, directors and consultants under the terms shown below. The options were granted pursuant to the Option Plan.

Number of Shares Issuable Upon Exercise of Option	Exercise Price	Vesting Period	First Date Exercisable	Expiration Date
300,000	$2.15	None	8/27/2012	8/27/2014
300,000	$2.30	6 Months	2/27/2013	8/27/2014
300,000	$2.50	2 Years	8/27/2014	8/27/2017
300,000	$2.65	2 Years	8/27/2014	8/27/2017
1,200,000

In applying the Black-Scholes model, the Company used; expected terms of 2-5 years, historical stock price volatility of 67%, a risk-free rate of 4.5% and annual dividend rate of 0%. As a result, the Company determined that the total fair market value of the options granted was $1,131,900 and the weighted-average grant-date fair value per option granted was $0.94.

On August 27, 2012, the Company also issued 300,000 shares of its common stock to officers and directors pursuant to the Stock Bonus Plan. The fair value for shares of common stock given as compensation was the market price of the stock at date of grant. The 300,000 Bonus Shares had a value of $2.07 per share. The Company recognized non-cash management and director’s fees of $621,000 related to the Bonus Shares in the statements of operations during the year ended August 31, 2012.

On January 15, 2013, the Company also authorized the issuance of 50,000 bonus shares of its common stock to its new Chief Operating Officer pursuant to the 2012 Stock Bonus Plan. The Company recognized non-cash management and director’s fees of $97,000, or $1.94 per share related to these Bonus Shares in the statements of operations during the year ended August 31, 2013.

On January 15, 2013, the Company granted its new Chief Operating Officer 400,000 stock options in accordance with its 2012 Non-Qualified Stock Option Plan under the terms shown below:

No. of Shares Issuable Upon Exercise	Exercise Price	Vesting Period	First Date Exercisable	Expiration Date

100,000	$2.30	None	1/15/2013	1/15/2015
100,000	$2.50	1 Year	1/14/2014	1/15/2016
100,000	$2.75	2 Years	1/14/2015	1/15/2017
100,000	$3.00	2.5 Years	7/14/2015	7/15/2017
400,000

The Company applied the Black-Scholes option pricing model to determine the fair market value of the options granted. In applying the model, the Company used the following parameters: contractual lives of 2 to 4.5 years, historical stock price volatility of 65%, a risk-free rate of 4.5% and an annual dividend rate of 0%. As a result, the Company determined that the total fair market value of the options granted was $313,646 and the weighted-average grant-date fair value per option granted was $0.78.

During the years ended August 31, 2013 and 2012, the Company recognized $714,665 and $246,976, respectively, of non-cash expense related to stock-based compensation under the Option Plan. As of August 31, 2013, $483,905 of total unrecognized compensation cost remains under the Option Plan. Of this amount, $437,107 and $46,798 are expected to be recognized during fiscal 2014, and fiscal 2015, respectively.

Options	Shares (000)	Weighted-Average Exercise Price	Weighted-Average Remaining Contract Term (yrs)	Aggregate Intrinsic value
Outstanding – September 1, 2011	––	––
Granted	1,200	$2.40
Exercised	––	––
Forfeited or expired	––	––
Outstanding – August 31, 2012	1,200	$2.40	3.49	$ 0.00
Granted	400	$2.64
Exercised	––	––
Forfeited or expired	––	––
Outstanding – August 31, 2013	1,600	$2.46	3.68	$0.00
Exercisable – August 31, 2013	300	$2.24	1.04	$0.00

The weighted-average grant-date fair value of options granted during the years ended August 31, 2013 and 2012 was $0.78 and $0.94, respectively.

Other Stock-Based Compensation

During the years ended August 31, 2013 and 2012, $120,000 and $323,548 in fees were paid in 64,344 and 160,360 shares of the Company’s restricted common stock at a weighted average conversion prices of $1.87 and $2.02 per share, respectively to entities controlled by the Company’s Chief Executive Officer.

During the year ended August 31, 2013, fees totaling $25,000 were paid using 14,190 shares of the Company’s restricted common stock at a weighted average price of $1.76 to an unrelated consultant.

Stock Warrants and Other

At August 31, 2013, warrants for 23,334 shares of the Company’s common stock were outstanding with a weighted-average remaining life and exercise price of 2.02 months and $4.50, respectively. During the year ended August 31, 2013, no warrants were issued and 596,870 warrants were forfeited. During the year ended August 31, 2012, 23,334 warrants were issued and none were forfeited.

On April 28, 2010, shareholders owning a majority of the Company’s outstanding shares approved a 20 for 1 forward split of its common stock. The forward stock split became effective on June 30, 2010. All references in these financial statements and related notes to number of shares, price per share and weighted average number of shares outstanding prior to this split have been adjusted to reflect the split  on a retroactive basis unless otherwise noted. At no time has the Company issued more common stock than is legally authorized.

8.  INCOME TAXES

The Company is subject to United States federal income taxes at an approximate rate of 35%, and Canadian income taxes at a rate of 30%. The reconciliation of the provision for income taxes at the applicable statutory rate compared to the Company’s income tax expense as reported is as follows:
Statutory tax rates

	Canadian Year Ended August 31, 2013	United States Year Ended August 31, 2013	Canadian Year Ended August 31, 2012	United States Year Ended August 31, 2012
			Restated	Restated
Net income (loss) before taxes	$10,511,160	$(3,928,955)	$(60,775)	$(2,744,7108)

Statutory tax rates	30%	35%	30%	35%

Computed tax benefit (provision) at statuary rates	(3,153,348)	1,375,134	18,233	960,649
Net Operating Loss Carry Forward	373,499	1,515,240	---	---

Valuation Allowance	---	(2,890,374)	(18,233)	(960,649)
Provision for income taxes	$(2,779,849)	$––	$––	$––

The significant components of deferred income tax assets and liabilities at August 31, 2013 and 2012 are as follows:

	Canadian Year Ended August 31, 2013		United States Year Ended August 31, 2013			Canadian Year Ended August 31, 2012	United States Year Ended August 31, 2012
						Restated	Restated
Deferred income tax assets:
Impairment	$	---		$307,998	$	---		$307,998
Organization costs		---		68,312		---		76,732
Accrued salaries		---		36,242		---		---
US net operating loss carryforwards		---		1,339,258		---		545,564
Canadian net operating loss carryforwards		517,585		---		18,233		---
Stock Compensation		---		1,138,564		---		599,273
Total deferred income tax assets		517,585		2,890,374		18,233		1,529,567

Deferred income tax liabilities:
Gain on acquisition of assets		$(3,297,434)	$	---	$	---	$	---
Total deferred income tax liabilities		(3,297,434)		---		---		---

Total net deferred income tax asset (liability)		$(2,779,849)		$2,890,374		$18,233		$1,529,567
Less: valuation allowance		---		(2,890,374)		(18,233)		(1,529,567)
Deferred income tax asset (liability)		$(2,779,849)	$	---	$	---	$	---

During the year ended August 31, 2013, a gain on bargain purchase of $11,766,787 was recognized in the accompanying consolidated statement of operations. The gain on bargain purchase was primarily attributable to the strategic nature of the divestiture by the motivated seller, coupled with a confluence of certain favorable economic trends in the industry and the geographic region in which the Nahanni Assets are located. See Note 4 for additional information regarding the purchase of assets and the related gain. This gain was not recognized for tax purposes.

At August 31, 2013, the Company has accumulated United States non-capital loss carry-forwards of approximately $3,826,451.   At August 31, 2012, the Company had accumulated United States non-capital loss carry-forwards of approximately $1,558,755. The United States loss carry-forwards begin to expire in 2032.

At August 31, 2013, the Company has accumulated Canadian non-capital loss carry-forwards of approximately $1,725,284.   At August 31, 2012, the Company has Canadian non-capital loss carry-forwards of approximately $60,775.  The Canadian loss carry-forwards begin to expire in 2019.

Deferred tax assets have resulted primarily from the Company’s future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion, or all, of the deferred tax asset will be realized.

The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow the utilization of its deductible temporary differences and tax planning strategies. If such estimates and related assumptions change in the future, the Company may be required to record a valuation allowance against its deferred tax asset. Management evaluates the realizablity of the deferred tax assets and the need for a valuation allowance periodically. At this time, based on current facts and circumstances, management believes that it is more likely than not that the Company will realize benefit from its gross deferred tax assets.

The Company has no uncertainties in income tax positions which, in the opinion of its management, need to be recognized in the consolidated financial statements. The Company’s tax returns for all years since inception remain open to review and examination by tax authorities.

9.  SUBSEQUENT EVENTS

Sale of Convertible Notes

On October 30, 2013 the Company sold convertible notes having an aggregate principal amount of $2,255,000 (the “Convertible Notes”), to 22 accredited investors, under the following general terms (the "Convertible Note Offering"):

A.	The maturity date of the Convertible Notes is eighteen months from the date of issuance.

B.	The principal amount of the Convertible Notes is convertible into shares of the Company’s common stock at a price of $1.00 per share.

C.	The Convertible Notes bear interest at 10% per annum payable, at the Company’s election, in cash or shares of its common stock at a rate of $1.25 per share.

D.
The interest rate payable on the Convertible Notes is subject escalation to 12.5% or 15.0% per annum for the entire period during which the Convertible Notes are outstanding, in the event the Company does not complete its migration to a senior stock exchange within 9 or 12 months, respectively, from date of issuance.

E.
The Company also issued stock purchase warrants in connection with the Convertible Note Offering providing for the purchase of up to 1,127,500 shares of its common stock (1 full share for each $2.00 invested in the Convertible Notes”) at an exercise price of $1.25 per share for a period of three years (the "Stock Purchase Warrants”).

In aggregate, 3,382,500 shares of the Company’s common stock (comprised of 2,255,000 shares issuable on conversion of the principal of the Convertible Notes and 1,127,500 shares issuable on exercise of the Stock Purchase Warrants), or such greater number of shares as may be issuable upon election of the interest repayment in common stock under the terms of the Convertible Notes, has been reserved for issuance upon conversion of the Convertible Notes or exercise of the Stock Purchase Warrants in accordance with their terms.

The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the sale of Convertible Notes and Stock Purchase Warrants. The note holders were sophisticated investors who were provided full information regarding its business and operations. There was no general solicitation in connection with the offer or sale of these securities. The certificates representing the Convertible Notes and Stock Purchase Warrants bear a restricted legend providing that they cannot be sold unless pursuant to an effective registration statement or an exemption from registration. Any of the Company’s shares issued in connection with conversion or exercise of these securities will be similarly restricted. The Company paid $176,400 in finder’s fees with respect to the Convertible Note Offering.

Entities controlled by the Company’s Chief Executive Officer and President acquired $50,000 and $150,000 in Convertible Notes, and 25,000 and 75,000 Stock Purchase Warrants, respectively, in the Convertible Note Offering  under these terms.

PART 1 – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS
EFLO ENERGY, INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

	May 31,	August 31,
	2014	2013
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$215,087	$476,522
Accounts receivable, Joint interest owners and other	1,443,851	912,458
Prepaids	36,707	41,565
Other	59,611	19,429
Total current assets	1,755,256	1,449,974

OIL AND GAS PROPERTIES, full cost method, unproven	49,833,036	48,897,972

OTHER ASSETS - Goodwill	1,194,365	1,194,365
Total assets	$52,782,657	$51,542,311

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$4,024,669	$3,117,627
Convertible notes, net of $326,213 of unamortized discount at May 31, 2014	1,928,787	-
Asset retirement obligation - current	80,000	80,000
Total current liabilities	6,033,456	3,197,627

NONCURRENT LIABILITIES
Asset retirement obligations	17,583,889	17,066,750
Deferred income taxes	2,779,849	2,779,849
Total liabilities	26,397,194	23,044,226

STOCKHOLDERS' EQUITY
Capital Stock
Authorized:
10,000,000 preferred shares, par value $0.001 per share
150,000,000 common shares, par value $0.001 per share
Issued and outstanding:
19,648,797 and 19,487,739 common shares at May 31, 2014 and August 31, 2013, respectively	19,649	19,488
Additional paid-in capital	30,184,768	29,153,194
Accumulated other comprehensive loss	(89,198)	(43,488)
Accumulated deficit during the exploration stage	(3,729,756)	(631,109)
Total stockholders' equity	26,385,463	28,498,085

Total liabilities and stockholders' equity	$52,782,657	$51,542,311
The accompanying notes are an integral part of these unaudited consolidated financial statements.

EFLO ENERGY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
					Cumulative results
	Three Months Ended		Nine Months Ended		from July 22, 2008 to
	May 31, 2014	May 31, 2013	May 31, 2014	May 31, 2013	May 31, 2014
EXPENSES
Management and director's fees	197,048	312,958	629,617	875,647	3,019,410
Stock-based compensation expense	96,900	115,979	319,319	1,166,405	2,390,980
Consulting fees	97,465	138,355	342,000	954,330	2,300,420
Professional fees	234,859	101,643	480,764	510,642	1,490,674
Financing fees	-	-	176,400	-	176,400
Office, travel and general	54,470	139,196	291,823	400,841	1,061,570
Accretion of asset retirement obligations	174,098	167,305	517,139	427,121	1,089,648
Oil and gas property impairment	-	-	-	-	879,994
Total Expenses	854,840	975,436	2,757,062	4,334,986	12,409,096

OPERATING LOSS	(854,840)	(975,436)	(2,757,062)	(4,334,986)	(12,409,096)

OTHER INCOME (EXPENSE)
Interest Expense	(204,665)	-	(341,585)	-	(341,585)
Gain on acquisition of assets	-	-	-	11,766,887	11,766,787
Gain on forgiveness of accounts payable	-	28,008	-	28,008	33,987
NET INCOME (LOSS) before taxes	(1,059,505)	(947,428)	(3,098,647)	7,459,909	(949,907)
Provision for income tax	-	-	-	(3,164,790)	(2,779,849)
NET INCOME (LOSS)	$(1,059,505)	$(947,428)	$(3,098,647)	$4,295,119	$(3,729,756)
Foreign currency translation	(12,626)	(6,125)	(45,710)	(38,939)	(89,198)
COMPREHENSIVE INCOME (LOSS)	$(1,072,131)	$(953,553)	$(3,144,357)	$4,256,180	$(3,818,954)

EARNINGS (LOSS) PER SHARE
Basic	$(0.05)	$(0.05)	$(0.16)	$0.23
Diluted	$(0.05)	$(0.05)	$(0.16)	$0.21

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	19,588,206	19,442,842	19,538,745	18,933,752
Diluted	19,588,206	19,442,842	19,538,745	20,276,434
The accompanying notes are an integral part of these unaudited consolidated financial statements.

EFLO ENERGY, INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
			Cumulative results
	Nine Months Ended		from July 22, 2008 to
	May 31, 2014	May 31, 2013	May 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,098,647)	$4,295,119	$(3,729,756)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation and fee payments	340,432	2,006,837	4,610,344
Amortization of convertible note discount	207,590	-	207,590
Unrealized foreign exchange losses	(45,710)	(38,939)	(89,198)
Gain on forgiveness of accounts payable	-	(28,008)	(33,987)
Gain on acquisition of Nahanni assets	-	(11,766,887)	(11,766,787)
Accretion of asset retirement obligations	517,139	427,121	1,089,648
Oil and gas property impairment	-	-	879,994
Deferred income tax provision	-	3,164,790	2,779,849
Changes in working capital items -
Accounts receivable	(531,393)	(646,445)	(1,443,851)
Prepaids and other	(35,323)	181,099	(96,317)
Accounts payable and accrued liabilities	556,227	104,160	1,174,536
Net cash used in operating activities	(2,089,685)	(2,301,153)	(6,417,935)

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures on oil and gas properties, net	(426,750)	(917,631)	(2,083,932)
Acquisition of oil and gas interests	-	(132,600)	(421,895)
Net cash used in investing activities	(426,750)	(1,050,231)	(2,505,827)

CASH FLOWS FROM FINANCING ACTIVITIES
Common stock sold for cash, net of fees	-	2,177,812	6,779,612
Common stock redeemed for cash	-	-	(100)
Proceeds from notes payable	2,255,000	-	2,809,500
Repayments of notes payable	-	-	(484,500)
Loans from related parties	-	-	34,337
Net cash provided by financing activities	2,255,000	2,177,812	9,138,849

INCREASE (DECREASE) IN CASH	(261,435)	(1,173,572)	215,087

CASH, BEGINNING OF PERIOD	476,522	2,206,347	-

CASH, END OF PERIOD	$215,087	$1,032,775	$215,087

SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-
Forgiveness of debt	$-	$-	$9,337
NON-CASH INVESTING ACTIVITIES:
Accrued expenditures on oil and gas properties	$508,314	$-	$508,314
Asset retirement obligation incurred	$-	$-	$80,000
Asset retirement obligation acquired in Devon Acquisition	$-	$-	$7,057,716
Asset retirement obligation acquired in Nahanni acquisition	$-	$9,436,526	$9,436,526
NON-CASH FINANCING ACTIVITIES
Common stock issued as repayment of note payable	$-	$-	$95,000
Common stock issued for services	$157,500	$107,500	$2,091,331
Common stock issued for Devon assets	$-	$-	$15,950,000
Exchangeable shares granted for Nahanni assets	$-	$4,190,643	$4,190,643
The accompanying notes are an integral part of these unaudited consolidated financial statements.

EFLO ENERGY, INC.
(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. BASIS OF PRESENTATION

Unaudited Interim Consolidated Financial Statements

The unaudited interim consolidated financial statements of EFLO Energy, Inc. (the “Company”), have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). They do not include all information and footnotes required by GAAP for complete financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the consolidated financial statements for the year ended August 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the SEC. The unaudited interim consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form 10-K. In the opinion of management, all adjustments considered necessary for fair presentation have been made. Operating results for the three and nine month periods ended May 31, 2014 are not necessarily indicative of the results that may be expected for the year ending August 31, 2014.

Recent Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. It does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cash flows.

2. OIL AND GAS PROPERTIES

Oil and Gas Acquisition – Kotaneelee Gas Project (the “KGP”)

The KGP covers 30,542 gross acres in the Yukon Territory in Canada, and includes; a gas dehydration plant (capacity: 70 MMcf/d), one shut in gas well, one water disposal well (capacity: 6,000 bbl/d), and two suspended gas wells. The KGP has a fully developed gas gathering, sales and delivery infrastructure, airstrip, roads, flarestack, storage tanks, barge dock and a 24 person permanent camp facility. The KGP gas dehydration plant has a processing capacity of 70 MMcf/d, outlet gas compression of 1,200 psig and is tied-in to a 24-inch gas sales line to a gas processing plant in Fort Nelson, British Columbia.

On July 18, 2012, the Company completed an acquisition of Devon Canada’s (“Devon”) entire right and interest (generally a working interest of 22.989%, with a working interest of 69.337% in one shut in gas well) in the KGP. As consideration for Devon’s working interest in the KGP, (the “Devon Assets”), the Company paid approximately $23,298,000. The consideration was comprised of $290,000 in cash, 7,250,000 shares of the Company’s restricted common stock valued at $15,950,000, and the absorption of $7,058,000 in asset retirement obligations.

On October 17, 2012, the Company completed a Share Purchase Agreement with Nahanni Energy Inc., 1700665 Alberta Ltd., Apex Energy (2000), Inc. and Canada Southern Petroleum #1 L.P. (jointly “Nahanni”) for the acquisition of its entire right and interest (generally a working interest of 30.664%) in the KGP (the “Nahanni Assets”) which, in addition to the 69.337% working interest acquired from Devon on July 18, 2012, provided us with a 100% interest in one shut in gas well in the KGP.

As consideration for the Nahanni Assets, the Company paid Nahanni approximately $13,761,000. The consideration was comprised of approximately $133,000 in cash ($398,550 offset by $265,950 paid in connection with the acquisition of the Devon Assets in settlement of certain Nahanni indebtedness), 1,614,767 shares of one of the Company’s subsidiaries, which are exchangeable for 1,614,767 shares of the Company’s restricted common stock valued at approximately $4,191,000, and the absorption of approximately $9,437,000 in asset retirement obligations. The number of shares issued by the Company’s subsidiary was calculated by dividing the fair value of the exchangeable shares by the volume weighted average trading price of the Company’s stock for the ten (10) trading days prior to closing the Purchase Agreement. The fair value of the exchangeable shares has been recorded as additional paid in capital in the Company’s equity. The exchangeable shares enjoy no voting or revenue participation rights in the subsidiary.

As a result of its purchase of the Nahanni Assets and Devon Assets, the Company now generally owns a 53.65% working interest in the KGP, including a 100% working interest in one shut in gas well.

The Company is pursuing the acquisition of additional working interests in the KGP.

The Company records assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions are expensed as incurred. The Company uses relevant market assumptions to determine fair value and allocate purchase price, such as future commodity pricing for purchased hydrocarbons, market multiples for similar transactions and replacement value for certain equipment. Many of the assumptions are unobservable. The Company’s preliminary assessment of the fair value of the Nahanni Assets and the Devon Assets resulted in a valuation of $25,526,554 and $22,103,530, respectively. As a result of the Company’s purchase price allocation, it recognized a gain on bargain purchase of $11,766,787 on the Nahanni Assets. The gain on bargain purchase was primarily attributable to the strategic nature of the divestiture by the motivated seller, coupled with a confluence of certain favorable economic trends in the industry and the geographic region in which the Nahanni Assets are located. The excess of the consideration paid over the estimated fair value of the Devon Assets was $1,194,365. The Company has recorded this amount as goodwill.

The Company allocated the consideration paid for the Nahanni Assets and Devon assets based upon its assessment of their fair value at the dates of purchase, as follows:

	Fair Value of Assets Acquired
	Nahanni Assets	Devon Assets	Total
Asset Description
Unproven Properties
Unproved leasehold costs	$14,548,787	$13,827,001	$28,375,788
Plant and equipment	8,594,362	6,484,001	15,078,363
Gathering systems	2,383,405	1,788,001	4,171,406
Vehicles	–	4,527	4,527
	25,526,554	22,103,530	47,630,084
Goodwill	–	1,194,365	1,194,365
Total Assets Acquired - KGP	$25,526,554	$23,297,895	$48,824,449

Oil and natural gas revenues and lease operating expenses related to unproved oil and gas properties that are being evaluated for economic viability are offset against the full cost pool until proved reserves are established, or determination is made that the unproved properties are impaired. During the three and nine month periods ended May 31, 2014, the Company offset $310,741 and $935,064, respectively of lease operating expense, net of oil and gas revenue, into the full cost pool related to its unproven interests.

3. ASSET RETIREMENT OBLIGATIONS

In connection with its acquisition of the Nahanni Assets and the Devon Assets, the Company acquired $9,436,526 and $7,057,716 in asset retirement obligations, respectively, relating to its portion of the abandonment, reclamation and environmental liabilities associated with the KGP.

On March 31, 2011, the Company initiated oil and gas operations by entry into a Farmout and Participation Agreement which provided for its acquisition of a net working interest ranging from 21.25% to 42.5%, in a 2,629 acre oil and gas lease, insofar as that lease covers from the surface to the base of the San Miguel formation (the “San Miguel Lease”). The San Miguel Lease, which is located in Zavala County, Texas, is unproven and has no current production. The Company recorded $80,000 in asset retirement obligations related to the future plugging and abandonment of a test well on the San Miguel Lease. At May 31, 2014, the Company’s interest in the San Miguel lease was impaired and expensed to the extent of its carrying value, which included the full amount of the associated asset retirement obligation. The entire asset retirement obligation relating to the San Miguel Lease has been classified as a current liability.

The Company has no assets that are legally restricted for purposes of settling asset retirement obligations. As part of the Company’s acquisition of the Devon Assets, it provided Devon a corporate guarantee (the “Guarantee”) in the amount of CAD$10,000,000 (USD$9,225,000) and delivered a letter of credit in the amount of CAD$4,380,000 (USD$4,041,000) to Devon (the “Devon LOC”). The Company also delivered a letter of credit in the amount of CAD$625,000 (USD$577,000) to the government of the Yukon Territory (the “Yukon LOC”). The amounts of the Devon LOC and Yukon LOC reduce the amount of the Guarantee on a dollar-for-dollar basis. The Company is primarily responsible for payment of all asset retirement obligations. The Guarantee, Devon LOC and Yukon LOC are only available to Devon in the event the Company defaults upon its asset retirement obligations relating to the Devon Assets.

The following table summarizes amounts comprising the Company’s asset retirement obligations as of May 31, 2014:

Asset Retirement Obligations
Balance, August 31, 2012	$7,137,716
Liabilities incurred (acquired)	9,436,526
Accretion expense	572,508
Liabilities (settled)	––
Changes in asset retirement obligations	––
Balance, August 31, 2013	17,146,750
Liabilities incurred (acquired)	––
Accretion expense	517,139
Liabilities (settled)	––
Changes in asset retirement obligations	––
Total Balance, May 31, 2014	$17,663,889
Total Balance, May 31, 2014 – Current	$80,000
Total Balance, May 31, 2014 – Long Term	$17,583,889

4. CONVERTIBLE NOTES PAYABLE

On October 30, 2013 the Company sold convertible notes having an aggregate principal amount of $2,255,000 (the “2013 Convertible Notes”), to 22 accredited investors, under the following general terms (the " 2013 Convertible Note Offering"):

●	the maturity date of the 2013 Convertible Notes is April 30, 2015;
●	the principal amount of the 2013 Convertible Notes is convertible into shares of the Company’s common stock at a price of $1.00 per share;
●	the 2013 Convertible Notes bear interest at 10% per annum payable, at the Company’s election, in cash or shares of its common stock at a rate of $1.25 per share;
●
the interest rate payable on the 2013 Convertible Notes will escalate to 12.5% or 15.0% per annum for the entire period during which the 2013 Convertible Notes are outstanding, in the event the Company does not complete its migration to a senior stock exchange (which may include the TSX Venture Exchange in Canada) by July 30, 2014 or October 31, 2014 , respectively, from date of issuance; and

●
the Company also issued stock purchase warrants in connection with the 2013 Convertible Note Offering providing for the purchase of up to 1,127,500 shares of its common stock (1 full share for each $2.00 invested in the 2013 Convertible Notes”) at an exercise price of $1.25 per share for a period of three years (the "Stock Purchase Warrants”).

In the event the Company completes its migration to a senior stock exchange after July 30, 2014 but before October 31, 2014, the interest the Company will pay on the convertible notes from the date of the issuance until maturity, assuming none of the notes are converted into shares of the Company’s common stock, will be $422,812.

In the event the Company does not complete its migration to a senior stock exchange by October 31, 2014, the interest the Company will pay on the convertible notes from the date of the issuance until maturity, assuming none of the notes are converted into shares of the Company’s common stock, will be $507,375.

The Company applied the Black-Scholes option pricing model to determine the fair market value of the stock purchase warrants issued in connection with the 2013 Convertible Note Offering. In applying the model, the Company used the following parameters: contractual lives of 3 years, historical stock price volatility of 73%, a risk-free rate of 4.5% and an annual dividend rate of 0%. As a result, the Company determined that the total fair market value of the Stock Purchase Warrants was $533,803, and that amount was recognized as a discount against the principal of 2013 Convertible Notes. During the three and nine month periods ended May 31, 2014, $147,800 and $207,590, respectively, of the 2013 Convertible Note discount was amortized to interest expense. At May 31, 2014, the principal balance on the 2013 Convertible Notes, net of discount was $1,928,787, all of which is considered a current liability.

During the nine months ended May 31, 2014, the Company also paid $176,400 in finder’s fees and recognized $132,148 in interest expense relating to the 2013 Convertible Notes. During the three months ended May 31, 2014, the Company recognized $56,375 in interest expense relating to the 2013 Convertible Notes.

5. CAPITAL STOCK AND STOCK-BASED COMPENSATION

Sales of Common Stock

During the three and nine months ended May 31, 2014 fees totaling $52,500 and $157,500, were paid using 61,257 and 161,058 shares of the Company’s restricted common stock, at weighted average prices of $0.857 and $0.978 per share, respectively. During the three and nine months ended May 31, 2013, fees totaling $37,500 and $107,500 were paid using 20,789 and 54,200 shares of the Company’s restricted common stock at weighted average prices of $1.80 and $1.98 per share, respectively.

Sale of Convertible Notes

On October 30, 2013 the Company issued 2013 Convertible Notes having an aggregate principal amount of $2,255,000. The Company also issued the Stock Purchase Warrants in connection with the 2013 Convertible Note Offering providing for the purchase of up to 1,127,500 shares of its common stock (1 full share for each $2.00 invested in the 2013 Convertible Notes) at an exercise price of $1.25 per share for a period of three years (see Note 4).

In aggregate, 3,382,500 shares of the Company’s common stock (comprised of 2,255,000 shares issuable on conversion of the principal of the Convertible Notes and 1,127,500 shares issuable on exercise of the Stock Purchase Warrants), or such greater number of shares as may be issuable upon election of the interest repayment in common stock under the terms of the 2013 Convertible Notes, have been reserved for issuance upon conversion of the Convertible Notes or exercise of the Stock Purchase Warrants in accordance with their terms.

The Company paid $176,400 in finder’s fees in connection with the 2013 Convertible Note Offering which were expensed as financing costs.

Stock-Based Compensation

During the three and nine months ended May 31, 2014, the Company recognized $103,928 and $340,432, respectively, of non-cash expense related to stock-based compensation under its 2012 Non-Qualified Stock Option Plan (the “Option Plan”). As of May 31, 2014, $143,474 of total unrecognized compensation cost remains under the Option Plan. Of this amount, $96,676 and $46,798 are expected to be recognized during fiscal 2014, and fiscal 2015, respectively.

During the three and nine months ended May 31, 2013, the Company recognized $123,016 and $591,648 respectively, of non-cash expense related to stock-based compensation under the Option Plan. On January 15, 2013, the Company also authorized the issuance of 50,000 bonus shares of its common stock to its new Chief Operating Officer pursuant to the 2012 Stock Bonus Plan. The fair market value of these bonus shares was $97,000 or $1.94 per share at that date. Stock-based compensation recognized during the nine months ended May 31, 2013 also includes $516,919 earned by a company controlled by the Company’s Chief Executive Officer, and its Chief Financial Officer, under the terms of the Finders Fees Agreement (see Note 6).

6. RELATED PARTY TRANSACTIONS

Effective January 20, 2011, a company controlled by the Company’s Chief Executive Officer, its Chief Financial Officer, and an unrelated consultant (the “Finders”) entered into an agreement with the Company providing for the payment of finder’s compensation ranging from 5% (on transaction values greater than $1,000,000) to 10% (on transactions valued up to $300,000) on transactions introduced to the Company by or through the Finders for a period of two years (the “Finder’s Fee Agreement”). Under the Finder’s Fee Agreement, compensation is divided between the Finders and the Finders may elect whether the finder’s compensation is payable in cash, or shares of the Company’s restricted common stock. If the Finders elect to receive payment in stock, the shares into which finder’s compensation will be converted will be calculated using the average closing price of the Company’s common stock for the ten trading days preceding the closing date of the transaction to which the compensation relates. The Finder’s Fee Agreement specifically recognizes that the KGP has been presented to the Company by the Finders. During the nine months ended May 31, 2013, finder’s compensation of $755,399 was accrued under the Finder’s Fee Agreement in connection with the Company’s acquisition of the Nahanni Assets. No such fees were incurred during nine months ended May 31, 2014.

Effective September 1, 2013, the Company executed an administrative services agreement with its largest shareholder, Holloman Corporation. Under this agreement, fees of $5,000 per month are payable to Holloman Corporation covering; office and meeting space, supplies, utilities, office equipment, network access and other administrative facilities costs. These fees are payable quarterly in shares of the Company’s restricted common stock at the closing price of the stock on the last trading-day of the applicable monthly billing period. This administrative services agreement can be terminated by either party with 30-day notice. Proceeds from this administrative service agreement have been assigned to a wholly owned subsidiary of Holloman Corporation.

Of the fees paid in stock during the three and nine month periods ended May 31, 2014 (see Note 5) consulting fees in the amount of $30,000 and $90,000, respectively, were earned by an entity controlled by the Company’s Chief Executive Officer, and fees in the amounts of $15,000 and $45,000, respectively, were paid to a subsidiary of the Company’s largest shareholder under the terms an administrative services agreement.

Of the fees paid in stock during the three and nine month periods ended May 31, 2013, consulting fees in the amounts of $30,000 and $90,000, respectively, were earned by an entity controlled by the Company’s Chief Executive Officer.

The Company’s Chief Executive Officer and President purchased $50,000 in 2013 Convertible Notes (including 25,000 Stock Purchase Warrants) and $150,000 in 2013 Convertible Notes (including 75,000 Stock Purchase Warrants), respectively, in the 2013 Convertible Note Offering (See Note 4).

7. SUBSEQUENT EVENTS

Notes Payable

During June 2014, the Company sold convertible notes having an aggregate principal amount of $1,400,000 (the “2014 Convertible Notes”), to two accredited investors, and one non-accredited investor, under the following general terms (the “2014 Convertible Note Offering”):

●	the maturity date of the 2014 Convertible Notes is December 31, 2014;

●
at the option of the note holder, the principal amount of the 2014 Convertible Notes may be convertible into shares of the Company’s common stock at a price per share to be determined in connection with the Company’s planned offering of shares upon migration to a senior stock exchange (which may include the TSX Venture Exchange in Canada), less a 10% discount (the “2014 Conversion Right”);

●	a 6% financing fee on the principal sum of the 2014 Convertible Notes, is payable:

a.	in the event the note holder exercises its 2014 Conversion Right, in 69,422 shares of the Company’s common stock; or

b.	in the event the note holder does not exercise its 2014 Conversion Right, at the option of the note holder, in cash or in 69,422 shares of the Company’s common stock.

●
the 2014 Convertible Notes are non-interest bearing so long as they are paid or converted prior to December 31, 2014. In the event of default, or if a 2014 Convertible Note is not paid, or converted on or before December 31, 2014:

a.	the notes will bear interest at 10% per annum, payable monthly; and

b.
an additional 4% financing fee (the Default Financing Fee) on the then outstanding principal balance of the 2014 Convertible Notes shall become due and payable. The Company is obligated to pay the Default Financing Fee in common shares at a conversion price equal to the closing market price of the common shares on the date of an event of default, or December 31, 2014, whichever is earliest.

Companies affiliated with the Company’s Chairman and one of its Directors purchased $1,000,000 and $350,000 in 2014 Convertible Notes, respectively, in the 2014 Convertible Note Offering.

Unregistered Sales of Securities

On June 2, 2014, $25,000 in principal payable on the 2013 Convertible Notes was converted to 25,000 shares of the Company’s common stock at a conversion price of $1.00 per share.

On June 2, 2014 James Hutton resigned as the Company’s President. On that date, $54,350 in fees remained payable to Hutton Capital Corp. (“Hutton Capital”), an entity controlled by Mr. Hutton. The Company issued Hutton Capital 67,938 shares of its restricted common stock in payment of those fees. The Company also granted Hutton Capital 100,000 shares of its common stock as additional compensation for Mr. Hutton’s efforts while serving as its President. On June 2, 2014, the closing price of the Company’s common stock was $0.80 per share.

During June 2014, the Company sold an aggregate principal amount of $1,400,000 in connection with the 2014 Convertible Note Offering (see discussion above).

The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the sale of these securities.

APPENDIX "B"

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee is to assist the Board of Directors' oversight of:

●	the integrity of the Company's financial statements;

●	the Company's compliance with legal and regulatory requirements;

●	the independent auditor's qualifications and independence; and

●	the performance of the Company's internal audit function and independent auditors.

Structure and Membership

Number. The Company’s goal shall be the formulation of an Audit Committee consisting of at least three independent members of the Board of Directors in accordance with SEC Rule 10a-3.

Independence. Except as otherwise permitted by the Sarbanes-Oxley Act of 2002 and the applicable rules thereunder, each member of the Audit Committee shall be “independent” as defined by such Act and rules.

 Financial Literacy. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee.  At least one member of the Audit Committee shall be a “financial expert” as defined by Section 803.B of The American Stock Exchange Company Guide and applicable SEC rules.

Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors.  No member of the Audit Committee may receive any compensation from the Company other than director's fees.

Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors.  The Board of Directors may remove members of the Audit Committee, with or without cause.

AUTHORITY AND RESPONSIBILITIES

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company's management and the independent auditor, in accordance with its business judgment.

Oversight of Independent Auditors

Selection. The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the independent auditors as set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and the applicable rules thereunder.

Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall engage in an active dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

Compensation. The Audit Committee shall be directly responsible for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

Pre-approval of Services. The Audit Committee shall pre-approve all auditing services, which may entail providing comfort letters in connection with securities underwritings, and non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act of 2002 and the applicable rules thereunder) to be provided to the Company by the independent auditor. The Audit Committee shall cause the Company to disclose in its SEC periodic reports the approval by the Audit Committee of any non-audit services to be performed by the independent auditor.

Oversight. The independent auditor shall report directly to the Audit Committee and the Audit Committee shall be directly responsible for oversight of the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate:

obtain and review the reports required to be made by the independent auditor pursuant to paragraph (k) of Section 10A of the Securities Exchange Act of 1934 regarding:

●	critical accounting policies and practices;

●
alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

●	other material written communications between the independent auditor and Company management.

Review of Audited Financial Statements

Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company's management and independent auditor the Company's audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K.

Audit Committee Report. The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 407 of Regulation S-K.

Review of Other Financial Disclosures

Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor's review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor's review of interim financial information.

  Controls and Procedures

Oversight. The Audit Committee shall coordinate the Board of Director's oversight of the Company's internal accounting controls, the Company's disclosure controls and procedures and the Company's code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder) and Rule 13a-14 of the Exchange Act.

Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Related-Party Transactions. The Audit Committee shall review and, prior to the Company's engaging in such transaction, must approve all related-party transactions.

Procedures and Administration

Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities, but not less than four (4) times a year. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to pre-approve audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Independent Advisors. The Audit Committee shall have the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

PART II
Information Not Required in Prospectus

Item 13.             Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered.

SEC Filing Fee	$2,757
Canadian Securities Commission Fees	$28,000
Canadian Stock Exchange Fees	$65,000
Printing	$5,000
Legal Fees and Expenses	$325,000
Accounting Fees and Expenses	$30,000
Miscellaneous	$19,243
TOTAL	$475,000

All expenses other than the SEC filing fee are estimated.

Item 14.             Indemnification of Officers and Directors.

           Pursuant to Nevada law, the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Item 15.           Recent Sales of Unregistered Securities.

During March 2011, the Company sold 390,000 units at a price of $3.00 per unit.  Each unit consisted of one share of the Company’s common stock, and one stock purchase warrant. Each stock purchase warrant entitled the holder to purchase one share of the Company’s common stock at a price of $4.50 per share until April 1, 2013. Proceeds from the private placement totaled $1,170,000, all of which was paid in cash. The Company paid $46,800 in finder’s fees in connection with the sale of the units.

During May 2011, the Company sold 120,000 units at a price of $3.00 per unit.  Each unit consisted of one share of the Company’s common stock, and one stock purchase warrant. Each stock purchase warrant entitled the holder to purchase one share of the Company’s common stock at a price of $4.50 per share until April 15, 2013. Proceeds from the private placement totaled $360,000, all of which was paid in cash. The Company paid $2,4,00 in finder’s fees in connection with the sale of the units.

On December 26, 2011, the Company issued 23,334 units at a price of $3.00 per unit in exchange for non-interest bearing notes in the principal amount of $70,000 payable to an unrelated party.  Each unit consisted of one share of the Company’s common stock, and one stock purchase warrant. Each stock purchase warrant entitled the holder to purchase one share of the Company’s common stock at a price of $4.50 per share until November 5, 2013.

During the period from June 2012, through August 2012, the Company sold 2,525,001 shares of its common stock to accredited investors at a price of $1.20 per share.  Gross proceeds from the private placement totaled $3,030,000. The Company paid $85,050 in fees in connection with the sale of these shares.

On July 18, 2012 the Company issued 7,250,000 shares of its common stock with a market value of $2.20 per share in connection with the acquisition of Devon’s interest in the KGP.  The total market value of the 7,250,000 shares issued in connection with acquisition was $15,950,000

During the year ended August 31, 2012, $323,548 in fees were paid by issuing 160,360 shares of our common stock at a weighted average price of $2.02 per share to an entity controlled by our Chief Executive Officer.  In addition, 300,000 shares of our common stock, with a fair market value of $2.07 per share, were issued to our officers and directors in connection with the 2012 Stock Bonus Plan.

During October 2012, the Company sold 1,530,666 shares of its common stock to accredited investors at a price of $1.20 per share. Gross proceeds from the private placement totaled $1,836,800. The Company paid $64,289 in finder’s fees in connection with the sale of these shares.

During January and February 2013, the Company sold 350,000 shares of its common stock to accredited investors at a price of $1.20 per share. Gross proceeds from the private placement totaled $420,000. The Company paid $14,700 in finder’s fees in connection with the sale of these shares.

During the year ended August 31, 2013, $120,000 in fees were paid by issuing 64,344 shares of the Company’s common stock at a weighted average price of $1.87 per share to an entity controlled by our Chief Executive Officer.

During the year ended August 31, 2013, fees totaling $25,000 were paid by issuing 14,190 shares of the Company’s restricted common stock at a weighted average price of $1.76 per share to an unrelated consultant.

On October 30, 2013, the Company sold convertible notes having an aggregate principal amount of $2,255,000 (the “Convertible Notes”), to accredited investors, under the following general terms (the "Convertible Note Offering"):

A.           The maturity date of the Convertible Notes is eighteen months from the date of issuance.

B.           The principal amount of the Convertible Notes is convertible into shares of the Company’s common stock at a price of $1.00 per share.

C.           The Convertible Notes bear interest at 10% per annum payable, at the Company’s election, in cash or shares of the Company’s common stock at a rate of $1.25 per share.

D.           The interest rate payable on the Convertible Notes is subject escalation to 12.5% or 15.0% per annum for the entire period during which the Convertible Notes are outstanding in the event the Company does not complete its migration to a senior stock exchange within 9 or 12 months, respectively, from date of issuance.

E.            The Company issued stock purchase warrants in connection with the 2013 Convertible Note Offering providing for the purchase of up to 1,127,500 shares of common stock, (one full share for each $2.00 invested in the 2013 Convertible Notes at an exercise price of $1.25 per share for a period of three years (the "Warrants”).

In total, 3,382,500 shares of the Company’s common stock (comprised of 2,255,000 shares issuable on conversion of the principal of the 2013 Convertible Notes and 1,127,500 shares issuable on exercise of the Warrants), or such greater number of shares as may be issuable upon election of the interest repayment in common stock under the terms of the 2013 Convertible Notes, has been reserved for issuance upon conversion of the 2013 Convertible Notes or exercise of the Warrants in accordance with their terms.

The Company paid $176,400 in finder’s fees with respect to the 2013 Convertible Note Offering.

During the three months ended November 30, 2013, fees totaling $52,500 were paid using 50,909 shares of the Company’s restricted common stock at a weighted average price of $1.031 per share in connection with ongoing consulting agreements with our Chief Executive Officer and an unrelated consultant, and in satisfaction of an administrative services agreement with our largest shareholder.

During the three months ended February 28, 2014, fees totaling $52,500 were paid using 48,892 shares of the Company’s restricted common stock at a weighted average price of $1.074 per share in connection with ongoing consulting agreements with our Chief Executive Officer and an unrelated consultant, and in satisfaction of an administrative services agreement with our largest shareholder.

During the three months ended May 31, 2014, fees totaling $52,500 were paid using 61,257 shares of the Company’s restricted common stock at a weighted average price of $0.857 per share in connection with ongoing consulting agreements with our Chief Executive Officer and an unrelated consultant, and in satisfaction of an administrative services agreement with our largest shareholder.

On June 2, 2014, 25,000 shares of our common stock were issued at $1.00 per share upon the conversion of $25,000 in principal payable in connection with our 2013 Convertible Notes.

On June 2, 2014 James Hutton resigned from his position as our President. On that date, $54,350 in fees remained payable to a corporation controlled by Mr. Hutton in connection with his services.  We issued Mr. Hutton 67,398 shares of our restricted common stock in payment of those fees. Our Board of Directors also granted Mr. Hutton 100,000 shares of our common stock as additional compensation for his efforts while serving as our President. On June 2, 2014, the closing price of our common stock was $0.80 per share.

On June 12, 2014, we sold convertible notes having an aggregate principal amount of $1,350,000, to 2 accredited investors. See the 2014 Convertible Notes - Company History section of this Prospectus for further discussion.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 with respect to the sale of the securities above. The purchasers and recipients of the securities were sophisticated investors who were provided full information regarding the Company’s business and operations. There was no general solicitation in connection with the offer or sale of these securities. Any certificates representing the securities bear restricted legends providing that they cannot be sold unless pursuant to an effective registration statement or an exemption from registration. Any shares issued in connection with conversion or exercise of these securities was or will be similarly restricted.

Item 16.                 Exhibits.

The following Exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit Name
1.	Agency Agreement (to be filed by amendment)
3.1.1	Articles of Incorporation(1)
3.1.2	Amendment to Articles of Incorporation(2)
3.2	Bylaws(3)
4.0	Form of Convertible Notes – October 30, 2013 (5)
4.1	Form of Convertible Note – June 12, 2014 (6)
5	Opinion of Hart & Hart, LLC (7)
10.1	Agreement of Purchase and Sale between Devon Canada and EFL Overseas, Inc.(4)
10.2	Share Purchase Agreement between Nahanni Energy et.al and EFL Overseas, Inc. (4)
10.3	Kotaneelee Closing Agreement between Devon Canada and EFL Overseas, Inc. (4)
10.4
Joint Operating Agreement dated as of May 28, 1959 originally among Canada Southern Petroleum Ltd., Magellan Petroleum Corporation, Oil Investments, Inc., Home Oil Company Limited, Kern County Land Company, Alminex Limited, United Oils, Limited and Signal Oil and Gas Company, as amended April 1, 1966 and February 1, 1977 (7)

10.5
Kotaneelee Production Facilities Construction Ownership and Operating Agreement effective as of December 1, 1980 originally among Amoco Canada Petroleum Company Ltd., Canadian Superior Oil Ltd., Columbia Gas Development of Canada Ltd., Amoco Canada Resources Ltd., and Esso Resources Canada Limited. (7)

10.6	Warrant – Canacord Genuity Corp. (to be filed by amendment).
10.7	Warrant – Clarion Finance PTE Ltd. (to be filed by amendment)
10.8	Escrow Agreement with Computershare Trust Company (to be filed by amendment)
14.1	Code of Ethics for Principal Executive and Senior Financial Officers(4))
21.1
As of February 28, 2014, we had four consolidated subsidiaries;
  EFLO Energy Yukon Ltd., a Canadian Corporation (100% owned)
  1693730 Alberta Ltd, a Canadian Corporation (voting stock 100% owned)
  1693731 Alberta Ltd, a Canadian Corporation (100% owned)
  1700665 Alberta Ltd, a Canadian Corporation (100% owned by 1693730 Alberta Ltd)

23.1	Consent of Hart & Hart, LLC (7)
23.2	Consent of Weaver and Tidwell, L.L.P.
99.1	Audit Committee Charter(4)

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 dated November 12, 2008.
(2)	Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K report dated April 28, 2010.
(3)	Incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K report dated April 28, 2010.
(4)	Incorporated by reference to Exhibit 14.1 to the Company’s Form10-K report for the year ended August 31, 2012, filed November 29, 2012.
(5)	Incorporated by reference to Exhibit 4 to the Company’s Form 10-Q report for the quarter ended November 30, 2013, filed January 14, 2014.
(6)	Filed with initial registration statement.
(7)	Filed with amendment no. 1 to registration statement.

Item 17.                  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)         If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)         If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned  registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the  17th day of September, 2014.

EFLO ENERGY, INC.

By:	/s/ Keith Macdonald
Keith Macdonald,
Principal Executive Officer

By:	/s/ Robert Wesolek,
Robert Wesolek,
Principal Financial and Accounting Officer

       In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Keith Macdonald	Principal Executive	September 17, 2014
Keith Macdonald	Officer and a Director

/s/Robert Wesolek	Principal Financial and
Robert Wesolek	Accounting Officer and	September 17, 2014
a Director

/s/ Henry Aldorf	Director	September 17, 2014
Henry Aldorf

/s/ James Hutton	Director	September 17, 2014
James Hutton

Director
Eric Prim

/s/ James Ebeling	Director	September 17, 2014
James Ebeling